Form 10-K405, Exhibit 13
period 1996-12-31
FIRST MUTUAL BANCORP INC
filed 1997-03-31
CIK 934738

                                      EXHIBIT 13

                            ANNUAL REPORT OF STOCKHOLDERS

                    [EXCERPTS FROM ANNUAL REPORT TO STOCKHOLDERS]

          MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock is traded on the NASDAQ National Market under the symbol "FMBD." The table below shows the reported high and low bid information for the Common Stock during 1996 and 1995. The Common Stock began trading on June 30, 1995. Therefore, prices for the first and second quarter in 1995 are not applicable. The information presented may not represent actual transactions and does not reflect inter-dealer prices, retail markups, markdowns, or commissions.

                               1996                           1995
                        ------------------            ------------------
                        HIGH           LOW            HIGH           LOW
                        ----           ---            ----           ---

    First Quarter       $14 1/4        $12 3/8        N/A            N/A
    Second Quarter      13             11 3/4         N/A            N/A
    Third Quarter       13 3/8         11 5/8         $13            $11 1/8
    Fourth Quarter      15 1/2         13             14 3/4         12 1/4

    As of December 31, 1996, the Company had approximately 733 stockholders of record. This does not reflect the number of persons whose stock is in nominee or "street" name.

    The table below shows the frequency and amount of cash dividends paid by the Company on the Company's Common Stock in 1996 and 1995.

                                  1996           1995
                             --------------      ----
         First Quarter       $.07 per share      N/A
         Second Quarter      $.07 per share      N/A
         Third Quarter       $.07 per share      N/A
         Fourth Quarter      $.08 per share      $.07 per share

                    SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables set forth selected historical financial and other data of the Company for the periods and at the dates indicated. The information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company contained elsewhere herein.


SELECTED FINANCIAL CONDITION DATA                                             AT DECEMBER 31,
                                                       ------------------------------------------------------------
                                                         1996          1995        1994         1993        1992
                                                      ----------    ----------  ----------   ----------  ----------
                                                                             (IN THOUSANDS)

Total assets. . . . . . . . . . . . . . . . . . . . .   $331,776     $275,676    $250,402     $231,211    $237,701
Securities available for sale . . . . . . . . . . . .      4,000        9,038          --           --          --
Securities held to maturity . . . . . . . . . . . . .     19,007       19,953      24,580       22,161      25,062
Interest-bearing deposits with financial institutions      6,730       13,735      15,174          727      14,346
FHLB stock. . . . . . . . . . . . . . . . . . . . . .      3,200        1,920       1,891        1,858       1,832
Cash and cash equivalents . . . . . . . . . . . . . .      4,350        3,005       2,180        1,646       2,221
Loans receivable, net:
  Real estate . . . . . . . . . . . . . . . . . . . .    242,049      208,435     194,029      194,973     184,500
  Commercial loans. . . . . . . . . . . . . . . . . .      7,696        4,245          --           --          --
  Consumer and other loans. . . . . . . . . . . . . .     33,424        6,946       4,857        4,772       4,052
     Total loans receivable, net (1). . . . . . . . .    283,169      219,626     198,886      199,745     188,552
Mortgage-backed securities. . . . . . . . . . . . . .         --           --          --          103         933
Deposits. . . . . . . . . . . . . . . . . . . . . . .    202,923      192,468     200,245      201,197     211,422
Borrowed funds. . . . . . . . . . . . . . . . . . . .     62,800        4,100      19,600        1,200          --
Stockholders' equity (2). . . . . . . . . . . . . . .     62,217       71,528      27,811       26,079      23,421


____________________________________
(1) Includes loans held for sale.
(2) Retained earnings for years prior to 1995.


SUMMARY OF OPERATIONS                                                      YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------------------------
                                                            1996         1995        1994        1993         1992
                                                         ----------   ----------  ----------  ----------   ----------
                                                                               (IN THOUSANDS)

Interest income . . . . . . . . . . . . . . . . . . .    $21,742      $18,282     $15,819      $16,429     $18,462
Interest expense. . . . . . . . . . . . . . . . . . .     11,354        9,490       8,153        8,857      11,808
                                                          ------      -------     -------      -------     -------
    Net interest income before provision
        for loan losses . . . . . . . . . . . . . . .     10,388        8,792       7,666        7,572       6,654
Provision for loan losses . . . . . . . . . . . . . .        113           --          --           --         825
                                                          ------      -------     -------      -------     -------
    Net interest income after provision
        for loan losses . . . . . . . . . . . . . . .     10,275        8,792       7,666        7,572       5,829
Non-interest income:
    Loan servicing fees . . . . . . . . . . . . . . .        123          115         111          112         106
    Gain (loss) on sale of loans and securities . . .        179           86        (14)          274         211
    Investment sales commissions. . . . . . . . . . .        123           88         120          247         281
    Deposit service fee income. . . . . . . . . . . .        357          292         294          188         134
    Other income. . . . . . . . . . . . . . . . . . .        283          267         155          114         112
                                                          ------      -------     -------      -------     -------
      Total non-interest income . . . . . . . . . . .      1,065          848         666          935         844
Non-interest expense:
   Salaries and employee benefits . . . . . . . . . .      4,562        3,153       2,868        2,521       2,251
   Occupancy and equipment. . . . . . . . . . . . . .        876          682         615          642         641
   Federal deposit insurance premiums . . . . . . . .        339          465         464          294         461
   FDIC special assessment. . . . . . . . . . . . . .      1,314            0           0            0           0
   Printing, postage, stationery and supplies . . . .        363          238         203          238         190
   Net expense on foreclosed
        real estate operations. . . . . . . . . . . .          8           11          10           18          21
   Advertising and promotion. . . . . . . . . . . . .        425          239         295          259         203
   Data processing. . . . . . . . . . . . . . . . . .        428          350         345          334         336
   Net (gain) loss on sale of real estate owned,
        including provision for losses on
        foreclosed real estate. . . . . . . . . . . .          1           13         (4)            8          35
   Other. . . . . . . . . . . . . . . . . . . . . . .      1,144          751         817          585         605
                                                          ------      -------     -------      -------     -------
        Total non-interest expense. . . . . . . . . .      9,460        5,902       5,613        4,899       4,743
                                                          ------      -------     -------      -------     -------
Income before income taxes and cumulative
    effect of a change in accounting principle. . . .      1,880        3,738       2,719        3,608       1,930
Income tax expense. . . . . . . . . . . . . . . . . .        709        1,340         987        1,351         894
                                                          ------      -------     -------      -------     -------
Net Income before cumulative effect of a
    change in accounting principle. . . . . . . . . .      1,171        2,398       1,732        2,257       1,036
Cumulative effect of adoption of a new
    income tax accounting method. . . . . . . . . . .         --           --          --          401          --
                                                          ------      -------     -------      -------     -------
        Net income. . . . . . . . . . . . . . . . . .     $1,171       $2,398      $1,732       $2,658      $1,036
                                                          ------      -------     -------      -------     -------
                                                          ------      -------     -------      -------     -------

KEY FINANCIAL RATIOS AND OTHER DATA



                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------------
                                                            1996         1995        1994        1993         1992
                                                         ----------   ----------  ----------  ----------    --------

Equity to assets at period end. . . . . . . . . . . .     18.75%       25.95%      11.11%       11.28%       9.85%
Net interest rate spread (difference between
  average yield on interest earning assets
  and average cost of interest bearing liabilities) .       2.54         2.60        2.99         2.91        2.33
Net interest margin (net interest income as a
  percentage of average interest-earning assets). . .       3.56         3.55        3.39         3.32        2.82
Return on average assets (net income
  divided by average total assets). . . . . . . . . .       0.38          .93         .74         1.13         .43
Return on average equity (net income
  divided by average equity). . . . . . . . . . . . .       1.71         4.50        6.40        10.57        4.44
Stockholders' equity to average assets ratio
  (average stockholders' equity divided by
  average total assets) . . . . . . . . . . . . . . .      22.46        20.72       11.59        10.71        9.66
Non-interest income to average assets . . . . . . . .       0.35          .33         .29          .40         .35
Non-interest expense to average assets. . . . . . . .       3.11         2.30        2.40         2.09        1.96
Non-performing loans to total loans . . . . . . . . .       0.17          .32         .25          .27         .30
Non-performing assets to total assets . . . . . . . .       0.17          .28         .22          .27         .30
Average interest-earning assets to
  average interest-bearing liabilities. . . . . . . .     126.15       124.51      111.11       110.51      109.79
Allowance for loan losses to non-performing loans . .     248.80       163.69      232.39       207.54      191.72
Allowance for loan losses to non-performing assets. .     215.60       152.80      204.63       183.28      157.73
Net interest income to non-interest expense . . . . .     109.81       148.97      136.58       154.56      140.29
Net interest income after provision for loan losses,
  to total non-interest expense . . . . . . . . . . .     108.62       148.97      136.58       154.56      122.90
Number of offices . . . . . . . . . . . . . . . . . .          9            7           7            7           7



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ORGANIZATION

     On June 30, 1995, First Mutual Bank, S.B. (the "Bank") converted from an Illinois- chartered mutual savings bank to an Illinois- chartered stock savings bank (the "Conversion"). In connection with the Conversion, the Bank issued all of its common stock to First Mutual Bancorp, Inc. (the "Company") and concurrently the Company issued 4,700,000 shares of Common Stock at $10.00 per share. As part of the Conversion, approximately 50.0% of the net proceeds, or $22.7 million, was used to purchase the Common Stock of the Bank.

GENERAL

     The only business of the Company is the ownership of the Bank. The Bank's net earnings are primarily dependent on its net interest income, which is the difference between interest income earned on its loan, mortgage-backed securities and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowed money. The Bank's net earnings also are significantly affected by its provision for loan losses, as well as the amount of other income, including loan servicing fees and investment sales commissions, deposit service fee income, and net gains on sale of loans. Earnings also are affected by general, administrative and other expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

BUSINESS STRATEGY

     The Company's current business strategy is to operate as a well capitalized, profitable and independent community bank dedicated to financing home ownership, retail consumer purchases and local businesses and providing quality service to customers. The Bank has sought to implement this strategy in recent years by: (i) emphasizing the origination of one- to four-family residential mortgage loans; (ii) expanding the commercial and consumer loan portfolios; (iii) maintaining a stable retail deposit base; (iv) managing interest rate risk exposure; (v) increasing non-interest income; and
(vi) maintaining high loan underwriting standards and asset quality.

     Highlights of the Company's business strategy are as follows:

     - RESIDENTIAL MORTGAGE LENDING. The Company emphasizes the origination of one- to four-family, owner-occupied, residential mortgages secured by property located in the Bank's primary market area. The Company generally has limited its real estate loan originations to properties within its market area. At December 31, 1996, the Company had $213.1 million, or 75.3% of its net loan portfolio invested in mortgage loans secured by one- to four-family residences. The Company originates both adjustable rate mortgage loans and fixed rate mortgage loans.

     - COMMERCIAL AND CONSUMER LENDING. The Company began originating commercial business loans to supplement its origination of commercial real estate loans. For this purpose, the Company hired an experienced senior commercial lending officer. The Company currently is limiting its commercial business lending to small- and medium-sized businesses in its market area. The Company believes that the addition of such loans to its loan portfolio will help diversify its interest-earning assets. Commercial real estate and commercial business lending typically involve larger average loan balances and greater credit risk as compared to residential real estate lending. At December 31, 1996, the Company had $7.8 million, or 2.8%, of its net loan portfolio invested in commercial business loans, and $34.3 million, or 12.1%, of its net loan portfolio, invested in commercial real estate loans. The Company has also increased its automobile loan originations through its entry into the indirect dealer loan market. Such loans typically have an average life of less than three years with smaller average loan balances and greater credit risk as compared to residential real estate loans. At December 31, 1996, the Company had $26.5 million, or 9.2%, of its total loan portfolio invested in such loans.

     - DEPOSIT BASE. The Company has had a relatively stable deposit base that is drawn from its nine offices in its market area. The Bank does not solicit or obtain brokered deposits. At December 31, 1996, 28.9% of its deposit base of $202.9 million consisted of core deposits, which included non-interest-bearing demand deposits, passbook accounts, NOW accounts and money market accounts. The Company will continue to emphasize its retail deposit base as a source of funds and will seek to attract commercial deposits by maintaining its network of offices and providing depositors a full range of services and accounts. On June 3, 1997, the Bank acquired $146.2 million in deposits from another financial institution. As of December 31, 1996, the Company had outstanding borrowings of $62.8 million from the FHLB of Chicago.

     - INTEREST RATE RISK MANAGEMENT. At December 31, 1996, the Company's one-year cumulative gap was a negative 21.8% of total assets and the Company's cumulative three-year gap was a negative 5.5% of total assets. The Company has attempted to reduce its interest rate risk exposure by originating residential and commercial ARM loans, originating and selling longer-term fixed rate loans, originating commercial and consumer loans which typically have shorter maturities than residential mortgage loans, and investing in short-term securities. However, the ability of the Company to originate ARM loans is substantially dependent on borrower preferences. In relatively lower market interest rate environments, borrowers typically prefer fixed rate mortgage loans. In addition, depending on market conditions, the Company may consider the purchase of ARM loans in the secondary market, if attractive purchase opportunities arise. The Company's current practice is to originate for sale virtually all fixed rate mortgage loans with terms of more than 15 years. Currently, adjustable rate loans and fixed rate loans with terms of 15 years or less are retained in the Bank's loan portfolio. At December 31, 1996, $154.8 million, or 62.6%, of the Company's mortgage loan portfolio consisted of ARM loans, and $92.6 million, or 37.4%, of the Company's mortgage loan portfolio consisted of fixed rate mortgage loans. The Company has focused its investments primarily on short- and medium-term securities consisting primarily of United States Government and agency securities, and interest-bearing deposits in other financial institutions. With respect to liabilities, the Company has attempted to maintain and increase its passbook and transaction deposit accounts, which are considered to be somewhat more resistant to changes in interest rates than certificate accounts. As the Company's deposit liabilities generally reprice more rapidly than its interest-earning assets, the Company's earnings would likely be adversely affected during periods of rising market interest rates.

     -    INCREASING NON-INTEREST INCOME.    Management has sought to increase
          the Company's level of non-interest income, primarily through the activities of First Mutual Corporation, the Company's full service brokerage and insurance subsidiary, by increasing deposit service fee income, and by the sale of mortgage loans. For the years ended December 31, 1996, 1995 and 1994, investment sales commissions were $123,000, $88,000 and $120,000, respectively. For 1996, the Company recorded a gain on the sale of mortgage loans of $179,000, compared with a gain of $86,000 and a loss of $14,000 for 1995 and 1994, respectively. For the years ended December 31, 1996, 1995 and 1994, deposit service fee income was $357,000, $292,000 and $294,000, respectively. However, non-interest income as a percentage of earnings currently is relatively low and the Company's earnings currently are largely dependent on the Company's net interest income and net interest margin.

     - ASSET QUALITY. The Company has maintained asset quality by using conservative underwriting standards and comprehensive collection efforts, aggressively liquidating real estate owned ("REO"), and originating primarily one- to four-family residential mortgage loans. The Company's ratio of non-performing assets to total assets at December 31, 1996, 1995 and 1994 was 0.17%, 0.28% and 0.22%,
          respectively. The Company's ratio of the allowance for loan losses to non-performing loans was 248.80%, 163.69% and 232.39% at December 31, 1996, 1995 and 1994, respectively.

FINANCIAL CONDITION

AT DECEMBER 31, 1996

     Total assets increased $56.1 million, or 20.3%, to $331.8 million at December 31, 1996 from $275.7 million at December 31, 1995. The increase was primarily a result of the increase in loans receivable during 1996.

     Loans receivable (excluding loans held for sale) increased $63.9 million, or 29.3%, to $282.1 million at December 31, 1996 from $218.2 million at December 31, 1995. Automobile loans increased $25.7 million to $29.1 million at December 31, 1996 from $3.4 million at December 31, 1995, and residential one-to-four family mortgage loans (excluding loans held for sale) increased $26.0 million, or 14.0%, from the prior year. Loan growth was primarily attributable to aggressive marketing and pricing of the Bank's loan products, particularly the Bank's emphasis on originating automobile loans through its indirect dealer program.

     Loans held for sale decreased $344,000 from $1.4 million at December 31, 1995 to $1.1 million at December 31, 1996. During 1996, the Bank originated $12.4 million of loans held for sale compared to $12.6 million originated during 1995. Proceeds from loan sales in 1996 increased to $13.0 million from $11.7 million in 1995.

     Securities available-for-sale decreased $5.0 million, or 55.6%, to $4.0 million at December 31, 1996 from $9.0 million at December 31, 1995. The decrease was a result of sales and maturity of securities available-for-sale of $8.0 million, which exceeded purchases of $3.0 million in 1996.

     Securities held-to-maturity decreased $1.0 million, or 5.0%, to $19.0 million at December 31, 1996 from $20.0 million at December 31, 1995 as a result of proceeds from maturities of $15.5 million exceeding purchases of $14.6 million.

     Deposits increased $10.4 million, or 5.4%, to $202.9 million at December 31, 1996 from $192.5 million at December 31, 1995. The increase was primarily due to offering new deposit products and more competitive rates in order to attract additional depositors to fund the increase in loans receivable.

     Advances from the Federal Home Loan Bank increased $58.7 million to $62.8 million at December 31, 1996 from $4.1 million at December 31, 1995 in order to fund the increase in loans receivable.

     Total equity decreased $9.3 million, or 13.0%, to $62.2 million at December 31, 1996 from $71.5 million at December 31, 1995. The decrease was primarily attributable to the purchase of Company common stock at a cost of $10.3 million during 1996; such shares are now held by the Company as treasury stock or have been awarded through the Management Recognition and Retention Plan.

     On January 3, 1997, the Company purchased three branch offices in central Illinois from another financial institution. In connection with the acquisition, the Company assumed deposit balances totaling approximately $146.2 million along with related accrued interest of $1.6 million in return for loans, office buildings and equipment with fair values of $9.8 million and $2.7 million, respectively, and cash totaling $121.3 million. The remaining goodwill and deposit intangibles of $13.8 million will be amortized over a ten- to fifteen-year period. Upon completion of the acquisition, the Company's assets increased from $331.8 million at December 31, 1996 to approximately $479.6 million. The acquisition also reduced the Bank's total and Tier 1 capital ratios.

AT DECEMBER 31, 1995

     Total assets increased $25.3 million, or 10.1%, to $275.7 million at December 31, 1995 from $250.4 million at December 31, 1994. The increase was primarily attributable to the issuance of capital stock to fund an increase of $20.7 million in loans and $4.4 million in securities and repay $15.5 million in FHLB advances.

     Loans receivable (excluding loans held for sale) increased $19.7 million, or 9.9%, to $218.2 million at December 31, 1995 from $198.5 million at December 31, 1994. Loan growth was primarily attributable to the emphasis on commercial real estate and commercial business lending, as well as the decrease in interest rates during 1995 which increased loan origination and refinancing activity. During 1995, the Bank originated and purchased $53.4 million of one- to four-family residential mortgage loans as compared to $52.3 million of such mortgage loans during 1994. In addition, the Bank originated $7.2 million of commercial real estate loans during 1995 as compared to $2.0 million during 1994, and $7.2 million of commercial business loans as compared to $0 during 1994. Loan repayments decreased to $42.4 million from $48.8 million for 1994. These decreases reflected a slow down in refinancing activity as a result of the continued low interest rate environment.

     Loans held for sale increased $1.0 million, or 250.0%, to $1.4 million at December 31, 1995 from $0.4 million at December 31, 1994. During 1995 the Bank originated $12.6 million of loans held for sale compared to $10.0 million originated during 1994. Proceeds from loan sales in 1995 increased to $11.7 million from $11.2 million for the same period in 1994.

     Securities increased $4.4 million, or 17.9%, to $29.0 million at December 31, 1995 from $24.6 million at December 31, 1994. The increase was funded with a portion of the proceeds from the issuance of stock in the initial public offering on June 30, 1995.

     During 1994, the Bank purchased life insurance on the lives of its directors and executive officers in order to fund a non-qualified deferred compensation plan for directors and a supplemental retirement income plan for executive officers. The plans became effective in July and August 1994, respectively.

     Deposits decreased $7.7 million, or 3.8%, to $192.5 million at December 31, 1995 from $200.2 million at December 31, 1994. The decrease in deposits primarily affected passbook and money market accounts and resulted from the purchases of stock issued in the conversion from existing deposit accounts.

     Advances from the Federal Home Loan Bank decreased $15.5 million, or 79.1%, to $4.1 million at December 31, 1995 from $19.6 million at December 31, 1994. The decrease resulted primarily from the utilization of a portion of the proceeds of the capital raised in the stock offering.

RESULTS OF OPERATIONS

     GENERAL. The earnings of the Company depend primarily on its net interest income, which is the difference between interest income earned on the Company's interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is substantially affected by the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as by the average balance of interest-earning assets as compared to interest-bearing liabilities.

     The Company had net income of $1.2 million, $2.4 million and $1.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. The decrease in net income in 1996 as compared to 1995 was primarily attributable to a one-time special assessment of $1.3 million on SAIF-insured deposits as of March 31, 1995 resulting in an after-tax charge of approximately $805,000. The increase in net income in 1995 as compared to 1994 was primarily attributable to an increased net interest margin and increased loans sales in 1995.


     INTEREST INCOME. Interest income totaled $21.7 million for 1996 as compared to $18.3 million for 1995, representing an increase of $3.4 million, or 18.6% The increase in interest income was primarily due to an increase in average interest-earning assets of $44.2 million combined with an increase in the average yield on earning assets in 1996 to 7.44% from 7.37% in 1995. The increase in the average balance of interest-earning assets was primarily a result of the continued investment of proceeds from the initial stock offering and the increase in loan originations during 1996. The increase in the average yield resulted primarily from the increase in balances of loans at higher yielding rates.

     Interest income totaled $18.3 million for 1995 compared to $15.8 million for 1994, representing an increase of $2.5 million, or 15.8%. The increase in interest income was primarily due to an increase in average interest-earning assets of $21.9 million combined with an increase in the average yield for 1995 to 7.37% from 7.00%. The increase in interest-earning assets was primarily a result of the use of the proceeds from the initial stock offering. The increase in the average yield on interest-earning assets reflected an increase in the average yield on mortgage loans from 7.32% in 1994 to 7.63% in 1995. The increase in the average yield also reflected an increase in the average yield for interest-bearing deposits with financial institutions to 5.51% from 2.81%.

     INTEREST EXPENSE. Interest expense totaled $11.4 million for 1996 compared to $9.5 million for 1995, an increase of $1.9 million, or 20.0%. The increase in interest expense was primarily due to an increase in the average balance of interest-bearing liabilities of $32.4 million from $199.2 million in 1995 to $231.6 million in 1996, and to a lesser extent, to the increase in the average cost of funds to 4.90% for 1996 from 4.77% for 1995. The increase in the average balance was primarily attributable to an increase in Federal Home Loan Bank borrowings to fund loan growth. The average balance of borrowed funds increased $27.0 million to $31.4 million in 1996 from $4.4 million in 1995. The increase in the average cost of funds was primarily attributable to the increase in deposit rates to attract additional depositors.

     Interest expense totaled $9.5 million for 1995 as compared to $8.2 million for 1994, an increase of $1.3 million, or 15.9%. The increase in interest expense was primarily due to an increased average cost of interest-bearing liabilities as a result of an increase in market interest rates on deposits during 1995. This was partially offset by a decrease in average interest-bearing liabilities. In addition, the cost of advances from the Federal Home Loan Bank increased from 2.55% to 5.86% for the year ended December 31, 1994 and 1995, respectively.

     NET INTEREST INCOME. Net interest income totaled $10.4 million for 1996, an increase of $1.6 million, or 18.2%, compared to $8.8 million in 1995. The increase was primarily due to the $44.2 million increase in average earning assets reflecting primarily the continued investment of proceeds from the initial stock offering and the increase in loan originations from the earlier period.

     Net interest income totaled $8.8 million for 1995, an increase of $1.1 million or 14.3%, compared to $7.7 million for 1994. The increase in net interest income reflected an increase in the Company's net interest margin from 3.39% to 3.55%. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased from 111.11% in 1994 to 124.51% in 1995 primarily as a result of the $41.6 million in net proceeds from the initial stock offering. Management utilized the proceeds from the issuance of common stock to fund loan growth and securities purchases.

     PROVISION FOR LOAN LOSSES. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Company's past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, estimated value of underlying loan collateral, current and, to a lesser extent, expected future economic conditions. The Company's allowance for loan losses was $1.2 million, or .43%, of total loans outstanding at December 31, 1996 compared with $1.2 million, or .53%, of total loans outstanding at December 31, 1995. The Company's ratio of the allowance for loan losses to non-performing loans was 248.8%, 163.7% and 232.4% at December 31, 1996, 1995 and 1994, respectively.
The ratio of non-performing loans to total loans was .17%, .32% and .25% at December 31, 1996, 1995 and 1994, respectively. During 1996, the Company provided $113,000 to the allowance for loan losses due to the increased loan volume and change to the portfolio mix. The provision is indicative of management's assessment of the adequacy of the allowance for loan losses, given the trends in historical loss experience of the portfolio and current economic conditions as well as the continued recovery of loans previously charged off. Although the Company maintains its allowance for losses on loans at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts or that the Company will not be required to make additions to allowance for losses on loans in the future. Future additions to the Company's allowance for loan losses and any changes in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the economy, changes in real estate values and interest rates, changes in the mix of the loan portfolio, increases or decreases to the loan portfolio, the view of the regulatory authorities toward adequate reserve levels, and inflation.

     NON-INTEREST INCOME. Non-interest income totaled $1.1 million for 1996 compared to $848,000 for 1995, an increase of $217,000, or 25.6%. The increase reflected an increase in gains on sale of loans of $179,000 in 1996 as compared to $86,000 in 1995. The primary reason for the increased gains was the result of adopting a new accounting standard to record mortgage servicing rights. In addition, deposit service fee income increased $65,000 from $292,000 in 1995 to $357,000 in 1996 as a result of the increase in total deposits and related activity.

     Non-interest income totaled $848,000 for 1995 compared to $666,000 for 1994, an increase of $182,000 or 27.3%. The increase reflected net gains on sales of loans of $86,000 for 1995 as compared to net losses totalling $14,000 for 1994. In addition, other income increased primarily as a result of the increase in cash surrender value of life insurance.

     NON-INTEREST EXPENSE. Non-interest expense totaled $9.5 million for 1996 as compared to $5.9 million in 1995, an increase of $3.6 million, or 61.0%. The increase is primarily a result of the one-time special assessment of $1.3 million on all SAIF-insured deposits as of March 31, 1995, as well as an increase in compensation and benefits of $1.4 million, or 44.7%. The increase in compensation and benefits was primarily a result of the increase in the total number of employees and the adoption of the Company's 1996 Recognition and Retention Plan.

     Non-interest expense totaled $5.9 million for 1995 as compared to $5.6 million for 1994, an increase of $300,000 or 5.4%. The increase is primarily a result of increased salaries of $285,000. Salaries increased primarily as a result of the Company hiring additional personnel to start-up the commercial deposit and lending activity and indirect lending activities after the Bank's conversion to a stock institution. These increases in expense were partially offset by decreases in advertising and promotion and other expenses.

     INCOME TAXES. Income taxes totaled $709,000 for the year ended December 31, 1996, compared to $1.3 million for the year ended December 31, 1995. The decrease was due to a decrease in income before income taxes of $1.9 million, or 51.2%.

     Income taxes totaled $1.3 million for the year ended December 31, 1995, compared to $987,000 for the year ended December 31, 1994. The increase was due to an increase in income before taxes in 1995.

AVERAGE BALANCE SHEET

     The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, and annualizing the result for the periods presented. Average balances are monthly averages. The average balances of loans receivable include loans on which the Company has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields.

                                                                         YEARS ENDED DECEMBER 31,
                                          --------------------------------------------------------------------------------------
                                                     1996                         1995                           1994
                                          -------------------------    ---------------------------    --------------------------
                                                            AVERAGE                        AVERAGE                       AVERAGE
                                           AVERAGE           YIELD/    AVERAGE              YIELD/    AVERAGE             YIELD/
                                           BALANCE INTEREST   COST     BALANCE  INTEREST     COST     BALANCE  INTEREST    COST
                                          -------- -------- -------    -------  --------   -------    -------  --------  -------
                                                                         (DOLLARS IN THOUSANDS)

Interest-earning assets:
  Mortgage loans . . . . . . . . . . .    $224,277  $16,952   7.56%   $201,897   $15,399     7.63%   $192,840   $14,125    7.32%
  Mortgage-backed securities . . . . .          --       --     --          --        --       --          10        --      --
  Commercial loans . . . . . . . . . .       5,493      497   9.05       1,442       122     8.46          --        --      --
  Consumer and other loans . . . . . .      21,989    1,930   8.78       5,246       486     9.26       4,774       407    8.53
  Securities . . . . . . . . . . . . .      28,166    1,663   5.90      25,353     1,481     5.84      23,310     1,084    4.65
  Interest-bearing deposits with
    financial institutions . . . . . .       9,951      551   5.54      12,116       667     5.51       3,241        91    2.81
  FHLB stock . . . . . . . . . . . . .       2,262      149   6.59       1,913       127     6.64       1,885       112    5.94
                                          --------  ------- ------    --------   -------   ------    --------   -------  ------
    Total interest-earning assets. . .     292,138   21,742   7.44     247,967    18,282     7.37     226,060    15,819    7.00
Non-interest-earning assets. . . . . .      12,157                       9,188                          7,656
                                          --------                    --------                       --------
      Total assets . . . . . . . . . .    $304,295                    $257,155                       $233,716
                                          --------                    --------                       --------
                                                                      --------                       --------
Interest-bearing liabilities:
  Deposits . . . . . . . . . . . . . .     200,226    9,671   4.83    $194,774     9,233     4.74    $200,435     8,076    4.03
  Borrowed funds . . . . . . . . . . .      31,350    1,683   5.37       4,383       257     5.86       3,025        77    2.55
                                          --------  ------- ------    --------   -------   ------    --------   -------  ------
      Total interest-bearing liabilities   231,576   11,354   4.90     199,157     9,490     4.77     203,460     8,153    4.01
Non-interest-bearing liabilities . . .       4,376                       4,728                          3,173
                                          --------                    --------                       --------
       Total liabilities . . . . . . .     235,952                     203,885                        206,633
Stockholders' equity . . . . . . . . .      68,343                      53,270                         27,083
                                          --------                    --------                       --------
      Total liabilities and
        stockholders' equity . . . . .    $304,295                    $257,155                       $233,716
                                          --------                    --------                       --------
                                          --------                    --------                       --------
Net interest income. . . . . . . . . .              $10,388                      $ 8,792                        $ 7,666
                                                    -------                      -------                        -------
Net interest rate spread(1). . . . . .                        2.54%              -------     2.60%              -------    2.99%
                                                            ------                         ------                        ------
Interest earning assets and                                                                ------                        ------
 net interest margin(2). . . . . . . .    $292,138            3.56%   $247,967               3.55%   $226,060              3.39%
                                          --------          ------    --------             ------    --------            ------
                                          --------          -----     --------             ------    --------            ------
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities. . . . . . . . . . . . .                      126.15%                        124.51%                       111.11%
                                                            ------                         ------                        ------
                                                            ------                         ------                        ------

_________________________________________
(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                                                          AT DECEMBER 31, 1996
                                                         -----------------------
                                                          BALANCE     YIELD/COST
                                                         --------     ----------
                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Mortgage loans (1). . . . . . . . . . . . . . . .      $242,049         7.66%
  Commercial loans (1). . . . . . . . . . . . . . .         7,696         8.90
  Consumer and other loans (1). . . . . . . . . . .        33,424         8.96
  Securities. . . . . . . . . . . . . . . . . . . .        23,007         5.82
  Interest-bearing deposits with
     financial institutions . . . . . . . . . . . .         6,730         5.68
  FHLB stock. . . . . . . . . . . . . . . . . . . .         3,200         7.00
                                                         --------
     Total interest-earning assets. . . . . . . . .       316,106         7.64
Non-interest-earning assets . . . . . . . . . . . .        15,670
      Total assets. . . . . . . . . . . . . . . . .      $331,776
                                                         --------
                                                         --------
Interest-bearing liabilities:
  Deposits. . . . . . . . . . . . . . . . . . . . .      $202,923         4.87
  Borrowed funds. . . . . . . . . . . . . . . . . .        62,800         6.00
                                                         --------
    Total interest-bearing liabilities. . . . . . .       265,723         5.14
Non-interest-bearing liabilities. . . . . . . . . .         3,836
                                                         --------
      Total liabilities . . . . . . . . . . . . . .       269,559
Stockholders' equity. . . . . . . . . . . . . . . .        62,217
                                                         --------
      Total liabilities and stockholders' equity. .      $331,776
                                                         --------
                                                         --------
Net interest rate spread (2). . . . . . . . . . . .                       2.50%
                                                                        ------
                                                                        ------
Ratio of interest-earning assets to
      interest-bearing liabilities. . . . . . . . .                     118.96%
                                                                        ------
                                                                        ------
____________________________________
(1) Net of allowance for loan losses, deferred loan fees/costs, and unearned discounts.
(2) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

RATE/VOLUME ANALYSIS

     The tables below set forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate), and (ii) changes in rates (change in rate multiplied by old volume). For purposes of these tables, changes attributable to both rate and volume have been allocated proportionately to the change due to volume and change due to rate.


                                                                     YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------
                                                         1996 VS. 1995                    1995 VS. 1994
                                               ------------------------------------------------------------------
                                               INCREASE/(DECREASE)      TOTAL    INCREASE/(DECREASE)      TOTAL
                                                      DUE TO          INCREASE          DUE TO           INCREASE
                                               ------------------------------------------------------------------
                                                 VOLUME    RATE      (DECREASE)    VOLUME     RATE      (DECREASE)
                                               --------   -----      ----------    ------    -----      ----------
                                                                          (IN THOUSANDS)

Interest income:
  Mortgage loans  . . . . . . . . . . . . .      $1,693   $(140)       $1,553      $  678   $  596        $1,274
  Mortgage-backed securities. . . . . . . .          --      --            --          --       --            --
  Commercial loans. . . . . . . . . . . . .         366       9           375         122       --           122
  Consumer and other loans. . . . . . . . .       1,471     (27)        1,444          42       37            79
  Securities. . . . . . . . . . . . . . . .         166      16           182         101      296           397
  Interest-bearing deposits with
    financial institutions. . . . . . . . .        (120)      4          (116)        426      150           576
  FHLB stock. . . . . . . . . . . . . . . .          23      (1)           22           2       13            15
                                                 ------   -----        ------      ------   ------        ------
    Total interest-earning assets . . . . .       3,599    (139)        3,460       1,371    1,092         2,463
                                                 ------   -----        ------      ------   ------        ------
Interest expense:
  Deposits. . . . . . . . . . . . . . . . .         261     177           438        (143)   1,300         1,157
  Other borrowings. . . . . . . . . . . . .       1,450     (24)        1,426          46      134           180
                                                 ------   -----        ------      ------   ------        ------
    Total interest-bearing liabilities. . .       1,711     153         1,864         (97)   1,434         1,337
                                                 ------   -----        ------      ------   ------        ------
Net change in interest income . . . . . . .      $1,888   $(292)       $1,596      $1,468   $ (342)       $1,126
                                                 ------   -----        ------      ------   ------        ------
                                                                       ------      ------   ------        ------


ASSET AND LIABILITY MANAGEMENT--INTEREST RATE SENSITIVITY ANALYSIS

   The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

   The Company has sought to reduce its exposure to interest rate risk generally by attempting to match the maturities of its interest rate sensitive assets and liabilities, by originating or purchasing ARM loans and other variable rate or short-term loans, and by originating for sale substantially all fixed rate residential mortgage loans with maturities of more than 15 years.
The Bank also has sought to lengthen the maturities of its deposits by promoting longer-term certificates.

   At December 31, 1996, the Company's total interest-earning assets maturing or repricing within one year was exceeded by its total interest-bearing liabilities maturing or repricing in the same period by $72.3 million, representing a one-year cumulative gap ratio of negative 21.8%. The Company's three-year gap was a negative 5.5% at December 31, 1996. The Company's Finance Committee, which also functions as the Company's Asset-Liability Management Committee, is responsible for reviewing the Company's assets and liability policies. The Committee, which consists of the President and the Vice President/Treasurer of the Company and three members of the Board of Directors, meets monthly and reports to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratios and requirements.

   In managing its asset/liability mix, the Company, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, places emphasis on improving its net interest margin and on matching the interest rate sensitivity of its assets and liabilities, in an effort to improve its net interest income.

   To the extent consistent with its interest rate spread objectives, the Company has attempted to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. First, the Company's residential lending program focuses on the origination and the purchase of ARM loans for retention in the Company's loan portfolio and the origination for resale in the secondary mortgage market of fixed rate loans with maturities of more than 15 years. At December 31, 1996, approximately $154.8 million, or 62.6%, of the Company's mortgage loan portfolio consisted of ARM loans. Second, the Company has focused its investments primarily on short- and medium-term securities. Third, the Company has attempted to maintain and increase its passbook and transaction accounts, which are considered to be somewhat more resistant to changes in interest rates than certificate accounts. Fourth, subject to limitations imposed by the Company's interest rate risk policies, the Company's current practice is to retain in portfolio residential fixed rate mortgage loans with terms of 15 years or less. Residential fixed rate mortgage loans with terms in excess of 15 years may be retained in portfolio on a limited basis and in amounts approved from time to time by the Company's Finance Committee. Fifth, from time to time, the Company has utilized deposit marketing programs to lengthen the term of repricing of its liabilities. Finally, the Company has increased its portfolio of commercial loans and consumer loans which typically have shorter maturities and which, therefore, contribute to the interest rate sensitivity of the Company's overall loan portfolio.

GAP TABLE

   The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are expected to reprice or mature, based upon certain assumptions, in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term or repricing or the contractual terms of the asset or liability. For information regarding the contractual maturities of the Company's loans, investments and deposits, see "Business of the Company--Lending Activities," "--Investment Activities" and "--Sources of Funds."


                                                                                  AMOUNTS MATURING OR REPRICING
                                                                     --------------------------------------------------------
                                                                     WITHIN 3     3 TO 6    6 MONTHS      1 TO 3      3 TO 5
                                                                      MONTHS      MONTHS    TO 1 YEAR     YEARS       YEARS
                                                                     ---------   --------   ---------   --------    ---------
                                                                                       (DOLLARS IN THOUSANDS)

Interest-earning assets:
   Real estate loans:
     Residential 1-4 family:
       ARMs                                                          $ 14,384    $ 14,434    $ 30,947   $ 42,530    $ 22,226
       Fixed rate                                                       5,528       5,410       6,155     20,716      15,566
     Commercial and multifamily:
       ARMs                                                             3,780       2,345       6,460      9,758       6,522
       Fixed rate                                                       1,067         968       2,586        486          86
   Commercial loans                                                     6,368         218         322        694         143
   Consumer loans                                                       5,406       3,081       5,305     14,334       4,760
   Securities (including interest-earning deposits)                     3,531       3,002      10,417     12,770          --
                                                                     --------    --------    --------   --------    --------
     Total interest-earning assets                                     40,064      29,458      62,192    101,288      49,303
                                                                     --------    --------    --------   --------    --------
Interest-bearing liabilities:
   Passbook accounts                                                   14,140          --          --         --          --
   NOW accounts, Super NOW and non-interest-bearing
       demand deposits                                                 27,050          --          --         --          --
   Money market accounts                                               17,394          --          --         --          --
   Certificate accounts                                                34,203      27,235      33,689     34,572      14,640
   FHLB advances                                                       38,800       2,500       9,000     12,500          --
                                                                     --------    --------    --------   --------    --------
      Total interest-bearing liabilities                              131,587      29,735      42,689     47,072      14,640
                                                                     --------    --------    --------   --------    --------
Interest-earning assets less interest-bearing
   liabilities ("interest rate gap")                                 $(91,523)       (277)   $ 19,503   $ 54,216    $ 34,663
                                                                     --------    --------    --------   --------    --------
                                                                     --------    --------    --------   --------    --------
Cumulative excess (deficiency) of interest-sensitive assets over
   interest-sensitive liabilities                                    $(91,523)   $(91,800)   $(72,297)  $(18,081)   $ 16,582
                                                                     --------    --------    --------   --------    --------
                                                                     --------    --------    --------   --------    --------
Interest rate gap to total assets                                     (27.59)%     (0.08)%       5.88%     16.34%      10.45%
Cumulative interest rate gap to total assets                          (27.59)%    (27.67)%    (21.79)%    (5.45)%       5.00%
Ratio of interest-earning assets to
   interest-bearing liabilities                                         30.45%      99.07%     145.69%    215.18%     336.77%
Cumulative ratio of interest-earning
   assets to interest-bearing liabilities                               30.45%      43.10%      64.56%     92.80%     106.24%


                                                                               AMOUNTS MATURING OR REPRICING
                                                                       --------------------------------------------
                                                                        5 TO 10     10 TO 20    OVER 20
                                                                         YEARS        YEARS      YEARS      TOTAL
                                                                       --------     --------   --------   ---------

Interest-earning assets:
   Real estate loans:
     Residential 1-4 family:
       ARMs                                                            $  1,187     $     --   $     --   $125,708
       Fixed rate                                                        23,062       10,843         94     87,374
     Commercial and multifamily:
       ARMs                                                                 187           --         --     29,052
       Fixed rate                                                            58            3         --      5,254
   Commercial loans                                                          30           --         --      7,775
   Consumer loans                                                           714           --         --     33,600
   Securities (including interest-earning deposits)                          --           --         --     29,720
                                                                       --------     --------   --------   --------
     Total interest-earning assets                                       25,238       10,846         94    318,483
                                                                       --------     --------   --------   --------
Interest-bearing liabilities:
   Passbook accounts                                                         --           --         --     14,140
   NOW accounts, Super NOW and non-interest-bearing
       demand deposits                                                       --           --         --     27,050
   Money market accounts                                                     --           --         --     17,394
   Certificate accounts                                                      --           --         --    144,339
   FHLB advances                                                             --           --         --     62,800
                                                                       --------     --------   --------   --------
      Total interest-bearing liabilities                                     --           --         --    265,723
                                                                       --------     --------   --------   --------
Interest-earning assets less interest-bearing
   liabilities ("interest rate gap")                                   $ 25,238     $ 10,846   $     94   $ 52,760
                                                                       --------     --------   --------   --------
                                                                       --------     --------   --------   --------
Cumulative excess (deficiency) of interest-sensitive assets over
   interest-sensitive liabilities                                      $ 41,820     $ 52,666   $ 52,760   $ 52,760
                                                                       --------     --------   --------   --------
                                                                       --------     --------   --------   --------
Interest rate gap to total assets                                          7.61%        3.27%      0.03%     15.90%
Cumulative interest rate gap to total assets                              12.60%       15.87%     15.90%     15.90%
Ratio of interest-earning assets to
   interest-bearing liabilities                                            N/A          N/A        N/A      119.86%
Cumulative ratio of interest-earning
   assets to interest-bearing liabilities                                115.74%      119.82%    119.86%    119.86%


     In preparing the table on the preceding page, it has been assumed that:
(i) adjustable rate mortgage loans on one- to four- family residences will prepay at a rate of 15% per year; (ii) fixed rate mortgage loans on one- to-four family residences with terms to maturity of 10 years or less will prepay at a rate of 10% per year; (iii) fixed rate first mortgage loans on one- to-four family residential properties with remaining terms to maturity of over 10 years will prepay annually as follows:

                                               PREPAYMENT
                                               ASSUMPTION          OVER
          INTEREST RATE:                     10 TO 20 YEARS      20 YEARS
          -------------                      --------------      --------

          8% or less                              10%             9%
          8.01% to 10%                            16%            16%
          10.01 to 12%                            20%            20%
          12.01 to 14%                            20%            20%
          14.01% and over                         20%            20%

(iv) fixed and adjustable rate first mortgage loans on residential properties of five or more units and non-residential properties will prepay at a rate of 12% per year; (v) consumer loans will prepay at a rate of 18% per year; and
     (vi) fixed maturity deposits will not be withdrawn prior to maturity.

     The above assumptions are annual percentages based on remaining balances and should not be regarded as indicative of the actual prepayments and withdrawals which may be experienced by the Company. Moreover, certain shortcomings are inherent in the analysis presented by the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Management believes this would apply to the Company's passbook, NOW and Super NOW accounts. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

LIQUIDITY AND CASH FLOWS

     The Company's primary sources of funds are deposits, funds received from the sale, amortization and prepayment of loans, advances from the FHLB and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Company invests excess funds in overnight funds with the FHLB, short-term deposits with other financial institutions, and other short-term interest-earning assets that provide liquidity to meet lending requirements. Overnight funds with the FHLB and other assets qualifying for regulatory liquidity outstanding at December 31, 1996 totalled $37.5 million.

     At December 31, 1996, the Company had outstanding mortgage loan origination commitments of $1.9 million and commercial loan commitments of $4.2 million. This amount does not include the unfunded portion of loans in process or unused lines of credit on commercial and consumer loans. Time deposits scheduled to mature in less than one year at December 31, 1996, totalled $95.1 million. Management believes that a significant portion of such deposits will remain with the Company.

     A major portion of the Company's liquidity consists of cash and cash equivalents which are a product of its operating, investing, and financing activities. The primary sources of cash are net income and cash derived from investing activities.

CASH FLOWS

     CASH FLOWS FROM OPERATING ACTIVITIES. Net cash provided by (used in) operating activities was $(2.5) million, $5.8 million and $3.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. The primary sources of cash flows from operating activities were net income from operations of $1.2 million, $2.4 million and $1.7 million and proceeds from the sales of loans of $13.0 million, $11.7 million and $11.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. The primary use of cash flows from operating activities was the origination of loans held for sale of $12.4 million, $12.6 million and $10.0 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     CASH FLOWS FROM INVESTING ACTIVITIES. Net cash used in investing activities was $53.8 million, $22.9 million and $20.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. Primary sources (uses) of cash flows from investing activities were proceeds from the sale and maturity of securities of $15.5 million, $18.0 million and $12.0 million and the net (increase) decrease in interest-bearing deposits at other financial institutions of $7.0 million, $1.4 million and $(14.4) million for the years ended December 31, 1996, 1995 and 1994, respectively. Other primary (sources) uses of cash flows from investing activities were net increases (decreases) in loans receivable of $46.8 million, $5.5 million and $(3.2) million and investments in securities of $17.6 million, $22.4 million and $14.6 million for the years ended December 31, 1996, 1995 and 1994, respectively. An additional use of cash flows from investing activities was the purchase of loans of $17.1 million, $14.3 million and $3.6 million for the years ended December 31, 1996, 1995 and 1994, respectively, and the purchase of cash surrender value of life insurance of $2.9 million for the year ended December 31, 1994.

     CASH FLOWS FROM FINANCING ACTIVITIES. Net cash provided by financing activities was $57.6 million, $17.9 million and $17.4 million for the years ended December 31, 1996, 1995 and 1994, respectively. The primary source of cash flows from financing activities were a $10.5 million increase in deposits in 1996, the proceeds from stock issuance of $41.6 million for the year ended December 31, 1995 and increases in advances from the FHLB of $68.7 million and $18.4 million for the years ended December 31, 1996 and 1994, respectively. The primary use of cash flows from financing activities was the repayment of $10.0 million and $15.5 million of FHLB advances for the years ended December 31, 1996 and 1995, respectively, and decreases in deposits of $7.8 million and $1.0 million for the years ended December 31, 1995 and 1994, respectively.

     For additional information about cash flows from the Company's operating, financing and investing activities, see Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights, or deferred tax assets. The adoption of SFAS No. 121 in 1996 did not have a material effect on the Company's income or financial condition.

     In May 1995, the Financial Accounting Standards Board released SFAS 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires mortgage banking enterprises to recognize the rights to service mortgage loans for others as a separate asset, regardless of the manner in which such rights are acquired. SFAS No. 122 applies to fiscal years beginning after December 15, 1995.
Adoption of this statement did not have a material impact on the financial position or operations of the Company. SFAS No. 122 will be superseded by SFAS No. 125 after December 31, 1996.

     In June 1996, the FASB released SFAS No. 125, "Accounting for Transfers and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial components approach that focuses on control. Under that approach, after the transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Because the volume and variety of certain transactions will make it difficult for some entities to comply, some provisions have been delayed by SFAS No. 127. Management anticipates that the adoption of SFAS No. 125 will not have a material impact on the financial condition or operations of the Company.

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation." This statement encourages companies to use a fair value method to account for stock based compensation plans. If such a method is not used, companies must disclose the pro forma effect on net income and earnings per share had this method been adopted. Adoption of this statement did not have a material effect on the financial condition or results of operations of the Company.

     In August 1996, legislation was enacted requiring recapture of tax bad debt reserves accumulated after 1987 over a six-year period starting in 1996. However, the payment of the tax can be deferred in each of 1996 and 1997 if an institution originated at least the same average annual principal amount of mortgage loans that it originated in the six year prior to 1996. The impact of this legislation will not have a material effect on the financial position or operations of the Company.

                               FIRST MUTUAL BANCORP, INC.
                                     AND SUBSIDIARY
                                    Decatur, Illinois

                            CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY

                                    Decatur, Illinois

                            CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994






                                        CONTENTS






REPORT OF INDEPENDENT AUDITORS                                                 1


FINANCIAL STATEMENTS

     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                            2

     CONSOLIDATED STATEMENTS OF INCOME                                         3

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY                5

     CONSOLIDATED STATEMENTS OF CASH FLOWS                                     6

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                9

                             REPORT OF INDEPENDENT AUDITORS



Board of Directors
First Mutual Bancorp, Inc.
Decatur, Illinois


We have audited the accompanying consolidated statements of financial condition of First Mutual Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Mutual Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                        Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 17, 1997

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               December 31, 1996 and 1995
                                 (Dollars in thousands)

                                                            1996        1995
                                                            ----        ----
ASSETS
Cash and cash equivalents                                $  4,350    $  3,005
Interest-bearing deposits with financial institutions       6,730      13,735
Securities available-for-sale (Note 2)                      4,000       9,038
Securities held-to-maturity
  (fair value:  December 31, 1996 - $19,063;
  December 31, 1995 - $20,075) (Note 2)                    19,007      19,953
Loans held for sale (Note 4)                                1,103       1,447
Loans receivable, net (Note 3)                            282,066     218,179
Federal Home Loan Bank stock                                3,200       1,920
Accrued interest receivable                                 1,969       1,944
Foreclosed real estate, net of allowance for losses
     (Note 5)                                                  77          51
Premises and equipment (Note 6)                             4,119       2,955
Cash surrender value of life insurance (Note 13)            3,215       3,070
Other assets                                                1,940         379
                                                         --------    --------

                                                         $331,776    $275,676
                                                         --------    --------
                                                         --------    --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 7)                                        $202,923    $192,468
Advances from borrowers for taxes
  and insurance                                             1,420       1,411
Advances from Federal Home Loan
  Bank (Note 8)                                            62,800       4,100
Accrued expenses and other liabilities                      2,416       6,169
                                                         --------    --------
                                                          269,559     204,148

Commitments and contingencies (Note 12)

Stockholders' equity (Note 11)
   Preferred stock - authorized 2,000,000 shares;
     none issued                                                            -
   Common stock - par value $.10 per share;
     authorized 8,000,000 shares, issued 4,700,000
       shares                                                 470         470
   Additional paid-in capital                              45,104      44,980
   Unearned ESOP shares (Note 10)                          (3,196)     (3,572)
   Unearned stock awards (Note 10)                         (1,504)          -
   Retained earnings, substantially restricted (Note 9)    29,578      29,604
   Treasury stock, at cost, 611,400 shares in 1996         (8,231)          -



          See accompanying notes to consolidated financial statements.

                                                                             58.

   Unrealized appreciation (depreciation) on securities
     available-for-sale, net of tax                            (4)         46
                                                         --------    --------
                                                           62,217      71,528
                                                         --------    --------
                                                         $331,776    $275,676
                                                         --------    --------
                                                         --------    --------

          See accompanying notes to consolidated financial statements.

                                                                             59.


                                                  FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY


                                                      CONSOLIDATED STATEMENTS OF INCOME
                                                Years ended December 31, 1996, 1995, and 1994
                                                           (Dollars in thousands)


                                                       1996           1995           1994
                                                       ----           ----           ----
Interest income
   Loans receivable
          First mortgage loans                      $ 16,952        $ 15,399       $ 14,125
          Consumer and other loans                     1,930             486            407
          Commercial loans                               497             122              -
   Securities                                          1,663           1,481          1,084
   Other interest-earning assets                         700             794            203
                                                    --------        --------       --------
          Total interest income                       21,742          18,282         15,819

Interest expense
   Deposits                                            9,671           9,233          8,076
   Federal Home Loan Bank advances
    and other interest charges
     (Note 8)                                          1,683             257             77
                                                    --------        --------       --------
          Total interest expense                      11,354           9,490          8,153
                                                    --------        --------       --------

NET INTEREST INCOME                                   10,388           8,792          7,666

Provision for loan losses (Note 3)                       113               -              -
                                                    --------        --------       --------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                    10,275           8,792          7,666

Noninterest income
   Gain on sales and calls of securities                   1               -              -
   Gain (loss) on sales of loans (Note 4)                179              86            (14)
   Deposit service fee income                            357             292            294
   Loan servicing fees (Note 4)                          123             115            111
   Investment sales commissions                          123              88            120
   Other                                                 282             267            155
                                                    --------        --------       --------
          Total noninterest income                     1,065             848            666

Noninterest expense
   Compensation and benefits                           4,562           3,153          2,868
   Occupancy and equipment                               876             682            615
   SAIF deposit insurance premium                        339             465            464
   SAIF special assessment                             1,314               -              -
   Advertising and promotion                             425             239            295
   Data processing                                       428             350            345
   Printing, postage, stationery, and supplies           363             238            203

                                                                            60.
                                             (Continued)

   Net expense on foreclosed real estate operations        8              11             10
   Net (gain) loss on sale of real estate owned
     including provisions for losses                       1              13             (4)
   Other                                               1,144             751            817
                                                    --------        --------       --------
          Total noninterest expense                    9,460           5,902          5,613
                                                    --------        --------       --------


                                            (Continued)
                                                                            61.

                         FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY


                             CONSOLIDATED STATEMENTS OF INCOME
                       Years ended December 31, 1996, 1995, and 1994
                                  (Dollars in thousands)


                                             1996         1995          1994
                                             ----         ----          ----

INCOME BEFORE INCOME TAXES                $  1,880     $  3,738       $  2,719

Income taxes (Note 9)                          709        1,340            987
                                          --------     --------       --------

NET INCOME                                $  1,171     $  2,398       $  1,732
                                          --------     --------       --------
                                          --------     --------       --------

EARNINGS PER SHARE                          $.28         $.32           $  -
                                          --------     --------       --------
                                          --------     --------       --------



         See accompanying notes to consolidated financial statements.


                                                                            62.

                             FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY




                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            Years ended December 31, 1996, 1995, and 1994
                                        (Dollars in thousands)


                                                                                   Unrealized

                                                                                  Appreciation

                                                         Retained                (Depreciation)
                                                                     Additional    Unearned        Unearned
                                                        Earnings -                on Securities
                                                         Common        Paid in        ESOP           Stock
                                                      Substantially   Treasury      Available-
                                                          STOCK        CAPITAL       SHARES          AWARDS
                                                        RESTRICTED      STOCK       FOR-SALE         TOTAL

Balance at January 1, 1994                               $     -       $     -       $     -        $     -
                                                         $26,079       $     -       $     -        $26,079
Net income                                                     -             -             -              -
                                                         -------       -------       -------        -------
                                                           1,732             -             -          1,732
                                                         -------       -------       -------        -------
Balance at December 31, 1994                                   -             -             -              -
                                                          27,811             -             -         27,811
Issuance of common stock                                     470        44,930        (3,760)             -
                                                               -             -             -         41,640
ESOP shares earned                                             -            50           188              -
                                                               -             -             -            238
Cash dividends ($.07 per share)                                -             -             -              -
                                                            (605)            -             -           (605)
Reclassification of securities from held-to-maturity
  to available-for-sale, net of tax of $28                     -             -             -              -
                                                               -             -            43             43
Change in unrealized gain on securities
  available-for-sale, net of tax of $1                         -             -             -              -
                                                               -             -             3              3
Net income                                                     -             -             -              -
                                                         -------       -------       -------        -------
                                                           2,398             -             -          2,398
                                                         -------       -------       -------        -------
Balance at December 31, 1995                                 470        44,980        (3,572)             -
                                                          29,604             -            46         71,528


                    See accompanying notes to consolidated financial statements.

                                                                            63.

                                      FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY


Net income                                          -         -           -          -
                                                1,171         -           -      1,171

Purchase of treasury shares                         -         -           -          -
                                                    -   (10,330)          -    (10,330)

Unearned stock awards                               -         -           -     (2,099)
                                                    -     2,099           -          -

ESOP shares earned                                  -       116         376          -
                                                    -         -           -        492

Stock awards earned                                 -         -           -        595
                                                    -         -           -        595

Tax benefit of stock awards                         -         8           -          -
                                                    -         -           -          8

Change in unrealized appreciation
(depreciation) on securities available-
for-sale, net of tax of $32                         -         -           -          -
                                                    -         -         (50)       (50)

Cash dividends ($.30 per share)                     -         -           -          -
                                             --------  --------    --------   --------
                                               (1,197)        -           -     (1,197)
                                             --------  --------    --------   --------
Balance at December 31, 1996                 $    470  $ 45,104    $ (3,196)  $ (1,504)
                                             --------  --------    --------   --------
                                             --------  --------    --------   --------
                                             $ 29,578  $ (8,231)   $     (4)  $ 62,217
                                             --------  --------    --------   --------
                                             --------  --------    --------   --------


                    See accompanying notes to consolidated financial statements.


                                                                            64.


                           FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                               December 31, 1996, 1995, and 1994
                                    (Dollars in thousands)
        ____________________________________________________________________________________

                                                        1996           1995           1994
                                                        ----           ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                        $  1,171       $  2,398       $  1,732
   Adjustments to reconcile net income to
     net cash from operating activities
          Depreciation and amortization                   395            295            263
          Amortization of premiums and
            discounts on mortgaged-backed
            and investment securities, net                 73            102            195
          Origination of loans held for sale          (12,447)       (12,624)        (9,984)
          Proceeds from sale of loans                  12,970         11,678         11,225
          Change in net deferred loan
            origination costs                            (188)           (53)           (49)
          Change in deferred income taxes                 151            (25)            65
          Provision for loan losses                       113              -              -
          Provision for losses on foreclosed
            real estate                                     -              8              3
          Net gain on the sale of available-for-sale
             securities                                    (1)             -              -
          Net (gain) loss on sales of loans              (179)           (86)            14
          Federal Home Loan Bank stock dividends            -            (29)             -
          Net (gain) loss on sale of foreclosed
            real estate                                     1              5             (7)
          ESOP compensation expense                       492            238              -
          Stock awards expense                            595              -              -
          Change in
               Accrued interest receivable                (25)          (745)           (59)
               Cash surrender value of
                 life insurance                          (145)          (145)           (50)
               Other assets                            (1,715)           144             21
               Accrued expenses and other
                 liabilities                           (3,741)         4,650             91
                                                      -------       --------       --------
                    Net cash provided by (used in)
                      operating activities             (2,480)         5,811          3,460

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in loans receivable        (46,753)        (5,530)         3,229
   Principal payments on mortgage-backed
     securities                                             -              -            103
   Proceeds from maturity of securities
     held-to-maturity                                  15,465         18,000         12,000


                                        (Continued)
                                                                            65.

                            FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                December 31, 1996, 1995, and 1994
                                     (Dollars in thousands)


                                                          1996         1995         1994
                                                          ----         ----         ----

CASH FLOWS FROM INVESTING ACTIVITIES (Continued)
   Purchase of securities held-to-maturity             $(14,598)    $(19,397)    $(14,614)
   Purchase of securities available-for-sale             (3,022)      (3,041)           -
   Proceeds of sales and calls of available-for-sale
     securities                                           7,985            -            -
   Investments in
          Loans purchased                               (17,147)     (14,254)      (3,645)
          Federal Home Loan Bank stock                   (1,280)           -          (33)
          Premises and equipment                         (1,523)        (276)         (90)
          Foreclosed real estate                            (12)         (15)         (20)
          Cash surrender value of life insurance              -            -       (2,875)
   Net (increase) decrease in interest-bearing
     deposits with financial institutions                 7,005        1,439      (14,447)
   Proceeds from sales of foreclosed
     real estate                                             72          147           98
                                                       --------     --------     --------
          Net cash used in investing activities         (53,808)     (22,927)     (20,294)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                   10,455       (7,777)        (952)
   Net change in open line advances from
     Federal Home Loan Bank                              34,700      (15,500)      18,400
   Proceeds from term advances from
     Federal Home Loan Bank                              26,000            -            -
   Repayments on term advances from
     Federal Home Loan Bank                              (2,000)           -            -
   Net increase (decrease) in advances from
     borrowers for taxes and insurance                        9         (119)         (80)
   Proceeds from stock issuance                               -       41,640            -
   Purchase of treasury stock                           (10,330)           -            -
   Dividends paid                                        (1,201)        (303)           -
                                                       --------     --------     --------
          Net cash provided by financing activities      57,633       17,941       17,368
                                                       --------     --------     --------
Net increase in cash and cash equivalents                 1,345          825          534

Cash and cash equivalents at beginning of year            3,005        2,180        1,646
                                                       --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR               $  4,350     $  3,005     $  2,180
                                                       --------     --------     --------
                                                       --------     --------     --------


                                                                            66.

                                            (Continued)

              See accompanying notes to consolidated financial statements.


                                                           1996          1995         1994
                                                           ----          ----         ----

Supplemental disclosures of cash flow information
   Cash paid for
          Interest                                      $ 11,090      $  9,161     $  8,049
          Income taxes                                     1,019         1,266          937

   Transfers from loans to real estate
     acquired through foreclosure                             87           144          114
   Real estate owned sales financed
     through loan origination                                  -            15           45
   Transfer of debt securities to held-
     to-maturity on January 1, 1994                            -             -       22,264
   Transfer of debt securities to available-
     for-sale from held-to-maturity                            -         5,937            -


                    See accompanying notes to consolidated financial statements.


                                                                            67.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of First Mutual Bancorp, Inc. (the "Company"), its wholly-owned subsidiary First Mutual Bank, S.B. (the "Bank") and the Bank's wholly-owned subsidiary, First Mutual Company, which provides investment and insurance services. All significant intercompany transactions and balances are eliminated in consolidation.

BUSINESS: The only business of the Company is the ownership of the Bank. The Bank is engaged in the business of commercial and retail banking and investment services, with operations conducted through its main office and six branches located in central Illinois. The Bank's revenues primarily arise from interest income from commercial and retail lending activities and investments and revenue derived from mortgage banking through origination of and sales of mortgage loans to the secondary market with servicing retained and related servicing income. The premiums generated from the insurance and investment operations are not significant to the overall operations of the Company.

STATEMENTS OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the Company considers cash on hand and on deposit in non-interest-bearing accounts with banks to be cash equivalents. The Company reports net cash flows for interest-bearing deposits in financial institutions with maturities of less than 90 days and for customer loans and deposit transactions.

SECURITIES: Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires corporations to classify debt securities as either held-to-maturity, trading, or available-for-sale. Securities are classified as held-to-maturity when management has the intent and the Company has the ability to hold those securities to maturity. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at fair value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of stockholders' equity. Premiums and discounts are recognized in interest income using methods that approximate the level-yield method. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

LOANS HELD FOR SALE: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. All sales are made without recourse.

                                       (Continued)

                                                                            68.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

During 1996, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 122, "Accounting for Mortgage Servicing Rights". SFAS No. 122 requires mortgage banking enterprises to recognize the rights to service mortgage loans for others as a separate asset, regardless of the manner in which such rights are acquired. These servicing rights are then amortized in proportion to and over the period of the estimated servicing income. The effect of adopting SFAS No. 122 did not have a material impact on the Company's consolidated financial position or results of operations during 1996. As discussed in the following paragraph, SFAS No. 122 will be superseded by Statement of Financial Accounting Standards No. 125 after December 31, 1996.

In June 1996, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Extinguishments of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a FINANCIAL-COMPONENTS APPROACH that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Management anticipates that the adoption of SFAS No. 125 will not have a material impact on the financial position or results of operations of the Bank.

LOANS RECEIVABLE: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan origination fees and discounts.

RECOGNITION OF INCOME ON LOANS: Interest on real estate and certain consumer loans is accrued over the term of the loans based upon the principal balance outstanding. Discounts on consumer loans are recognized over the loan term using a method that approximates the interest method. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued.

ALLOWANCE FOR LOAN LOSSES: Because some loans may not be repaid in full, the Company has established an allowance for loan losses. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which

                                       (Continued)
                                                                            69.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 (as modified by SFAS No. 118), effective for the Company beginning January 1, 1995, requires the measurement of impaired loans, based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to be increased, such increase is reported as a provision for loan losses. The effect of adopting SFAS No. 114 was not material to the Company's consolidated financial position or results of operations during 1996 and 1995.


INTEREST INCOME: Interest on loans is accrued over the term of the loans based upon the principal outstanding. Management reviews loans delinquent 90 days or more to determine if the interest accrual should be discontinued. Under SFAS No. 114, as amended by SFAS No. 118, the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as adjustments to the provision for loan losses.

LOAN ORIGINATION FEES AND RELATED COSTS: Loan fees received, net of certain direct loan origination costs, are deferred. The net deferred fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans.

FORECLOSED REAL ESTATE: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. Costs relating to improving the property are capitalized, whereas costs relating to holding the property are expensed.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value, including estimated selling expenses.

                                       (Continued)
                                                                            70.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PREMISES AND EQUIPMENT: Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Buildings and furniture, fixtures, and equipment are depreciated using principally the straight-line method over the estimated useful lives of the assets.

INCOME TAXES: The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities, using enacted tax rates.

EMPLOYEE STOCK OWNERSHIP PLAN: The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

Shares are considered outstanding for earnings per share calculations as they are committed to be released; unallocated shares are not considered outstanding.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The collectibility of loans, fair value of financial instruments, and status of contingencies are particularly subject to change.

EARNINGS PER COMMON SHARE: Earnings per share is calculated by dividing the net earnings by the weighted average number of common shares outstanding, including stock awards, and common stock equivalents attributable to outstanding stock options, when dilutive. For 1995, earnings per share is computed using net earnings from the date that the Bank converted to stock ownership. The weighted average number of the Company's shares of common stock used to calculate the 1996 and 1995 earnings per share was 4,147,713 and 4,328,955, respectively.

RECLASSIFICATIONS: Certain items in 1995 were reclassified to conform with the 1996 presentation.

                                       (Continued)
                                                                            71.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)



NOTE 2 - SECURITIES

The amortized cost and fair values of both available-for-sale and held-to-maturity investments in debt and equity securities are summarized below.

                                                DECEMBER 31, 1996
                                                -----------------
                                                 Gross     Gross
                                  Amortized   Unrealized Unrealized   Fair
AVAILABLE-FOR-SALE                   Cost        Gains     Losses     Value
------------------                ---------   ---------- ---------- --------
 U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies        $  3,990     $    3    $  (10)   $  3,983
Equity securities                        17          -         -          17
                                   --------     ------    ------    --------
                                   $  4,007     $    3    $  (10)   $  4,000
                                   --------     ------    ------    --------
                                   --------     ------    ------    --------
HELD-TO-MATURITY

U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies        $ 19,007     $   64    $   (8)   $ 19,063
                                   --------     ------    ------    --------
                                   --------     ------    ------    --------

                                                DECEMBER 31, 1995
                                                -----------------
                                                 Gross     Gross
                                  Amortized   Unrealized Unrealized   Fair
AVAILABLE-FOR-SALE                   Cost        Gains     Losses     Value
------------------                ---------   ---------- ---------- --------

U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies        $  8,954     $   75    $    -    $  9,029
Equity securities                         9          -         -           9
                                   --------     ------    ------    --------
                                   $  8,963     $   75    $    -    $  9,038
                                   --------     ------    ------    --------
                                   --------     ------    ------    --------
HELD-TO-MATURITY

U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies        $ 19,953     $  123    $   (1)   $ 20,075
                                   --------     ------    ------    --------
                                   --------     ------    ------    --------

                                       (Continued)

                                                                            72.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)



NOTE 2 - SECURITIES (Continued)

On December 29, 1995, the Company reclassified a portion of its held-to-maturity securities to available-for-sale in accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" in order to improve the Company's flexibility in meeting liquidity needs. The amortized cost and unrealized gain on securities transferred to available-for-sale were $5,937,000 and $71,000, respectively.

The amortized cost and fair value of debt securities by contractual maturity, are shown below.

                                                   DECEMBER 31, 1996
                                                   -----------------
                                                  Amortized      Fair
                                                    Cost        Value
                                                    ----        -----

   AVAILABLE-FOR-SALE

       Due in one year or less                     $      -    $      -
       Due after one year through five years          3,990       3,983
                                                   --------    --------
                                                      3,990       3,983
       Equity securities                                 17          17
                                                   --------    --------
                                                   $  4,007    $  4,000
                                                   --------    --------
                                                   --------    --------
   HELD-TO-MATURITY

       Due in one year or less                     $ 10,220    $ 10,227
       Due after one year through five years          8,787       8,836
                                                   --------    --------
                                                   $ 19,007    $ 19,063
                                                   --------    --------
                                                   --------    --------

For the year ended December 31, 1996, the Company received proceeds totaling approximately $7,985,000 on the sales and calls of available-for-sale securities. Gross realized gains were approximately $5,000 and gross realized losses were approximately $4,000.

There were no sales of securities during the years ended December 31, 1995 and 1994.

Securities with a total carrying value of $475,000 and $76,000, and fair values of $474,000 and $76,000, respectively, were pledged at December 31, 1996 and 1995 to secure certain savings deposits in excess of $100,000.

                               (Continued)

                                                                            73.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)




NOTE 3 - LOANS RECEIVABLE

Loans receivable are summarized as follows:
                                                            DECEMBER 31,
                                                            ------------
                                                          1996       1995
                                                          ----       ----
   First mortgage loan principal balances
       Secured by one-to-four family residences         $207,648   $181,991
       Secured by other properties                        30,266     23,168
       Construction loans secured by one-to-four
        family residences                                  4,334      3,949
       Construction loans secured by other properties      4,040          -
                                                        --------   --------
                                                         246,288    209,108
       Undisbursed portion of loans                       (4,656)    (1,139)
       Net deferred loan origination costs                   225        112
                                                        --------   --------
         Total first mortgage loans                      241,857    208,081

   Commercial loan principal balances                      7,775      4,289

   Consumer and other loan principal balances
       Automobile                                         29,111      3,390
       Home equity and second mortgage                     1,149      1,233
       Other                                               3,340      2,355
                                                        --------   --------
                                                          33,600      6,978
       Net deferred loan origination costs                    78          3
                                                        --------   --------
           Total consumer and other loans                 33,678      6,981

              Total loans receivable                     283,310    219,351
       Less allowance for loan losses                      1,244      1,172
                                                        --------   --------
                                                        $282,066   $218,179
                                                        --------   --------
                                                        --------   --------

Activity in the allowance for loan losses is summarized as follows:

                                         YEAR ENDED DECEMBER 31,
                                         -----------------------
                                      1996        1995        1994
                                      ----        ----        ----

   Balance at beginning of period   $ 1,172     $ 1,148     $ 1,129
   Provision charged to income          113           -           -
   Charge-offs                          (85)         (6)        (40)
   Recoveries                            44          30          59
                                    -------     -------     -------


                                       (Continued)

                                                                            74.

   Balance at end of period         $ 1,244     $ 1,172     $ 1,148
                                    -------     -------     -------
                                    -------     -------     -------


                               (Continued)

                                                                            75.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)




NOTE 3 - LOANS RECEIVABLE (Continued)

Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $108,000, $179,000, and $57,000 at December 31, 1996, 1995, and
1994, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below:

                                              YEAR ENDED DECEMBER 31,
                                              -----------------------
                                             1996      1995       1994
                                             ----      ----       ----
   Interest income that would
     have been recorded                      $    8   $   15    $    5
   Interest income recognized                     3        6         1
                                             ------   ------    ------

          Interest income foregone           $    5   $    9    $    4
                                             ------   ------    ------
                                             ------   ------    ------

The Company is not committed to lend additional funds to debtors whose loans have been modified. The Company did not have any impaired loans during the years ended December 31, 1996 and 1995.

The Company has granted loans to certain bank officers, directors, and their related interests. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. All loans are current in their contractual payments for both principal and interest.

Activity in the loan accounts of officers, directors, and their related interests follows:

                                                    YEAR ENDED
                                                   DECEMBER 31,
                                                  --------------
                                                   1996     1995
                                                   ----     ----
   Balance at beginning of period                 $ 675    $ 710
   Loans disbursed                                  125        -
   Principal repayments                             (71)     (35)
                                                  -----    -----
          Balance at end of period                $ 729    $ 675
                                                  -----    -----
                                                  -----    -----


                                       (Continued)
                                                                            76.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)


NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES AND LOAN SERVICING

Mortgage loans originated by the Company and serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                                   DECEMBER 31,
                                                   ------------
                                             1996      1995      1994
                                             ----      ----      ----
   Mortgage loan portfolios
     serviced for
          FHLMC                           $ 43,812  $ 40,722   $37,882
          Other investors                    3,536     3,546     2,937
                                          --------  --------   -------
                                          $  47,348  $ 44,268   $40,819
                                          ---------  --------   -------
                                          ---------  --------   -------

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $405,000, $396,000, and $374,000, at December 31, 1996, 1995, and 1994, respectively.

The following summarizes the Company's secondary mortgage market activities, which consist solely of fixed rate one-to-four-family real estate loans:

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                             1996      1995      1994
                                             ----      ----      ----
   Activity during the year
          Loans originated for resale   $  12,447 $  12,624 $  9,984
          Proceeds from sale of loans
            originated for resale          12,970    11,678   11,225
          Gain (loss) on sale of loans
            originated for resale             179        86      (14)

   Loan servicing fees                        123       115      111

   Balance at end of year
          Loans held for sale (secured by
            one-to-four-family residences)  1,103     1,447      415


                                       (Continued)

                                                                            77.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)



NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES AND LOAN SERVICING
  (Continued)

The following summarizes the Company's activity in mortgage servicing rights for the year ended December 31, 1996:

   Balance at January 1, 1996                               $    -
   Additions                                                    99
   Amortization                                                 (2)
   Provision for impairment                                      -
                                                            ------

          Balance at December 31, 1996                      $   97
                                                            ------
                                                            ------

NOTE 5 - ALLOWANCE FOR LOSSES ON FORECLOSED REAL ESTATE

A summary of the activity in the allowance for losses on foreclosed real estate is as follows:

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                             1996      1995      1994
                                             ----      ----      ----

   Balance at beginning of period            $  -      $  3      $ 10
   Provision charged to income                  -         8         3
   Charge-offs                                  -       (11)      (10)
                                            -----      ----      ----

          Balance at end of year            $   -      $  -      $  3
                                            -----      ----      ----
                                            -----      ----      ----

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                       DECEMBER 31,
                                                       ------------
                                                  1996           1995
                                                  ----           ----
   Cost
          Land and buildings                   $  6,017       $  5,295
          Furniture, fixtures, and equipment      2,158          1,428
                                               --------       --------
                                                  8,175          6,723
    Less accumulated depreciation                 4,056          3,768
                                               --------       --------
                                               $  4,119       $  2,955
                                               --------       --------
                                               --------       --------


                               (Continued)

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)


NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled $12,093,000 and $10,735,000 at December 31, 1996 and 1995, respectively.

At December 31, 1996, scheduled maturities of certificates of deposit are as follows:

                         1997                     $    95,127
                         1998                          22,503
                         1999                          12,069
                         2000                          11,421
                         2001 and thereafter            3,219
                                                  -----------
                                                  $   144,339
                                                  -----------
                                                  -----------

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

At December 31, 1996 and 1995, secured advances from the Federal Home Loan Bank were as follows:

      INTEREST           MATURITY
        RATE               DATE                 1996                  1995
        ----               ----                 ----                  ----

       6.03%              5/2/97              $2,500                  $-
        5.97             8/12/97               5,000                   -
        6.09             9/25/97               2,000                   -
        6.48            12/19/97               2,000                   -
        6.33             4/25/98               3,000                   -
        6.47              5/2/98               2,500                   -
        6.59             6/19/98               2,000                   -
        6.43             9/25/98               3,000                   -
        6.62             9/25/99               2,000                   -
    Floating           Open line              38,800               4,100
                                             -------              ------
                                             $62,800              $4,100
                                             -------              ------
                                             -------              ------


The interest rate on floating advances was 6.95% and 5.31% as of December 31, 1996 and 1995, respectively. The maximum amount of credit available, secured by a blanket lien on first mortgages, is the lesser of 60% of qualifying collateral or 35% of total assets of the Bank.

                               (Continued)

                                                                            79.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)



NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK (Continued)

The Bank maintains a collateral pledge agreement covering secured advances whereby the savings bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans on residential property (not more than 90 days delinquent), aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.


NOTE 9 - INCOME TAXES

Income tax expense is summarized as follows:

                                            YEAR ENDED DECEMBER 31,
                                     1996            1995         1994
                                     ----            ----         ----

   Current                         $   558        $   1,365     $    922
   Deferred                            151              (25)          65
                                   -------        ---------     --------

                                   $   709        $   1,340     $    987
                                   -------        ---------     --------
                                   -------        ---------     --------

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rates of 34% in 1996, 1995, and 1994 to income before income taxes as a result of the following:


                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                          1996            1995          1994
                                          ----            ----          ----

   Expected income tax expense at
     federal tax rate                   $    639       $    1,271     $    925
   State income tax,  net of federal
     tax benefit                              55               88           72
   Other items, net                      15              (19)         (10)
                                        --------       ----------     --------

                                        $    709       $    1,340     $    987
                                        --------       ----------     --------
                                        --------       ----------     --------


                                       (Continued)

                                                                            80.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)


NOTE 9 - INCOME TAXES (Continued)

Deferred tax assets and liabilities are comprised of the following at December 31:

                                                            DECEMBER 31,
                                                            ------------
                                                           1996      1995
                                                           ----      ----

   Loans, principally due to allowance for losses      $    136  $    183
   Accrual for employee benefits                            131        83
   Unrealized loss on securities available-for-sale           3         -
   Other                                                     10        23
                                                       --------  --------
          Total deferred tax assets                         280       289

   FHLB stock dividends                                     142       142
   Premises and equipment, principally due to
     differences in depreciation                             33        14
   Unrealized gain on securities available-for-sale           -        29
   Deferred loan fees                                       133        51
   Other                                                     39         1
                                                       --------  --------
          Total deferred tax liabilities                    347       237
                                                       --------  --------

          Net deferred tax assets (liabilities)        $    (67) $     52
                                                       --------  --------
                                                       --------  --------

Management has not recorded a valuation allowance based on the amount of recoverable taxes paid in prior years.

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income on the financial statements. Retained earnings at December 31, 1996 and 1995 include approximately $10,583,000 (representing bad debt deductions accumulated through 1986) for which no deferred federal income tax liability has been recorded. Tax legislation passed August 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in the tax years after 1986. The related amount of deferred tax liability which must be recaptured is $893,000 and is payable over a six-year period beginning in 1998.

                                       (Continued)
                                                                            81.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)




NOTE 10 - STOCK BASED COMPENSATION PLANS

As part of the conversion transaction, the Company established an employee stock ownership plan ("ESOP") for the benefit of substantially all employees. The ESOP borrowed $3,760,000 from the Company and used those funds to acquire 376,000 shares of the Company's stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Company's discretionary contributions to the ESOP and earnings on ESOP assets. Principal payments are scheduled to occur in even quarterly amounts over a ten-year period. However, in the event Company contributions exceed the minimum debt service requirements, additional principal payments will be made.

During 1996, 37,600 shares of stock with an average fair value of $13.07 per share were committed to be released, resulting in ESOP compensation expense of $491,000. Shares held by the ESOP at December 31 are as follows:


                                                         1996
                                                         ----

   Allocated shares                                          56
   Unallocated shares                                       320
                                                       --------

          Total ESOP shares                                 376
                                                       --------
                                                       --------

          Fair value of unallocated shares             $  4,794
                                                       --------
                                                       --------


The Company has a stock option plan under the terms of which 470,000 shares of the Company's common stock were reserved for issuance. The options become exercisable on a cumulative basis in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant.

A summary of the status of the Company's stock option plan as of December 31, 1996 and changes during the year then ended are presented below:

                                                                 Weighted-
                                                                 Average
                                                                 Exercise
                                             Shares               Price
                                             ------               -----


   Outstanding at beginning of year                -             $    -
   Granted                                   407,600              11.75
   Exercised                                       -                  -
   Forfeited                                       -                  -
                                             -------
          Outstanding at end of year         407,600                  -
                                             -------
                                             -------

   Options exercisable at end of year         81,520
   Weighted-average fair value of
     options granted during year             $  2.63

NOTE 10 - STOCK BASED COMPENSATION PLANS (Continued)

All of the outstanding options at December 31, 1996 relate to options granted in 1996 at an exercise price of $11.75 and have a remaining life of 9.5 years before expiration. These options are not fully vested. The exercise price equals the market value on the date the options were granted.

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized at the date of grant. Had compensation cost been determined

                                                                            82.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)


based on the fair value at the grant dates for awards under the plan in 1996 consistent with the method of SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", the Company's net income and earnings per share would have been reduced to the pro forma amounts in the table below. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                            1996
                                                       (IN THOUSANDS)
                                                       --------------
   Pro forma net income                                $    1,040

   Pro forma earnings per share                        $   0.25

The fair value of options granted in 1996 was estimated at the date of grant using a Black-Scholes option pricing model using the following assumptions: dividend yield of 2.0%; expected volatility factor of the expected market price of the Company's common stock of 15.0%; risk-free interest rate of 6.6%; and expected option term of 5 years.

The Black-Scholes option pricing valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

In connection with the conversion to stock ownership, the Company adopted a Management Recognition and Retention Plan (MRP). In 1996, the Company contributed $2.1 million allowing the MRP to acquire 178,600 shares of common stock of the Company, at an average cost of $11.75 per share, to be awarded to directors and key employees. These shares vest over a five-year period at a cost of $419,700 each year. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders' equity.


                                                                            83.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)


NOTE 11 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal regulatory agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

At year-end, actual capital levels of the Bank (in millions) and minimum required levels were:



                                                                                               MINIMUM REQUIRED
                                                                                                   TO BE WELL
                                                                           MINIMUM REQUIRED    CAPITALIZED UNDER
                                                                           FOR CAPITAL         PROMPT CORRECTIVE
                                                            ACTUAL         ADEQUACY PURPOSES   ACTION REGULATIONS
                                                            ------         -----------------   ------------------
1996                                                   AMOUNT    RATIO     AMOUNT    RATIO     AMOUNT     RATIO
----                                                   ------    -----     ------    -----     ------    ------
Total capital (to risk-weighted assets) $              52,070    27.8%     $14,970   8.0% $    18,712    10.0%
Tier 1 (core) capital (to risk-weighted assets)        50,826    27.2        7,485   4.0       11,227     6.0
Tier 1 (core) capital (to adjusted total assets)       50,826    16.0        9,510   3.0       15,850     5.0



1995
----

Total capital (to risk-weighted assets) $              50,216    30.8%     $10,918   8.0% $    13,647    10.0%
Tier 1 (core) capital (to risk-weighted assets)        49,044    35.9        5,459   4.0        8,188     6.0
Tier 1 (core) capital (to adjusted total assets)       49,044    19.6        7,510   3.0       12,517     5.0


As of December 31, 1996, the most recent notification from the office of the Commissioner of Savings and Residential Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                            84.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)



NOTE 11 - REGULATORY MATTERS (Continued)

On December 22, 1994, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a state chartered mutual savings bank to a state chartered stock savings bank with the concurrent formation of a holding company. On June 30, 1995, the Company sold 4,700,000 shares of common stock at $10 per share and received proceeds of $41,640,000, net of conversion expenses and ESOP shares. Approximately 50% of the gross proceeds of $45,400,000 were used by the Company to acquire all of the capital stock of the Bank.

At the time of conversion, the Bank established a liquidation account totaling $27,811,000. The liquidation account is maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.


NOTE 12 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and unused lines of credit on consumer loans. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and unused lines of credit on consumer loans is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments recorded on the balance sheet.

                                                                           85.

These financial instruments are summarized as follows:

                                                Approximate Contract or
                                                    NOTIONAL AMOUNT
                                                    ---------------
                                                      DECEMBER 31,
                                                      -----------
                                                    1996      1995
                                                    ----      ----

Financial instruments, the contract amounts of which represent credit risk

   Commitments to extend credit (fixed and variable rate commitments of $1,739 and $4,391 at December 31, 1996; $978 and $4,172 at December 31,
   1995)
          Commercial                              $ 4,202   $ 3,700
          Mortgage                                  1,928     1,450
   Unused lines of credit on consumer loans         4,117     2,279
   Undisbursed portion of construction loans        4,572     1,139
   Unused lines of credit on commercial loans       3,005     5,277

Fixed rate mortgage loan commitments at December 31, 1996 have terms ranging from 60 to 302 days and rates ranging from 6.50% to 9.00%. Fixed rate mortgage loan commitments at December 31, 1995 have terms ranging from 11 to 58 days and rates ranging from 7.25% to 9.50%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but primarily consists of single-family residential real estate.

The Company grants commercial and residential real estate and consumer loans to customers throughout central Illinois. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to repay their loans is dependent on the economic conditions within central Illinois.

                                                                           86.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)



NOTE 12 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS (Continued)


The deposits of savings associations are presently insured by the Savings Association Insurance Fund (SAIF), which, along with the Bank Insurance Fund
(BIF), is one of the two insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). Due to the inadequate capitalization of the SAIF, a recapitalization plan was signed into law on September 30, 1996 which required a special assessment of approximately .65% of all SAIF-insured deposit balances as of March 31, 1995. The Company's assessment of $1,314,000 is reflected in the 1996 Consolidated Statement of Income.

The Company and its subsidiary are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, results of operations, cash flows and capital position of the Company and its subsidiary.

At December 31, 1996, the Company and its subsidiary were obligated under noncancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based primarily on increases in the average consumer price index. Net rent expenses under operating leases were approximately $47,000, $28,000, and $28,000 for the years ended
December 31, 1996, 1995, and 1994, respectively.

The projected minimum rental payments under the terms of the leases at December 31, 1996, net of projected sublease rentals, are as follows:

                    YEAR ENDED
                    DECEMBER 31
                    -----------
                       1997                       $     78
                       1998                             73
                       1999                             71
                       2000                             63
                       2001 and thereafter              19
                                                  --------
                                                  $    304
                                                  --------
                                                  --------

-------------------------
-------------------------
There were two new leases entered into during the year ended December 31, 1996.

                                                                            87.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)



NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company maintains a noncontributory profit sharing plan for the benefit of eligible employees. The annual contribution to the plan is discretionary as determined by the Board of Directors; however, the amount is limited to fifteen percent of salaries of eligible employees. The Company contributed $0, $134,000, and $339,000 to the profit sharing plan for the years ended
December 31, 1996, 1995, and 1994, respectively.

In August 1994, the Bank entered into various deferred compensation agreements with directors and certain officers. These agreements provide for guaranteed payments for a specified period (ranging from 36 to 180 months) after a specified age is attained (ranging from age 65 to age 79). The liability for each covered director and officer is being accrued over the service period in which the benefit has been earned. The liability totaled approximately $339,000 and $214,000 at December 31, 1996 and 1995, respectively. Expense of approximately $125,000 and $105,000 has been included in compensation and benefits in the accompanying statements of income for the years ended
December 31, 1996 and 1995, respectively. The Bank is the beneficiary of life insurance policies on the directors and officers with an aggregate cash surrender value of $3,215,000 and $3,070,000, as of December 31, 1996 and 1995, respectively.


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables show the estimated fair value and the related carrying value of the Company's financial instruments. Items which are not financial instruments are not included.



                                                            DECEMBER 31, 1996             DECEMBER 31, 1995
                                                           --------------------         ---------------------

                                                           CARRYING   ESTIMATED         CARRYING   ESTIMATED
                                                            VALUE    FAIR VALUE           VALUE    FAIR VALUE
                                                            -----    -----------        --------   ----------
ASSETS
   Cash and cash equivalents                                $4,350    $4,350              $3,005    $3,005
   Interest-bearing deposits with financial institutions     6,730     6,730              13,735    13,735
   Securities available-for-sale                             4,000     4,000               9,038     9,038
   Securities held-to-maturity                              19,007    19,063              19,953    20,075
   Loans held for sale                                       1,103     1,119               1,447     1,461
   Loans receivable, net                                   282,066   280,913             218,179   216,754
   Federal Home Loan Bank stock                              3,200     3,200               1,920     1,920
   Cash surrender value of life insurance                    3,215     3,215               3,070     3,070
   Accrued interest receivable                               1,969     1,969               1,944     1,944
   Mortgage servicing rights                                    97        97                   -         -

                                                                           88.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)




                                                            DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                            -----------------                  -----------------
                                                            CARRYING  ESTIMATED                CARRYING  ESTIMATED
                                                            VALUE     FAIR VALUE               VALUE     FAIR VALUE
                                                            -----     ----------               -----     ----------

LIABILITIES
   Demand, NOW, money market, and savings deposits     $    (58,584)  $    (58,584)       $    (47,638)  $    (47,638)
   Certificates of deposit                                 (144,339)      (145,189)           (144,830)      (145,915)
   Advances from borrowers for taxes and insurance           (1,420)        (1,420)             (1,411)        (1,411)
   Advances from Federal Home Loan Bank                     (62,800)       (62,640)             (4,100)        (4,100)
   Accrued interest payable                                  (1,471)        (1,471)             (1,207)        (1,207)


For purposes of the above, the following assumptions were used. The estimated fair value for cash and cash equivalents; interest-bearing deposits with financial institutions; Federal Home Loan Bank stock; cash surrender value of life insurance; accrued interest receivable; mortgage servicing rights; demand, NOW, money market, and savings deposits; advances from borrowers for taxes and insurance; and accrued interest payable are considered to approximate their carrying values. The estimated fair value for investments is based on quoted market values for the individual securities or for equivalent securities. The loans held for sale estimated fair value is determined based upon FHLMC or other commitment rates for similar loans. The estimated fair value for loans is based on estimates of the rate the Company would charge for similar loans at December 31, 1996 and 1995, respectively, applied for the time period until estimated payment. The estimated fair value of certificates of deposit is based on estimates of the rate the Company pays on such deposits at December 31, 1996 and 1995, respectively, applied for the time period until maturity. The estimated fair value of term advances is based on calculating the present value of future cash flows using the current rate for an advance with a similar length of maturity. The estimated fair value of the open line of credit advance is considered to approximate its carrying value. Loan commitments are not included in the table above as their estimated fair value is immaterial.

Other assets and liabilities of the Company that are not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as customer goodwill and similar items.

While the above estimates are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of these items on the balance sheet date, the fair values would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at the balance sheet date should not necessarily be considered to apply at subsequent dates.

                                                                            89.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)




NOTE 15 - ACQUISITION

On January 3, 1997, the Bank purchased selected assets and assumed certain deposits of three branches from another financial institution. The following summarizes the assets purchased and liabilities assumed:

   Assets purchased
          Cash and due from banks                 $  121,282
          Commercial loans                             3,702
          Consumer loans                               6,240
          Premises and equipment                       2,723
          Intangible assets                           14,732
          Other assets                                    59
                                                  ----------

               Total assets purchased             $  148,738
                                                  ----------
                                                  ----------
   Liabilities assumed
          Deposits                                $  146,182
          Other liabilities                            2,556
                                                  ----------

               Total liabilities assumed          $  148,738
                                                  ----------
                                                  ----------

Intangible assets consist of core deposits which will be amortized over a ten year period.


NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income and statements of cash flows for First Mutual Bancorp, Inc.

                                CONDENSED BALANCE SHEETS
                               December 31, 1996 and 1995


                                                         1996      1995
                                                         ----      ----
ASSETS
Cash and cash equivalents                              $    79   $     16
Interest-bearing certificates of deposit at
  other financial institutions                           4,200      9,820
Securities available-for-sale                            3,983      9,029
ESOP debt receivable                                     3,196      3,572
Investment in bank subsidiary                           50,883     49,044
Accrued interest receivable and other assets               187        425
                                                       -------   --------

                                                       $62,528   $ 71,906
                                                       -------   --------
                                                       -------   --------

                                                                            90.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)




NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                                                     1996               1995
                                                     ----               ----
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities            $    311            $    378

Stockholders' equity
   Common stock                                        470                 470
   Additional paid-in capital                       45,104              44,980
   Unearned ESOP shares                             (3,196)             (3,572)
   Unearned stock awards                            (1,504)                  -
   Retained earnings                                29,578              29,604
   Treasury stock                                   (8,231)                  -
   Unrealized loss on AFS securities, net of tax        (4)                 46
                                                  --------            --------
                                                  $ 62,528            $ 71,906
                                                  --------            --------
                                                  --------            --------

                             CONDENSED STATEMENTS OF INCOME
                        For the year ended December 31, 1996 and
                    the period July 1, 1995 through December 31, 1995


                                                   1996                 1995
                                                   ----                 ----
Income
   Securities                                     $    462            $    227
   ESOP interest income                                275                   -
   Net gain on sale of securities                        1                   -
   Other interest earning assets                       372                 468
                                                  --------            --------
          Total income                               1,110                 695

Expenses
   Compensation and benefits                            26                  14
   Other expenses                                      262                 112
                                                  --------            --------
          Total expenses                               288                 126
                                                  --------            --------

INCOME BEFORE INCOME TAXES                             822                 569

Income taxes                                           282                 199
                                                  --------            --------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF BANK SUBSIDIARY                          540                 370

Undistributed earnings in bank subsidiary              631               1,020
                                                  --------            --------

NET INCOME                                        $  1,171            $  1,390
                                                  --------            --------
                                                  --------            --------

                                                                            91.

                        FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1996, 1995, and 1994
                         (Table amounts in thousands of dollars)



NOTE 16 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)

                           CONDENSED STATEMENTS OF CASH FLOWS
                        For the year ended December 31, 1996 and
                    the period July 1, 1995 through December 31, 1995


                                                                         1996            1995
                                                                         ----            ----

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                         $   1,171      $   1,390
   Adjustments to reconcile net income to
    net cash provided by operating activities
      Equity in undistributed earnings of subsidiary                       (631)        (1,020)
      Amortization of premiums and discounts on
       investment securities                                                 (6)             9
      Gain on the sale of available-for-sale securities                      (1)             -
      Change in
          Other assets                                                      252           (425)
          Other liabilities                                                 (54)            45
                                                                      ---------      ---------
               Net cash provided by (used in) operations                    731             (1)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of stock of First Mutual Bank                                     -        (22,700)
   Purchase of securities held-to-maturity                                    -         (5,930)
   Purchase of securities available-for-sale                             (3,015)        (3,032)
   Proceeds from the sale/maturities of available-for-sale
     securities                                                           7,986              -
   Change in interest-bearing deposits                                    5,620         (9,820)
   Capital contribution to subsidiary                                      (104)           (26)
                                                                      ---------      ---------
          Net cash provided by (used) in investing activities            10,487        (41,508)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from stock issuance                                               -         41,640
   Payment received on loan to ESOP                                        376             188
   Purchase of treasury stock                                          (10,330)              -
   Dividends paid                                                       (1,201)           (303)
          Net cash provided by (used in) financing activities          (11,155)         41,525
                                                                      ---------      ---------
Net increase in cash and cash equivalents                                   63              16

Cash and cash equivalents at beginning of period                            16               -
                                                                      --------       ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $    79       $      16
                                                                      --------       ---------
                                                                      --------       ---------

                                                                            92.

                         FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             December 31, 1996, 1995, and 1994
                          (Table amounts in thousands of dollars)

 NOTE 17 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)


1996                                                   THREE MONTHS ENDED
                                                       ------------------
                                          MARCH 31        JUNE 30     SEPTEMBER 30   DECEMBER 31
                                          --------        -------     ------------   -----------


Interest income                          $   5,016      $    5,277     $    5,543     $    5,906
Interest expense                             2,456           2,627          2,961          3,310
                                         ---------      ----------     ----------     ----------
NET INTEREST INCOME                          2,560           2,650          2,582          2,596

Provision for loan losses                       25              25             25             38
Other income                                   269             265            256            275
Other expense                                1,611           1,889          3,834          2,126
                                         ---------      ----------     ----------     ----------
INCOME (LOSS) BEFORE INCOME TAXES            1,193           1,001         (1,021)           707

Income tax expense (benefit)                   435             430           (416)           260
                                         ---------      ----------     ----------     ----------
NET INCOME (LOSS)                         $    758      $      571     $     (605)     $     447
                                         ---------      ----------     ----------     ----------
Earnings (loss) per common share          $    .17      $      .14     $     (.14)     $     .11
                                         ---------      ----------     ----------     ----------
                                         ---------      ----------     ----------     ----------



1995                                                   THREE MONTHS ENDED
                                                       ------------------
                                          MARCH 31        JUNE 30     SEPTEMBER 30   DECEMBER 31
                                          --------        -------     ------------   -----------

Interest income                          $    4,164     $    4,450     $    4,821      $   4,847
Interest expense                              2,239          2,491          2,358          2,402
                                          ---------      ----------     ----------     ----------

NET INTEREST INCOME                           1,925          1,959          2,463          2,445

Provision for loan losses                         -              -              -              -
Other income                                    184            211            223            230
Other expense                                 1,344          1,382          1,452          1,724
                                          ---------      ----------     ----------     ----------

INCOME BEFORE INCOME TAXES                      765            788          1,234            951

Income taxes                                    270            275            455            340
                                          ---------      ----------     ----------     ----------

NET INCOME                                 $    495       $    513       $    779       $    611
                                          ---------      ----------     ----------     ----------
                                          ---------      ----------     ----------     ----------

Earnings per common share                       N/A            N/A       $    .18       $    .14



                                                                            93.

                               CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                        December 31, 1996 and 1995
                                          (Dollars in thousands)

                                                                  1996           1995
                                                                  ----           ----
ASSETS
Cash and cash equivalents                                      $  4,350       $   3,005
Interest-bearing deposits with financial institutions             6,730          13,735
Securities available-for-sale (Note 2)                            4,000           9,038
Securities held-to-maturity
  (fair value:  December 31, 1996 - $19,063;
  December 31, 1995 - $20,075) (Note 2)                          19,007          19,953
Loans held for sale (Note 4)                                      1,103           1,447
Loans receivable, net (Note 3)                                  282,066         218,179
Federal Home Loan Bank stock                                      3,200           1,920
Accrued interest receivable                                       1,969           1,944
Foreclosed real estate, net of allowance for losses (Note 5)         77              51
Premises and equipment (Note 6)                                   4,119           2,955
Cash surrender value of life insurance (Note 13)                  3,215           3,070
Other assets                                                      1,940             379
                                                             ----------      ----------
                                                             $  331,776      $  275,676
                                                             ----------      ----------
                                                             ----------      ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 7)                                            $  202,923      $  192,468
Advances from borrowers for taxes
  and insurance                                                   1,420           1,411
Advances from Federal Home Loan
  Bank (Note 8)                                                  62,800           4,100
Accrued expenses and other liabilities                            2,416           6,169
                                                             ----------      ----------
                                                                269,559         204,148

Commitments and contingencies (Note 12)

Stockholders' equity (Note 11)
   Preferred stock - authorized 2,000,000 shares;
     none issued                                                                      -
   Common stock - par value $.10 per share;
     authorized 8,000,000 shares, issued 4,700,000 shares           470             470
   Additional paid-in capital                                    45,104          44,980
   Unearned ESOP shares (Note 10)                                (3,196)         (3,572)
   Unearned stock awards (Note 10)                               (1,504)              -
   Retained earnings, substantially restricted (Note 9)          29,578          29,604
   Treasury stock, at cost, 611,400 shares in 1996               (8,231)              -
   Unrealized appreciation (depreciation) on securities
     available-for-sale, net of tax                                  (4)             46
                                                             ----------      ----------
                                                                 62,217          71,528
                                                             ----------      ----------

                                                             $  331,776      $  275,676
                                                             ----------      ----------
                                                             ----------      ----------

              See accompanying notes to consolidated financial statements.



                                                                            97.

                                       CONSOLIDATED STATEMENTS OF INCOME
                                 Years ended December 31, 1996, 1995, and 1994
                                            (Dollars in thousands)


                                               1996        1995         1994
                                               ----        ----         ----
Interest income
   Loans receivable
          First mortgage loans             $  16,952   $  15,399    $  14,125
          Consumer and other loans             1,930         486          407
          Commercial loans                       497         122            -
   Securities                                  1,663       1,481        1,084
   Other interest-earning assets                 700         794          203
                                           ---------   ---------    ---------
          Total interest income               21,742      18,282       15,819

Interest expense
   Deposits                                    9,671       9,233        8,076
   Federal Home Loan Bank advances and
     other interest charges (Note 8)           1,683         257           77
                                           ---------   ---------    ---------
          Total interest expense              11,354       9,490        8,153
                                           ---------   ---------    ---------


NET INTEREST INCOME                           10,388       8,792        7,666

Provision for loan losses (Note 3)               113           -            -


NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                             10,275       8,792        7,666

Noninterest income
   Gain on sales and calls of securities           1          -             -
   Gain (loss) on sales of loans (Note 4)        179          86          (14)
   Deposit service fee income                    357         292          294
   Loan servicing fees (Note 4)                  123         115          111
   Investment sales commissions                  123          88          120
   Other                                         282         267          155
                                           ---------   ---------    ---------
          Total noninterest income             1,065         848          666

Noninterest expense
   Compensation and benefits                   4,562       3,153        2,868
   Occupancy and equipment                       876         682          615
   SAIF deposit insurance premium                339         465          464
   SAIF special assessment                     1,314           -            -
   Advertising and promotion                     425         239          295
   Data processing                               428         350          345
   Printing, postage, stationery,
     and supplies                                363         238          203
   Net expense on foreclosed real
     estate operations                             8          11           10
   Net (gain) loss on sale of real estate owned
     including provisions for losses               1          13           (4)
   Other                                       1,144         751          817
                                           ---------   ---------    ---------
          Total noninterest expense            9,460       5,902        5,613
                                           ---------   ---------    ---------



                                                                            98.

                      CONSOLIDATED STATEMENTS OF INCOME
                Years ended December 31, 1996, 1995, and 1994
                           (Dollars in thousands)



                                               1996        1995         1994
                                               ----        ----         ----

INCOME BEFORE INCOME TAXES                  $  1,880      $ 3,738       $ 2,719

Income taxes (Note 9)                            709        1,340           987
                                            --------      -------       -------


NET INCOME                                  $  1,171      $ 2,398       $ 1,732
                                            --------      -------       -------
                                            --------      -------       -------

EARNINGS PER SHARE                          $    .28      $   .32       $    -
                                            --------      -------       -------
                                            --------      -------       -------


              See accompanying notes to consolidated financial statements.


                                                                            99.

                         FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY



                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           Years ended December 31, 1996, 1995, and 1994
                                    (Dollars in thousands)


                                                                  Unrealized

                                                                 Appreciation

                                           Retained             (Depreciation)
                                                      Additional   Unearned   Unearned
                                          Earnings -             on Securities
                                            Common     Paid in       ESOP      Stock
                                         Substantially Treasury   Available-
                                             STOCK      CAPITAL     SHARES     AWARDS
                                           RESTRICTED    STOCK     FOR-SALE     TOTAL

Balance at January 1, 1994                  $      -   $      -    $      -    $      -
                                            $ 26,079   $      -    $      -    $ 26,079
Net income                                         -          -           -           -
                                            --------   --------    --------    --------
                                               1,732          -           -       1,732
                                            --------   --------    --------    --------
Balance at December 31, 1994                       -          -           -           -
                                              27,811          -           -      27,811
Issuance of common stock                         470     44,930      (3,760)          -
                                                   -          -           -      41,640
ESOP shares earned                                 -         50         188           -
                                                   -          -           -         238
Cash dividends ($.07 per share)                    -          -           -           -
                                                (605)         -           -        (605)
Reclassification of securities
  from held-to-maturity
  to available-for-sale, net of tax of $28         -          -           -           -
                                                   -          -          43          43
Change in unrealized gain on securities
  available-for-sale, net of tax of $1             -          -           -           -
                                                   -          -           3           3
Net income                                         -          -           -           -
                                            --------   --------    --------    --------
                                               2,398          -           -       2,398
                                            --------   --------    --------    --------
Balance at December 31, 1995                     470     44,980      (3,572)          -
                                              29,604          -          46      71,528



                                                                          100.


Net income                                         -          -           -           -
                                               1,171          -           -       1,171
Purchase of treasury shares                        -          -           -           -
                                                   -    (10,330)          -     (10,330)
Unearned stock awards                              -          -           -      (2,099)
                                                   -      2,099           -           -
ESOP shares earned                                 -        116         376           -
                                                   -          -           -         492
Stock awards earned                                -          -           -         595
                                                   -          -           -         595
Tax benefit of stock awards                        -          8           -           -
                                                   -          -           -           8
Change in unrealized appreciation
(depreciation) on securities available-
for-sale, net of tax of $32                        -          -           -           -
                                                   -          -         (50)        (50)
Cash dividends ($.30 per share)                    -          -           -           -
                                            --------   --------    --------    --------
                                              (1,197)         -           -      (1,197)
                                            --------   --------    --------    --------
Balance at December 31, 1996                 $   470   $ 45,104    $ (3,196)   $ (1,504)
                                            --------   --------    --------    --------
                                            --------   --------    --------    --------
                                             $29,578   $ (8,231)   $     (4)   $ 62,217
                                            --------   --------    --------    --------
                                            --------   --------    --------    --------


                                           (Continued)

                                                                          101.


                            FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                December 31, 1996, 1995, and 1994
                                     (Dollars in thousands)
    ____________________________________________________________________________________

                                                       1996         1995         1994
                                                       ----         ----         ----

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                     $  1,171     $  2,398     $  1,732
     Adjustments to reconcile net income to
       net cash from operating activities
          Depreciation and amortization                  395          295          263
          Amortization of premiums and
            discounts on mortgaged-backed
            and investment securities, net                73          102          195
          Origination of loans held for sale         (12,447)     (12,624)      (9,984)
          Proceeds from sale of loans                 12,970       11,678       11,225
          Change in net deferred loan
            origination costs                           (188)         (53)         (49)
          Change in deferred income taxes                151          (25)          65
          Provision for loan losses                      113            -            -
          Provision for losses on foreclosed
            real estate                                    -            8            3
          Net gain on the sale of available-for-sale
             securities                                   (1)           -            -
          Net (gain) loss on sales of loans             (179)         (86)          14
          Federal Home Loan Bank stock dividends           -          (29)           -
          Net (gain) loss on sale of foreclosed
            real estate                                    1            5           (7)
          ESOP compensation expense                      492          238            -
          Stock awards expense                           595            -            -
          Change in
               Accrued interest receivable               (25)        (745)         (59)
               Cash surrender value of
                 life insurance                         (145)        (145)         (50)
               Other assets                           (1,715)         144           21
               Accrued expenses and other
                 liabilities                          (3,741)       4,650           91
                                                    --------     --------     --------
                    Net cash provided by (used in)
                      operating activities            (2,480)       5,811        3,460

CASH FLOWS FROM INVESTING ACTIVITIES
     Net (increase) decrease in loans receivable     (46,753)      (5,530)       3,229
     Principal payments on mortgage-backed
       securities                                          -            -          103
     Proceeds from maturity of securities
       held-to-maturity                               15,465       18,000       12,000


                                           (Continued)


                                                       1996         1995         1994
                                                       ----         ----         ----
CASH FLOWS FROM INVESTING ACTIVITIES (Continued)
     Purchase of securities held-to-maturity        $(14,598)    $(19,397)    $(14,614)
     Purchase of securities available-for-sale        (3,022)      (3,041)           -
     Proceeds of sales and calls of available-for-sale
       securities                                      7,985            -            -
     Investments in
          Loans purchased                            (17,147)     (14,254)      (3,645)
          Federal Home Loan Bank stock                (1,280)           -          (33)
          Premises and equipment                      (1,523)        (276)         (90)
          Foreclosed real estate                         (12)         (15)         (20)
          Cash surrender value of life insurance           -            -       (2,875)
     Net (increase) decrease in interest-bearing
       deposits with financial institutions            7,005        1,439      (14,447)
     Proceeds from sales of foreclosed
       real estate                                        72          147           98
                                                    --------     --------     --------
          Net cash used in investing activities      (53,808)     (22,927)     (20,294)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits              10,455       (7,777)        (952)
     Net change in open line advances from
       Federal Home Loan Bank                         34,700      (15,500)      18,400
     Proceeds from term advances from
       Federal Home Loan Bank                         26,000            -            -
     Repayments on term advances from
       Federal Home Loan Bank                         (2,000)           -            -
     Net increase (decrease) in advances from
       borrowers for taxes and insurance                   9         (119)         (80)
     Proceeds from stock issuance                          -       41,640            -
     Purchase of treasury stock                      (10,330)           -            -
     Dividends paid                                   (1,201)        (303)           -
                                                    --------     --------     --------
          Net cash provided by financing activities   57,633       17,941       17,368
                                                    --------     --------     --------

Net increase in cash and cash equivalents              1,345          825          534

Cash and cash equivalents at beginning of year         3,005        2,180        1,646
                                                    --------     --------     --------

CASH AND CASH EQUIVALENTS AT END OF YEAR            $  4,350     $  3,005     $  2,180
                                                    --------     --------     --------
                                                    --------     --------     --------


             See accompanying notes to consolidated financial statements.


                                           (Continued)


                                                       1996         1995         1994
                                                       ----         ----         ----
Supplemental disclosures of cash flow information
     Cash paid for
          Interest                                  $ 11,090     $  9,161     $  8,049
          Income taxes                                 1,019        1,266          937

     Transfers from loans to real estate
       acquired through foreclosure                       87          144          114
     Real estate owned sales financed
       through loan origination                            -           15           45
     Transfer of debt securities to held-
       to-maturity on January 1, 1994                      -            -       22,264
     Transfer of debt securities to available-
       for-sale from held-to-maturity                      -        5,937            -


                                           (Continued)

                                  FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      December 31, 1996, 1995, and 1994
                                   (Table amounts in thousands of dollars)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of First Mutual Bancorp, Inc. (the "Company"), its wholly-owned subsidiary First Mutual Bank, S.B. (the "Bank") and the Bank's wholly-owned subsidiary, First Mutual Company, which provides investment and insurance services. All significant intercompany transactions and balances are eliminated in consolidation.

BUSINESS:  The only business of the Company is the ownership of the Bank.
The Bank is engaged in the business of commercial and retail banking and investment services, with operations conducted through its main office and six branches located in central Illinois. The Bank's revenues primarily arise from interest income from commercial and retail lending activities and investments and revenue derived from mortgage banking through origination of and sales of mortgage loans to the secondary market with servicing retained and related servicing income. The premiums generated from the insurance and investment operations are not significant to the overall operations of the Company.

STATEMENTS OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the Company considers cash on hand and on deposit in non-interest-bearing accounts with banks to be cash equivalents. The Company reports net cash flows for interest-bearing deposits in financial institutions with maturities of less than 90 days and for customer loans and deposit transactions.

SECURITIES: Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires corporations to classify debt securities as either held-to-maturity, trading, or available-for-sale. Securities are classified as held-to-maturity when management has the intent and the Company has the ability to hold those securities to maturity. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at fair value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of stockholders' equity. Premiums and discounts are recognized in interest income using methods that approximate the level-yield method. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

LOANS HELD FOR SALE: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. All sales are made without recourse.


                                           (Continued)

During 1996, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 122, "Accounting for Mortgage Servicing Rights". SFAS No. 122 requires mortgage banking enterprises to recognize the rights to service mortgage loans for others as a separate asset, regardless of the manner in which such rights are acquired. These servicing rights are then amortized in proportion to and over the period of the estimated servicing income. The effect of adopting SFAS No. 122 did not have a material impact on the Company's consolidated financial position or results of operations during 1996. As discussed in the following paragraph, SFAS No. 122 will be superseded by Statement of Financial Accounting Standards No. 125 after December 31, 1996.

In June 1996, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Extinguishments of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a FINANCIAL-COMPONENTS APPROACH that focuses on control.
Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Management anticipates that the adoption of SFAS No. 125 will not have a material impact on the financial position or results of operations of the Bank.

LOANS RECEIVABLE: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan origination fees and discounts.

RECOGNITION OF INCOME ON LOANS: Interest on real estate and certain consumer loans is accrued over the term of the loans based upon the principal balance outstanding. Discounts on consumer loans are recognized over the loan term using a method that approximates the interest method. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued.

ALLOWANCE FOR LOAN LOSSES: Because some loans may not be repaid in full, the Company has established an allowance for loan losses. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which


                                           (Continued)
are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 (as modified by SFAS No. 118), effective for the Company beginning January 1, 1995, requires the measurement of impaired loans, based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to be increased, such increase is reported as a provision for loan losses. The effect of adopting SFAS No. 114 was not material to the Company's consolidated financial position or results of operations during 1996 and 1995.

INTEREST INCOME: Interest on loans is accrued over the term of the loans based upon the principal outstanding. Management reviews loans delinquent 90 days or more to determine if the interest accrual should be discontinued. Under SFAS No. 114, as amended by SFAS No. 118, the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as adjustments to the provision for loan losses.

LOAN ORIGINATION FEES AND RELATED COSTS: Loan fees received, net of certain direct loan origination costs, are deferred. The net deferred fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans.

FORECLOSED REAL ESTATE: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. Costs relating to improving the property are capitalized, whereas costs relating to holding the property are expensed.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value, including estimated selling expenses.



                                           (Continued)

PREMISES AND EQUIPMENT: Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Buildings and furniture, fixtures, and equipment are depreciated using principally the straight-line method over the estimated useful lives of the assets.

INCOME TAXES: The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities, using enacted tax rates.

EMPLOYEE STOCK OWNERSHIP PLAN: The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

Shares are considered outstanding for earnings per share calculations as they are committed to be released; unallocated shares are not considered outstanding.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates. The collectibility of loans, fair value of financial instruments, and status of contingencies are particularly subject to change.

EARNINGS PER COMMON SHARE: Earnings per share is calculated by dividing the net earnings by the weighted average number of common shares outstanding, including stock awards, and common stock equivalents attributable to outstanding stock options, when dilutive. For 1995, earnings per share is computed using net earnings from the date that the Bank converted to stock ownership. The weighted average number of the Company's shares of common stock used to calculate the 1996 and 1995 earnings per share was 4,147,713 and 4,328,955, respectively.

RECLASSIFICATIONS: Certain items in 1995 were reclassified to conform with the 1996 presentation.



                                           (Continued)

NOTE 2 - SECURITIES

The amortized cost and fair values of both available-for-sale and held-to-maturity investments in debt and equity securities are summarized below.

                                                DECEMBER 31, 1996
                                                -----------------
                                                Gross      Gross
                                  Amortized  Unrealized  Unrealized   Fair
AVAILABLE-FOR-SALE                  COST        GAINS      LOSSES     VALUE
------------------                  ----        -----      ------     -----
 U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies        $ 3,990      $   3      $  (10)    $ 3,983
Equity securities                       17          -           -          17
                                   -------      -----      ------     -------
                                   $ 4,007      $   3      $  (10)    $ 4,000
                                   -------      -----      ------     -------
                                   -------      -----      ------     -------
HELD-TO-MATURITY

U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies        $19,007      $  64      $   (8)    $19,063
                                   -------      -----      ------     -------
                                   -------      -----      ------     -------

                                                DECEMBER 31, 1995
                                                -----------------
                                                Gross      Gross
                                  Amortized  Unrealized  Unrealized   Fair
AVAILABLE-FOR-SALE                  COST        GAINS      LOSSES     VALUE
------------------                  ----        -----      ------     -----
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies        $ 8,954      $  75      $    -     $ 9,029
Equity securities                        9          -           -           9
                                   -------      -----      ------     -------
                                   $ 8,963      $  75      $    -     $ 9,038
                                   -------      -----      ------     -------
                                   -------      -----      ------     -------
HELD-TO-MATURITY

U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies        $19,953      $ 123      $   (1)    $20,075
                                   -------      -----      ------     -------
                                   -------      -----      ------     -------


                                           (Continued)

On December 29, 1995, the Company reclassified a portion of its held-to-maturity securities to available-for-sale in accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" in order to improve the Company's flexibility in meeting liquidity needs. The amortized cost and unrealized gain on securities transferred to available-for-sale were $5,937,000 and $71,000, respectively.

The amortized cost and fair value of debt securities by contractual maturity, are shown below.

                                                      DECEMBER 31, 1996
                                                      -----------------
     Amortized Fair
     COST VALUE
     AVAILABLE-FOR-SALE

          Due in one year or less                     $     -    $     -
          Due after one year through five years         3,990      3,983
                                                      -------    -------
                                                        3,990      3,983
          Equity securities                                17         17
                                                      -------    -------
                                                      $ 4,007    $ 4,000
                                                      -------    -------
                                                      -------    -------
     HELD-TO-MATURITY

          Due in one year or less                     $10,220    $10,227
          Due after one year through five years         8,787      8,836
                                                      -------    -------
                                                      $19,007    $19,063
                                                      -------    -------
                                                      -------    -------

For the year ended December 31, 1996, the Company received proceeds totaling approximately $7,985,000 on the sales and calls of available-for-sale securities. Gross realized gains were approximately $5,000 and gross realized losses were approximately $4,000.

There were no sales of securities during the years ended December 31, 1995 and 1994.

Securities with a total carrying value of $475,000 and $76,000, and fair values of $474,000 and $76,000, respectively, were pledged at December 31, 1996 and 1995 to secure certain savings deposits in excess of $100,000.



                                           (Continued)

NOTE 3 - LOANS RECEIVABLE

Loans receivable are summarized as follows:
                                                             DECEMBER 31,
                                                             ------------
                                                           1996        1995
                                                           ----        ----
     First mortgage loan principal balances
          Secured by one-to-four family residences        $207,648    $181,991
          Secured by other properties                       30,266      23,168
          Construction loans secured by one-to-four
            family residences                                4,334       3,949
          Construction loans secured by other properties     4,040           -
                                                          --------    --------
                                                           246,288     209,108
          Undisbursed portion of loans                      (4,656)     (1,139)
          Net deferred loan origination costs                  225         112
                                                          --------    --------
               Total first mortgage loans                  241,857     208,081
     Commercial loan principal balances                      7,775       4,289

     Consumer and other loan principal balances
          Automobile                                        29,111       3,390
          Home equity and second mortgage                    1,149       1,233
          Other                                              3,340       2,355
                                                          --------    --------
                                                            33,600       6,978

          Net deferred loan origination costs                   78           3
                                                          --------    --------
               Total consumer and other loans               33,678       6,981

                    Total loans receivable                 283,310     219,351
          Less allowance for loan losses                     1,244       1,172
                                                          --------    --------
                                                          $282,066    $218,179
                                                          --------    --------
                                                          --------    --------


Activity in the allowance for loan losses is summarized as follows:

                                          YEAR ENDED DECEMBER 31,
                                        1996       1995        1994
                                        ----       ----        ----
     Balance at beginning of period    $ 1,172    $ 1,148     $ 1,129
     Provision charged to income           113          -           -
     Charge-offs                           (85)        (6)        (40)
     Recoveries                             44         30          59
                                       -------    -------     -------


                                           (Continued)

     Balance at end of period          $ 1,244    $ 1,172     $ 1,148
                                       -------    -------     -------
                                       -------    -------     -------



                                           (Continued)

Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $108,000, $179,000, and $57,000 at December 31, 1996, 1995, and
1994, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below:

                                     YEAR ENDED DECEMBER 31,
                                     -----------------------
                                      1996     1995   1994
                                      ----     ----   ----
     Interest income that would
       have been recorded            $   8    $  15   $  5
     Interest income recognized          3        6      1
                                     -----    -----   ----
          Interest income foregone   $   5    $   9   $  4
                                     -----    -----   ----
                                     -----    -----   ----

The Company is not committed to lend additional funds to debtors whose loans have been modified. The Company did not have any impaired loans during the years ended December 31, 1996 and 1995.

The Company has granted loans to certain bank officers, directors, and their related interests. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. All loans are current in their contractual payments for both principal and interest.

Activity in the loan accounts of officers, directors, and their related interests follows:

                                         Year Ended
                                        DECEMBER 31,
                                        ------------
                                         1996   1995
                                         ----   ----
     Balance at beginning of period     $ 675  $ 710
     Loans disbursed                      125      -
     Principal repayments                 (71)   (35)
                                        -----  -----
          Balance at end of period      $ 729  $ 675
                                        -----  -----
                                        -----  -----





                                           (Continued)

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES AND LOAN SERVICING

Mortgage loans originated by the Company and serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                           DECEMBER 31,
                                           ------------
                                   1996       1995       1994
                                   ----       ----       ----
     Mortgage loan portfolios
       serviced for
          FHLMC                  $43,812    $40,722    $37,882
          Other investors          3,536      3,546      2,937
                                 -------    -------    -------
                                 $47,348    $44,268    $40,819
                                 -------    -------    -------
                                 -------    -------    -------

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $405,000, $396,000, and $374,000, at December 31, 1996, 1995, and 1994, respectively.

The following summarizes the Company's secondary mortgage market activities, which consist solely of fixed rate one-to-four-family real estate loans:

                                               YEAR ENDED DECEMBER 31,
                                               -----------------------
                                             1996       1995       1994
                                             ----       ----       ----
     Activity during the year
          Loans originated for resale       $12,447    $12,624    $ 9,984
          Proceeds from sale of loans
            originated for resale            12,970     11,678     11,225
          Gain (loss) on sale of loans
            originated for resale               179         86        (14)
     Loan servicing fees                        123        115        111
     Balance at end of year
          Loans held for sale (secured by
           one-to-four-family residences)     1,103      1,447        415



                                           (Continued)

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES AND LOAN SERVICING
  (Continued)

The following summarizes the Company's activity in mortgage servicing rights for the year ended December 31, 1996:

     Balance at January 1, 1996          $    -
     Additions                               99
     Amortization                            (2)
     Provision for impairment                 -
                                         ------
          Balance at December 31, 1996   $   97
                                         ------
                                         ------

NOTE 5 - ALLOWANCE FOR LOSSES ON FORECLOSED REAL ESTATE

A summary of the activity in the allowance for losses on foreclosed real estate is as follows:

                                         YEAR ENDED DECEMBER 31,
                                         ------------------------
                                         1996      1995      1994
                                         ----      ----      ----
     Balance at beginning of period     $    -    $    3    $   10
     Provision charged to income             -         8         3
     Charge-offs                             -       (11)      (10)
                                        ------    ------    ------
          Balance at end of year        $    -    $    -    $    3
                                        ------    ------    ------
                                        ------    ------    ------

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                   DECEMBER 31,
                                                   ------------
                                                 1996        1995
                                                 ----        ----
     Cost
          Land and buildings                   $ 6,017     $ 5,295
          Furniture, fixtures, and equipment     2,158       1,428
                                               -------     -------
                                                 8,175       6,723
      Less accumulated depreciation              4,056       3,768
                                               -------     -------
                                               $ 4,119     $ 2,955
                                               -------     -------
                                               -------     -------


                                           (Continued)

NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled $12,093,000 and $10,735,000 at December 31, 1996 and 1995, respectively.

At December 31, 1996, scheduled maturities of certificates of deposit are as follows:

     1997                          $  95,127
     1998                             22,503
     1999                             12,069
     2000                             11,421
     2001 and thereafter               3,219
                                   ---------
                                   $ 144,339
                                   ---------
                                   ---------

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

At December 31, 1996 and 1995, secured advances from the Federal Home Loan Bank were as follows:

     Interest     Maturity
     Rate           Date           1996              1995
     -----        --------         ----              ----
     6.03%         5/2/97       $  2,500       $      -
     5.97         8/12/97          5,000              -
     6.09         9/25/97          2,000              -
     6.48        12/19/97          2,000              -
     6.33         4/25/98          3,000              -
     6.47          5/2/98          2,500              -
     6.59         6/19/98          2,000              -
     6.43         9/25/98          3,000              -
     6.62         9/25/99          2,000              -
     Floating    Open line        38,800          4,100
                                --------       --------
                                $ 62,800       $  4,100
                                --------       --------
                                --------       --------

The interest rate on floating advances was 6.95% and 5.31% as of December 31, 1996 and 1995, respectively. The maximum amount of credit available, secured by a blanket lien on first mortgages, is the lesser of 60% of qualifying collateral or 35% of total assets of the Bank.




                                           (Continued)

The Bank maintains a collateral pledge agreement covering secured advances whereby the savings bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans on residential property (not more than 90 days delinquent), aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.

NOTE 9 - INCOME TAXES

Income tax expense is summarized as follows:

                            YEAR ENDED DECEMBER 31,
                            -----------------------
                            1996    1995       1994
                            ----    ----       ----
     Current               $ 558  $ 1,365     $ 922
     Deferred                151      (25)       65
                           -----  -------     -----
                           $ 709  $ 1,340     $ 987
                           -----  -------     -----
                           -----  -------     -----

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rates of 34% in 1996, 1995, and 1994 to income before income taxes as a result of the following:

                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------
                                                1996     1995       1994
                                                ----     ----       ----
     Expected income tax expense at
       federal tax rate                        $  639  $ 1,271     $  925
     State income tax,  net of federal
       tax benefit                                 55       88         72
     Other items, net                              15      (19)       (10)
                                               ------  -------     ------
                                               $  709  $ 1,340     $  987
                                               ------  -------     ------
                                               ------  -------     ------


                                           (Continued)

Deferred tax assets and liabilities are comprised of the following at December 31:

                                                            DECEMBER 31,
                                                           1996      1995
                                                           ----      ----
     Loans, principally due to allowance for losses       $ 136     $ 183
     Accrual for employee benefits                          131        83
     Unrealized loss on securities available-for-sale         3         -
     Other                                                   10        23
                                                          -----     -----
          Total deferred tax assets                         280       289

     FHLB stock dividends                                   142       142
     Premises and equipment, principally due to
       differences in depreciation                           33        14
     Unrealized gain on securities available-for-sale         -        29
     Deferred loan fees                                     133        51
     Other                                                   39         1
                                                          -----     -----
          Total deferred tax liabilities                    347       237
                                                          -----     -----
          Net deferred tax assets (liabilities)           $ (67)    $  52
                                                          -----     -----
                                                          -----     -----

Management has not recorded a valuation allowance based on the amount of recoverable taxes paid in prior years.

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income on the financial statements. Retained earnings at December 31, 1996 and 1995 include approximately $10,583,000 (representing bad debt deductions accumulated through 1986) for which no deferred federal income tax liability has been recorded. Tax legislation passed August 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in the tax years after 1986. The related amount of deferred tax liability which must be recaptured is $893,000 and is payable over a six-year period beginning in 1998.


                                           (Continued)

NOTE 10 - STOCK BASED COMPENSATION PLANS

As part of the conversion transaction, the Company established an employee stock ownership plan ("ESOP") for the benefit of substantially all employees.
 The ESOP borrowed $3,760,000 from the Company and used those funds to acquire 376,000 shares of the Company's stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Company's discretionary contributions to the ESOP and earnings on ESOP assets. Principal payments are scheduled to occur in even quarterly amounts over a ten-year period. However, in the event Company contributions exceed the minimum debt service requirements, additional principal payments will be made.


                                           (Continued)

During 1996, 37,600 shares of stock with an average fair value of $13.07 per share were committed to be released, resulting in ESOP compensation expense of $491,000. Shares held by the ESOP at December 31 are as follows:

                                                   1996
                                                   ----
     Allocated shares                                56
     Unallocated shares                             320
                                                -------
          Total ESOP shares                         376
                                                -------
                                                -------
          Fair value of unallocated shares      $ 4,794
                                                -------
                                                -------

The Company has a stock option plan under the terms of which 470,000 shares of the Company's common stock were reserved for issuance. The options become exercisable on a cumulative basis in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant.

A summary of the status of the Company's stock option plan as of December 31, 1996 and changes during the year then ended are presented below:

                                                            Weighted-
                                                             Average
                                                            Exercise
                                              SHARES          PRICE
                                              ------          -----
     Outstanding at beginning of year              -      $       -
     Granted                                 407,600       11.75
     Exercised                                     -              -
     Forfeited                                     -              -
                                            --------
          Outstanding at end of year         407,600              -
                                            --------
                                            --------
     Options exercisable at end of year       81,520
     Weighted-average fair value of
       options granted during year          $   2.63

NOTE 10 - STOCK BASED COMPENSATION PLANS (Continued)

All of the outstanding options at December 31, 1996 relate to options granted in 1996 at an exercise price of $11.75 and have a remaining life of 9.5 years before expiration. These options are not fully vested. The exercise price equals the market value on the date the options were granted.

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized at the date of grant. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan in 1996 consistent with the method of SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", the Company's net income and earnings per share would have been reduced to the pro forma amounts in the table below. For purposes of


                                           (Continued)
pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                            1996
                                       (IN THOUSANDS)
                                       --------------

     Pro forma net income                $    1,040

     Pro forma earnings per share        $  0.25

The fair value of options granted in 1996 was estimated at the date of grant using a Black-Scholes option pricing model using the following assumptions: dividend yield of 2.0%; expected volatility factor of the expected market price of the Company's common stock of 15.0%; risk-free interest rate of 6.6%; and expected option term of 5 years.

The Black-Scholes option pricing valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

In connection with the conversion to stock ownership, the Company adopted a Management Recognition and Retention Plan (MRP). In 1996, the Company contributed $2.1 million allowing the MRP to acquire 178,600 shares of common stock of the Company, at an average cost of $11.75 per share, to be awarded to directors and key employees. These shares vest over a five-year period at a cost of $419,700 each year. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders' equity.


                                           (Continued)

NOTE 11 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal regulatory agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

At year-end, actual capital levels of the Bank (in millions) and minimum required levels were:


                                                                                           Minimum Required
                                                                                              To Be Well
                                                                       Minimum Required   Capitalized Under
                                                                         For Capital      Prompt Corrective
                                                          ACTUAL      ADEQUACY PURPOSES   ACTION REGULATIONS
                                                          ------      -----------------   ------------------
1996                                                 AMOUNT   RATIO    AMOUNT    RATIO      AMOUNT   RATIO
----                                                 ------   -----    ------    -----      ------   -----
Total capital (to risk-weighted assets)            $ 52,070   27.8%   $14,970     8.0%     $18,712   10.0%
Tier 1 (core) capital (to risk-weighted assets)      50,826   27.2      7,485     4.0       11,227    6.0
Tier 1 (core) capital (to adjusted total assets)     50,826   16.0      9,510     3.0       15,850    5.0

1995
----
Total capital (to risk-weighted assets)            $ 50,216   30.8%   $10,918     8.0%     $13,647   10.0%
Tier 1 (core) capital (to risk-weighted assets)      49,044   35.9      5,459     4.0        8,188    6.0
Tier 1 (core) capital (to adjusted total assets)     49,044   19.6      7,510     3.0       12,517    5.0


As of December 31, 1996, the most recent notification from the office of the Commissioner of Savings and Residential Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                           (Continued)

On December 22, 1994, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a state chartered mutual savings bank to a state chartered stock savings bank with the concurrent formation of a holding company. On June 30, 1995, the Company sold 4,700,000 shares of common stock at $10 per share and received proceeds of $41,640,000, net of conversion expenses and ESOP shares. Approximately 50% of the gross proceeds of $45,400,000 were used by the Company to acquire all of the capital stock of the Bank.

At the time of conversion, the Bank established a liquidation account totaling $27,811,000. The liquidation account is maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

NOTE 12 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and unused lines of credit on consumer loans. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and unused lines of credit on consumer loans is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments recorded on the balance sheet.



                                           (Continued)

These financial instruments are summarized as follows:

                                                   Approximate Contract or
                                                       NOTIONAL AMOUNT
                                                       ---------------
                                                         DECEMBER 31,
                                                         ------------
                                                       1996        1995
                                                       ----        ----

Financial instruments, the contract amounts of which represent credit risk

     Commitments to extend credit (fixed and variable rate commitments of $1,739 and $4,391 at December 31, 1996; $978 and $4,172 at December 31,
     1995)
          Commercial                                  $ 4,202    $ 3,700
          Mortgage                                      1,928      1,450
     Unused lines of credit on consumer loans           4,117      2,279
     Undisbursed portion of construction loans          4,572      1,139
     Unused lines of credit on commercial loans         3,005      5,277

Fixed rate mortgage loan commitments at December 31, 1996 have terms ranging from 60 to 302 days and rates ranging from 6.50% to 9.00%. Fixed rate mortgage loan commitments at December 31, 1995 have terms ranging from 11 to 58 days and rates ranging from 7.25% to 9.50%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but primarily consists of single-family residential real estate.

The Company grants commercial and residential real estate and consumer loans to customers throughout central Illinois. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to repay their loans is dependent on the economic conditions within central Illinois.


                                           (Continued)

The deposits of savings associations are presently insured by the Savings Association Insurance Fund (SAIF), which, along with the Bank Insurance Fund
(BIF), is one of the two insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). Due to the inadequate capitalization of the SAIF, a recapitalization plan was signed into law on September 30, 1996 which required a special assessment of approximately .65% of all SAIF-insured deposit balances as of March 31, 1995. The Company's assessment of $1,314,000 is reflected in the 1996 Consolidated Statement of Income.

The Company and its subsidiary are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, results of operations, cash flows and capital position of the Company and its subsidiary.

At December 31, 1996, the Company and its subsidiary were obligated under noncancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based primarily on increases in the average consumer price index. Net rent expenses under operating leases were approximately $47,000, $28,000, and $28,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

The projected minimum rental payments under the terms of the leases at December 31, 1996, net of projected sublease rentals, are as follows:

     Year Ended
     DECEMBER 31

     1997                  $  78
     1998                     73
     1999                     71
     2000                     63
     2001 and thereafter      19
                           -----
                           $ 304
                           -----
                           -----
-----------------------
-----------------------
There were two new leases entered into during the year ended December 31, 1996.


                                           (Continued)

NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company maintains a noncontributory profit sharing plan for the benefit of eligible employees. The annual contribution to the plan is discretionary as determined by the Board of Directors; however, the amount is limited to fifteen percent of salaries of eligible employees. The Company contributed $0, $134,000, and $339,000 to the profit sharing plan for the years ended December 31, 1996, 1995, and 1994, respectively.

In August 1994, the Bank entered into various deferred compensation agreements with directors and certain officers. These agreements provide for guaranteed payments for a specified period (ranging from 36 to 180 months) after a specified age is attained (ranging from age 65 to age 79). The liability for each covered director and officer is being accrued over the service period in which the benefit has been earned. The liability totaled approximately $339,000 and $214,000 at December 31, 1996 and 1995, respectively. Expense of approximately $125,000 and $105,000 has been included in compensation and benefits in the accompanying statements of income for the years ended December 31, 1996 and 1995, respectively. The Bank is the beneficiary of life insurance policies on the directors and officers with an aggregate cash surrender value of $3,215,000 and $3,070,000, as of December 31, 1996 and 1995, respectively.

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables show the estimated fair value and the related carrying value of the Company's financial instruments. Items which are not financial instruments are not included.


                                                                DECEMBER 31, 1996              DECEMBER 31, 1995
                                                                -----------------              -----------------

                                                             Carrying      Estimated        Carrying     Estimated
                                                               VALUE       FAIR VALUE        VALUE       FAIR VALUE
                                                               -----       ----------        -----       ----------
ASSETS
     Cash and cash equivalents                               $   4,350      $   4,350     $    3,005      $   3,005
     Interest-bearing deposits with financial institutions       6,730          6,730         13,735         13,735
     Securities available-for-sale                               4,000          4,000          9,038          9,038
     Securities held-to-maturity                                19,007         19,063         19,953         20,075
     Loans held for sale                                         1,103          1,119          1,447          1,461
     Loans receivable, net                                     282,066        280,913        218,179        216,754
     Federal Home Loan Bank stock                                3,200          3,200          1,920          1,920
     Cash surrender value of life insurance                      3,215          3,215          3,070          3,070
     Accrued interest receivable                                 1,969          1,969          1,944          1,944
     Mortgage servicing rights                                      97             97              -              -



                                           (Continued)


                                                                DECEMBER 31, 1996              DECEMBER 31, 1995
                                                                -----------------              -----------------

                                                             Carrying      Estimated        Carrying     Estimated
                                                               VALUE       FAIR VALUE        VALUE       FAIR VALUE
                                                               -----       ----------        -----       ----------
LIABILITIES
     Demand, NOW, money market, and savings deposits         $ (58,584)     $ (58,584)    $  (47,638)     $ (47,638)
     Certificates of deposit                                  (144,339)      (145,189)      (144,830)      (145,915)
     Advances from borrowers for taxes and insurance            (1,420)        (1,420)        (1,411)        (1,411)
     Advances from Federal Home Loan Bank                      (62,800)       (62,640)        (4,100)        (4,100)
     Accrued interest payable                                   (1,471)        (1,471)        (1,207)        (1,207)


For purposes of the above, the following assumptions were used. The estimated fair value for cash and cash equivalents; interest-bearing deposits with financial institutions; Federal Home Loan Bank stock; cash surrender value of life insurance; accrued interest receivable; mortgage servicing rights; demand, NOW, money market, and savings deposits; advances from borrowers for taxes and insurance; and accrued interest payable are considered to approximate their carrying values. The estimated fair value for investments is based on quoted market values for the individual securities or for equivalent securities. The loans held for sale estimated fair value is determined based upon FHLMC or other commitment rates for similar loans. The estimated fair value for loans is based on estimates of the rate the Company would charge for similar loans at December 31, 1996 and 1995, respectively, applied for the time period until estimated payment. The estimated fair value of certificates of deposit is based on estimates of the rate the Company pays on such deposits at December 31, 1996 and 1995, respectively, applied for the time period until maturity. The estimated fair value of term advances is based on calculating the present value of future cash flows using the current rate for an advance with a similar length of maturity. The estimated fair value of the open line of credit advance is considered to approximate its carrying value. Loan commitments are not included in the table above as their estimated fair value is immaterial.

Other assets and liabilities of the Company that are not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as customer goodwill and similar items.

While the above estimates are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of these items on the balance sheet date, the fair values would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at the balance sheet date should not necessarily be considered to apply at subsequent dates.


                                           (Continued)

NOTE 15 - ACQUISITION

On January 3, 1997, the Bank purchased selected assets and assumed certain deposits of three branches from another financial institution. The following summarizes the assets purchased and liabilities assumed:

     Assets purchased
          Cash and due from banks          $ 121,282
          Commercial loans                     3,702
          Consumer loans                       6,240
          Premises and equipment               2,723
          Intangible assets                   14,732
          Other assets                            59
                                           ---------
               Total assets purchased      $ 148,738
                                           ---------
                                           ---------
     Liabilities assumed
          Deposits                         $ 146,182
          Other liabilities                    2,556
                                           ---------
               Total liabilities assumed   $ 148,738
                                           ---------
                                           ---------

Intangible assets consist of core deposits which will be amortized over a ten year period.

NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income and statements of cash flows for First Mutual Bancorp, Inc.

                              CONDENSED BALANCE SHEETS
                             December 31, 1996 and 1995


                                                         1996       1995
ASSETS
Cash and cash equivalents                             $     79   $     16
Interest-bearing certificates of deposit at
  other financial institutions                           4,200      9,820
Securities available-for-sale                            3,983      9,029
ESOP debt receivable                                     3,196      3,572
Investment in bank subsidiary                           50,883     49,044
Accrued interest receivable and other assets               187        425
                                                      --------   --------
                                                      $ 62,528   $ 71,906
                                                      --------   --------
                                                      --------   --------


                                           (Continued)

                                                          1996      1995
                                                          ----      ----
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities                  $    311  $    378

Stockholders' equity
     Common stock                                            470       470
     Additional paid-in capital                           45,104    44,980
     Unearned ESOP shares                                 (3,196)   (3,572)
     Unearned stock awards                                (1,504)        -
     Retained earnings                                    29,578    29,604
     Treasury stock                                       (8,231)        -
     Unrealized loss on AFS securities, net of tax            (4)       46
                                                        --------  --------
                                                        $ 62,528  $ 71,906
                                                        --------  --------
                                                        --------  --------


                CONDENSED STATEMENTS OF INCOME
           For the year ended December 31, 1996 and
       the period July 1, 1995 through December 31, 1995


                                                          1996      1995
                                                          ----      ----
Income
     Securities                                         $    462  $    227
     ESOP interest income                                    275         -
     Net gain on sale of securities                            1         -
     Other interest earning assets                           372       468
                                                        --------  --------
          Total income                                     1,110       695
Expenses
     Compensation and benefits                                26        14
     Other expenses                                          262       112
                                                        --------  --------
          Total expenses                                     288       126
                                                        --------  --------
INCOME BEFORE INCOME TAXES                                   822       569
Income taxes                                                 282       199
                                                        --------  --------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF BANK SUBSIDIARY                                540       370

Undistributed earnings in bank subsidiary                    631     1,020
                                                        --------  --------
NET INCOME                                              $  1,171  $  1,390
                                                        --------  --------
                                                        --------  --------


                                           (Continued)

                         CONDENSED STATEMENTS OF CASH FLOWS
                      For the year ended December 31, 1996 and
                  the period July 1, 1995 through December 31, 1995


                                                                       1996           1995
                                                                       ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                     $  1,171       $  1,390
     Adjustments to reconcile net income to
       net cash provided by operating activities
          Equity in undistributed earnings of subsidiary                (631)        (1,020)
          Amortization of premiums and discounts on
            investment securities                                         (6)             9
          Gain on the sale of available-for-sale securities               (1)             -
          Change in
               Other assets                                              252           (425)
               Other liabilities                                         (54)            45
                                                                    --------       --------
                    Net cash provided by (used in) operations            731             (1)
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of stock of First Mutual Bank                                -        (22,700)
     Purchase of securities held-to-maturity                               -         (5,930)
     Purchase of securities available-for-sale                        (3,015)        (3,032)
     Proceeds from the sale/maturities of available-for-sale
       securities                                                      7,986              -
     Change in interest-bearing deposits                               5,620         (9,820)
     Capital contribution to subsidiary                                 (104)           (26)
                                                                    --------       --------
          Net cash provided by (used) in investing activities         10,487        (41,508)
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from stock issuance                                          -         41,640
     Payment received on loan to ESOP                                    376            188
     Purchase of treasury stock                                      (10,330)             -
     Dividends paid                                                   (1,201)          (303)
                                                                    --------       --------
          Net cash provided by (used in) financing activities        (11,155)        41,525
                                                                    --------       --------
Net increase in cash and cash equivalents                                 63             16
Cash and cash equivalents at beginning of period                          16              -
                                                                    --------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $     79       $     16
                                                                    --------       --------
                                                                    --------       --------


                                           (Continued)


 NOTE 17 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

1996                                                 THREE MONTHS ENDED
----                                                 ------------------
                                        MARCH 31    JUNE 30  SEPTEMBER 30    DECEMBER 31
                                        --------    -------  ------------    -----------
Interest income                         $ 5,016     $ 5,277     $ 5,543        $ 5,906
Interest expense                          2,456       2,627       2,961          3,310
                                        -------     -------     -------        -------
NET INTEREST INCOME                       2,560       2,650       2,582          2,596
Provision for loan losses                    25          25          25             38
Other income                                269         265         256            275
Other expense                             1,611       1,889       3,834          2,126
                                        -------     -------     -------        -------
INCOME (LOSS) BEFORE INCOME TAXES         1,193       1,001      (1,021)           707
Income tax expense (benefit)                435         430        (416)           260
                                        -------     -------     -------        -------
NET INCOME (LOSS)                       $   758     $   571     $  (605)       $   447
                                        -------     -------     -------        -------
                                        -------     -------     -------        -------
Earnings (loss) per common share         $.17        $.14        $(.14)         $.11

1995                                                 THREE MONTHS ENDED
----                                                 ------------------
                                        MARCH 31    JUNE 30  SEPTEMBER 30    DECEMBER 31
                                        --------    -------  ------------    -----------
Interest income                         $ 4,164     $ 4,450     $ 4,821        $ 4,847
Interest expense                          2,239       2,491       2,358          2,402
                                        -------     -------     -------        -------
NET INTEREST INCOME                       1,925       1,959       2,463          2,445
Provision for loan losses                     -           -           -              -
Other income                                184         211         223            230
Other expense                             1,344       1,382       1,452          1,724
                                        -------     -------     -------        -------
INCOME BEFORE INCOME TAXES                  765         788       1,234            951
Income taxes                                270         275         455            340
                                        -------     -------     -------        -------
NET INCOME                              $   495     $   513     $   779        $   611
                                        -------     -------     -------        -------
                                        -------     -------     -------        -------
Earnings per common share                   N/A         N/A      $.18           $.14



                                           (Continued)