Form 10-K, Exhibit 13
period 1997-12-31
FIRST MUTUAL BANCORP INC
filed 1998-03-31
CIK 934738

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS

                                                       FirstMutual Bancorp, Inc.

                                     Annual

                                          Report

                                  Mutual Bank

Contents

Letter to Stockholders.........................................................1

Financial Highlights...........................................................2

Highlights of 1997.............................................................3

Report from Lending............................................................3

Report from Retail/Operations..................................................4

Financial Information..........................................................5

Consolidated Financial Statements.............................................19

Directors, Officers,

Stockholder Information .......................................Inside back cover

Locations

Decatur
Main Office
135 East Main Street
217-429-2306

   Spring Creek Plaza
   701 West Pershing Road
   217-877-9493

   Brettwood Village Kroger Money Mart
   Inside Kroger
   3070 North Water Street
   217-876-7606

   Airport Plaza Kroger Money Mart
   Inside Kroger
   1818 South Airport Plaza Road
   217-864-6050

   Fairview Plaza Kroger Money Mart
   Inside Kroger
   1401 West King
   217-429-7011

   Fairview Drive-Up
   855 North Fairview Avenue
   217-429-3095

Forsyth
107 East Highland Avenue
217-877-5030

Clinton
211 South Quincy Street
217-935-2186

Shelbyville
318 West Main Street
217-774-2185

Urbana
602 South Vine Street
217-367-3662

Champaign
111 South State Street
217-352-9440

Lincoln
122 North McLean Street
217-735-2521

Taylorville
725 West Spresser Street
217-824-9664

Pontiac
110 West Water Street
815-842-3838

Directors

First Mutual Bancorp,Inc,
First Mutual Bank,S.B.
First Mutual Corporation

C.R.Chastain, Chairman
President, Family Drug Stores, Retired

Richard L. Jacobs
Owner, Jacobs Farm

Robert D. Nichols
Owner, Nova Gallery of Art and Framing

Roy M. Ousley
Jeweler / Art Dealer, Retired

Paul K. Reynolds
President / CEO

Jon D. Robinson
Attorney, Campbell & Robinson

Glen J. Whitney
President, Clayton Sales Co., Inc.

Officers and Staff

Paul K. Reynolds
President / CEO

Lending

Philip J. Duffy
Senior Vice President

Gary M. Walters
Vice President
Mortgage Lending

Dennis Krueger
Vice President
Auto Dealer Relations

Retail Banking/Operations

David G. Weber
Senior Vice President

Jim W. Goatley
Vice President
Retail Banking

Steve Danko
Vice President
Operations / Cashier

Finance

G. Lynn Brinkman
Vice President
CFO / Treasurer / Secretary

Human Resources

Kathi L. McClugage
Director of Human Resources

Marketing

Kathryn M. Lowrey
Assistant Vice President
Director of Marketing

First Mutual Corp.
Investments and Insurance

John A. Weakly
Vice President / Manager

Annual Meeting of Stockholders

The annual meeting of stockholders will be held on Thursday, April 23, 1998 at 3:00 p.m. at the Decatur Club, 158 West Prairie, Decatur, Illinois. All stockholders are welcome to attend.

Transfer Agent and Registrar

American Securities Transfer, Inc.
938 Quail Street, Suite 101
Lakewood, Colorado 80215-5513
303-234-5300

Independent Auditor

Crowe, Chizek and Company LLP
One Mid America Plaza
P. O. Box 3697
Oak Brook, Illinois 60522-3697

Stock Exchange Listing

First Mutual Bancorp, Inc. common stock is listed on the NASDAQ National Market System under the symbol "FMBD."

General Stockholder Inquiries and Address Changes

American Securities Transfer, Inc.
938 Quail Street, Suite 101
Lakewood, Colorado 80215-5513
303-234-5300

Investor Information

Securities analysts, portfolio managers, and representatives of financial institutions seeking financial and operating information may contact:

G. Lynn Brinkman
Chief Financial Officer
First Mutual Bancorp, Inc.
135 East Main Street
Decatur, Illinois 62523
217-429-2306

Internet Site

Our internet site offers basic product and service information about Mutual Bank, as well as office locations. The internet address is: www.mutualbank.com

Annual Report on Form 10-K

A copy of the Company's 1997 Form 10-K, which will be filed with the Securities and Exchange Commission, will be furnished to stockholders without charge upon written request to:

Investor Relations
First Mutual Bancorp, Inc.
135 East Main Street
Decatur, Illinois 62523

--------------------------------------------------------------------------------
Dear Stockholder:
--------------------------------------------------------------------------------

We are pleased to present this annual report for 1997, particularly because during the year we made great strides in our plan to restructure Mutual Bank into a modern, diversified community bank and financial services institution. This restructuring began immediately following our conversion from a mutual to a stock form of ownership on June 30, 1995.

Mutual Bank enjoyed success as a mutually owned thrift for over 90 years. But during that time, we were essentially a one-dimensional financial institution that made mortgage loans. Today, because of intense competition from many nontraditional lenders, modern technology, and a multitude of delivery channels, the mortgage loan business offers very low profit margins, which are threatened by considerable interest rate risk. If we are to deliver the returns our stockholders expect over the long term, we must adapt, evolve, and rise to the challenge of today's constantly changing, extremely competitive marketplace. To compete effectively, we must take the necessary steps to become well diversified in terms of our mix of products, services, earning assets, liabilities, and markets.

We have made significant progress over the last two years. We improved the diversity of our loan portfolio by adding more consumer and commercial loans, which offer higher yields and lower interest rate risk than residential mortgage loans. On December 31, 1995, our consumer loans receivable totaled $7.0 million. Two years later that figure had increased 590% to $48.3 million. In the same time period, commercial loans--including multi-family loans--increased 122%, from $27.5 million to $61.1 million. Our deposit mix has also improved, thanks to the addition of more transaction accounts, including business accounts.

In January, we acquired bank offices in the Illinois communities of Taylorville, Lincoln, and Pontiac. Later in the year, we opened a Money Mart banking office at a third Decatur Kroger location and added a second branch office location in Champaign-Urbana. These new offices improve our Central Illinois presence, diversify our markets, give us deposits to fund our lending activities, and improve customer access to our services.

Our restructuring program has required a significant investment in infrastructure, talented people, product development, and delivery systems. The costs associated with the investment will depress earnings, initially, but over the next few years, as we progress with the restructuring of our balance sheet and assimilate our new growth and organizational changes, earnings will be enhanced and better insulated against market forces. By increasing our franchise value, we will enhance stockholder value. We intend for Mutual Bank to enter the next century financially stronger and better prepared to compete successfully.


/s/ C. R. Chastain                        /s/ Paul K. Reynolds

C. R. Chastain                            Paul K. Reynolds
Chairman                                  President / CEO

Financial Highlights      (In thousands, expect percentage and per share data)

At December 31                              1997           1996           1995
--------------------------------------------------------------------------------
Total assets                            $391,439       $331,776       $275,676
Total loans                              309,294        283,169        219,626
Total deposits                           320,031        202,923        192,468
Stockholders' equity                      54,189         62,217         71,528
Equity to total assets                    13.84%         18.75%         25.95%
Book value per common share,
   net of unearned ESOP shares             16.80          16.51          16.47
Non-performing assets to total assets       .41%           .17%           .28%


For the year                                1997           1996           1995
--------------------------------------------------------------------------------
Net interest income                      $11,422        $10,388         $8,792
Net interest margin                        3.01%          3.56%          3.55%
Net income                                   986          1,171          2,398
Net income per share
   Basic                                     .31            .29           .32*
   Diluted                                   .30            .29           .32*
Cash dividends per share                     .32            .30           .14*
Return on average assets                    .24%           .38%           .93%
Return on average equity                   1.79%          1.71%          4.50%

*For the six months ended December 31, 1995.

================================================================================

[The following table was depicted as a bar chart in the printed material

                                  Total Assets
                                  in millions

1995
1996
1997

[The following table was depicted as a bar chart in the printed material

                                  Total Loans
                                  in millions

1995
1996
1997

[The following table was depicted as a bar chart in the printed material

                              Net Interest Income
                              in millions

1995
1996
1997

[The following table was depicted as a bar chart in the printed material

                                  Net Income
                                  in millions

1995
1996
1997

--------------------------------------------------------------------------------
Highlights of 1997
--------------------------------------------------------------------------------

In 1997, Mutual Bank expanded into new communities while increasing its presence in the communities with existing locations. Branch offices were acquired in Lincoln, Taylorville, and Pontiac, and an additional branch was added in both the Decatur and the Champaign/Urbana areas. By the end of the year, a total of fourteen Mutual Bank facilities were serving the Central Illinois marketplace.

The Company's total assets increased to $391,439,000 at the end of 1997 from $331,776,000 at the beginning of the year. This increase totaled $59,663,000, an increase of 18%. Total loans increased to $309,294,000 from $283,169,000, a 9% increase, and total deposits increased to $320,031,000 from $202,923,000, a 58% increase. All of these increases were due primarily to the acquisition of three branch offices from First of America Bank on January 3, 1997, and the continued aggressive marketing and pricing of the Bank's loan and deposit products.

In the course of the past year, 581,930 shares of the Company's stock were purchased by the Company. These purchases were made because the Company's stock was an attractive investment in view of the price paid for the stock, relative to the Company's book value per share and economic conditions in general. Total stockholders' equity was $54,189,000 at the end of the year, representing 13.84% of total assets, as compared to $62,217,000 and 18.75% of total assets at the end of 1996. Book value per share increased to $16.80 per share from $16.51 per share at the end of 1996.

The year 1997 was one of growth for the Company as we grew into new markets and expanded our presence in existing markets. The Company is positioned and prepared for the challenges and rewards of 1998 and future years.

--------------------------------------------------------------------------------
Report from the Lending Division
--------------------------------------------------------------------------------

In 1997, the lending division moved toward its goals of portfolio growth and diversification as total net loans receivable increased 9.23% or $26,125,000. This growth is a result of expanded relationships with existing customers and the active solicitation of new ones.

The addition of branches in Taylorville, Pontiac, and Lincoln helped us achieve geographic diversification in the loan portfolio. The economies of these communities are diverse, and consumer and residential lending in these cities has started out well. In 1998, we expect to expand on this strong showing.

The new Champaign office (opened in October 1997) complements the Urbana office and gives Mutual Bank a greater presence in that market. Customer acceptance has been excellent, and Mutual Bank has already experienced strong commercial loan demand as a result of this expansion.

The mix of the portfolio continued to change in 1997. At the beginning of the year, the loan mix was 73.79% residential, 11.64% consumer, and 14.57% commercial, multi-family, and commercial real estate. By the end of 1997, the mix was 65.11% residential, 15.41% consumer, and 19.48% commercial, multi-family, and commercial real estate. These changes increased interest income as lower rate residential loans were replaced by higher yielding consumer and commercial loans. The new loans also have a shorter duration and/or interest rate adjustment features that reduce interest rate risks to the Bank.

--------------------------------------------------------------------------------
Report from Retail/Operations
--------------------------------------------------------------------------------

Mutual Bank's retail and operations departments had a very busy and exciting year in 1997. After going public in June 1995, we vigorously began changing the Bank's infrastructure in order to offer more commercial and retail banking products and services. We also established new distribution channels and added internal capacity to handle the anticipated growth.

In 1996, Mutual Bank installed a check image process, began offering telephone and PC banking, introduced an ATM/debit card, opened two Kroger grocery store branches, and redesigned our commercial and retail products. In 1997, these equipment, system, and human resource initiatives paid off, as the Bank opened another in-store Kroger branch and a new office in Champaign, and expanded into Taylorville, Lincoln, and Pontiac--all new territory for us. All of these changes helped enhance our banking franchise and expedite the process of converting our organization to a full-service community bank.

Some of the 1997 highlights include the following:

      o $117 million in deposit growth

        o Five new offices

          o Three new markets

            o Eight new ATMs

      o 5,000 new certificates of deposit

        o 5,000 new checking accounts

          o 3,000 new savings accounts

            o 1,000 new debit cards issued

      o 10,000 additional ACH transactions per month

        o 5,000 additional telebanking calls per month

          o 7,500 additional ATM transactions per month

            o 300,000 additional checks processed per month

In 1998, we will focus on reducing interest and operating expenses while increasing non-interest income in order to establish a record of earnings growth. This will help produce the long-term income results that we are expecting in the years to come.

                              FINANCIAL INFORMATION

        MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      The Company's Common Stock is traded on the NASDAQ National Market under the symbol "FMBD." The table below shows the reported high and low bid information for the Common Stock during 1997 and 1996. The Common Stock began trading on June 30, 1995. The information presented may not represent actual transactions and does not reflect inter-dealer prices, retail markups, markdowns, or commissions.

                                          1997                     1996
                                  ---------------------     --------------------
                                  High         Low          High           Low
                                  ----         ---          ----           ---

           First Quarter           $16         $14 3/4      $14 1/4      $12 3/8
           Second Quarter           16          13 3/4       13           11 3/4
           Third Quarter            19          15           13 3/8       11 5/8
           Fourth Quarter           27 1/4      17           15 1/2       13

      As of December 31, 1997, the Company had approximately 656 stockholders of record. This does not reflect the number of persons whose stock is in nominee or "street" name.

      The table below shows the frequency and amount of cash dividends paid by the Company on the Company's Common Stock in 1997 and 1996.

                                               1997                   1996
                                          --------------         --------------

           First Quarter                  $.08 per share         $.07 per share
           Second Quarter                 $.08 per share         $.07 per share
           Third Quarter                  $.08 per share         $.07 per share
           Fourth Quarter                 $.08 per share         $.08 per share

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following tables set forth selected historical financial and other data of the Company for the periods and at the dates indicated. The information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company contained elsewhere herein.

Selected Financial Condition Data                                                 At December 31,
                                                          --------------------------------------------------------------
                                                             1997         1996         1995         1994         1993
                                                          ----------   ----------   ----------   ----------   ----------
                                                                                  (In Thousands)

Total assets..........................................    $ 391,439    $ 331,776    $ 275,676    $ 250,402    $ 231,211
Investment securities.................................       33,993       23,007       28,991       24,580       22,161
Interest-bearing deposits with financial institutions.       13,993        6,730       13,735       15,174          727
FHLB stock............................................        2,349        3,200        1,920        1,891        1,858
Cash and cash equivalents.............................        4,612        4,350        3,005        2,180        1,646
Loans receivable, net:
  Real estate.........................................      248,966      242,049      208,435      194,029      194,973
  Commercial loans....................................       12,248        7,696        4,245           --           --
  Consumer and other loans............................       48,080       33,424        6,946        4,857        4,772
       Total loans receivable, net (1)................      309,294      283,169      219,626      198,886      199,745
Mortgage-backed securities............................           --           --           --           --          103
Deposits..............................................      320,031      202,923      192,468      200,245      201,197
Borrowed funds........................................       12,500       62,800        4,100       19,600        1,200
Stockholders' equity (2)..............................       54,189       62,217       71,528       27,811       26,079

------------------------------------
(1)   Includes loans held for sale.
(2)   Retained earnings for years prior to 1995.

Summary of Operations                                                      Year Ended December 31,
                                                           -----------------------------------------------------
                                                             1997       1996         1995       1994      1993
                                                           -------    --------     -------    --------   -------
                                                                              (In Thousands)

Interest income.......................................     $28,629     $21,742     $18,282    $15,819    $16,429
Interest expense......................................      17,207      11,354       9,490      8,153      8,857
                                                           -------     -------     -------    -------    -------
    Net interest income before provision
        for loan losses...............................      11,422      10,388       8,792      7,666      7,572
Provision for loan losses.............................         560         113          --         --         --
                                                           -------     -------     -------    -------    -------
    Net interest income after provision
        for loan losses...............................      10,862      10,275       8,792      7,666      7,572
Non-interest income:
    Loan servicing fees...............................         116         123         115        111        112
    Gain (loss) on sale of loans and securities.......         243         179          86        (14)       274
    Investment sales commissions......................         157         123          88        120        247
    Deposit service fee income........................         780         357         292        294        188
    Other income......................................         423         283         267        155        114
                                                           -------     -------     -------    -------    -------
      Total non-interest income.......................       1,719       1,065         848        666        935
Non-interest expense:
   Salaries and employee benefits.....................       5,705       4,562       3,153      2,868      2,521
   Occupancy and equipment............................       1,373         876         682        615        642
   Federal deposit insurance premiums.................         135         339         465        464        294
   FDIC special assessment............................          --       1,314          --         --         --
   Printing, postage, stationery and supplies.........         458         363         238        203        238
   Net expense on foreclosed
        real estate operations........................          11           8          11         10         18
   Advertising and promotion..........................         482         425         239        295        259
   Data processing....................................         796         428         350        345        334
   Net (gain) loss on sale of real estate owned,
        including provision for losses on
        foreclosed real estate........................           6           1          13         (4)         8
   Amortization of goodwill and core deposit intangibles       719          --          --         --         --
   Other..............................................       1,506       1,144         751        817        585
                                                           -------     -------     -------    -------    -------
        Total non-interest expense....................      11,191       9,460       5,902      5,613      4,899
                                                           -------     -------     -------    -------    -------
Income before income taxes and cumulative
    effect of a change in accounting principle........       1,390       1,880       3,738      2,719      3,608
Income tax expense....................................         404         709       1,340        987      1,351
                                                           -------     -------     -------    -------    -------
Net income before cumulative effect of a
    change in accounting principle....................         986       1,171       2,398      1,732      2,257
Cumulative effect of adoption of a new
    income tax accounting method......................          --          --          --         --        401
                                                           -------     -------     -------    -------    -------
        Net income....................................     $   986     $ 1,171     $ 2,398    $ 1,732    $ 2,658
                                                           =======     =======     =======    =======    =======

Key Financial Ratios and Other Data

                                                                    At or for the Year Ended December 31,
                                                         ----------------------------------------------------------
                                                           1997        1996         1995         1994         1993
                                                         --------    --------     --------     --------     -------

Equity to assets at period end........................    13.84%      18.75%       25.95%       11.11%       11.28%
Net interest rate spread (difference between
  average yield on interest earning assets
  and average cost of interest bearing liabilities)...     2.65        2.54         2.60         2.99         2.91
Net interest margin (net interest income as a
  percentage of average interest-earning assets)......     3.01        3.56         3.55         3.39         3.32
Return on average assets (net income
  divided by average total assets)....................      .24         .38          .93          .74         1.13
Return on average equity (net income
  divided by average equity)..........................     1.79        1.71         4.50         6.40        10.57
Stockholders' equity to average assets ratio
  (average stockholders' equity divided by
  average total assets)...............................    13.36       22.46        20.72        11.59        10.71
Non-interest income to average assets.................      .42         .35          .33          .29          .40
Non-interest expense to average assets................     2.72        3.11         2.30         2.40         2.09
Non-performing loans to total loans...................      .49         .17          .32          .25          .27
Non-performing assets to total assets.................      .41         .17          .28          .22          .27
Average interest-earning assets to
  average interest-bearing liabilities................   107.97      126.15       124.51       111.11       110.51
Allowance for loan losses to non-performing loans.....    93.77      248.80       163.69       232.39       207.54
Allowance for loan losses to non-performing assets....    89.89      215.60       152.80       204.63       183.28
Net interest income to non-interest expense...........   102.06      109.81       148.97       136.58       154.56
Net interest income after provision for loan losses,
  to total non-interest expense.......................    97.06      108.62       148.97       136.58       154.56
Number of offices.....................................       14           9            7            7            7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Organization

      On June 30, 1995, First Mutual Bank, S.B. (the "Bank") converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank (the "Conversion"). In connection with the Conversion, the Bank issued all of its common stock to First Mutual Bancorp, Inc. (the "Company") and concurrently the Company issued 4,700,000 shares of Common Stock at $10.00 per share. As part of the Conversion, approximately 50.0% of the net proceeds, or $22.7 million, was used to purchase the Common Stock of the Bank.

General

      The only business of the Company is the ownership of the Bank. The Bank's net earnings are primarily dependent on its net interest income, which is the difference between interest income earned on its loan and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowed money. The Bank's net earnings also are significantly affected by its provision for loan losses, as well as the amount of other income, including loan servicing fees and investment sales commissions, deposit service fee income, and net gains on sale of loans. Earnings also are affected by general, administrative and other expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Business Strategy

      The Company's current business strategy is to operate as a well capitalized, profitable and independent community bank dedicated to financing real estate ownership, retail consumer purchases and local businesses and providing quality service to customers. The Bank has sought to implement this strategy in recent years by: (i) the origination of one- to four-family residential mortgage loans; (ii) the origination of multi-family and commercial real estate mortgage loans; (iii) expanding the commercial and consumer loan portfolios; (iv) maintaining a stable deposit base; (v) managing interest rate risk exposure; (vi) increasing non-interest income; and (vii) maintaining high loan underwriting standards and asset quality.

      Highlights of the Company's business strategy are as follows:

      o Residential, Multi-family and Commercial Real Estate Mortgage Lending. The Company originates one- to four-family, owner-occupied, residential mortgages and multi-family and commercial real estate mortgages secured by property located in the Bank's primary market area. The Company generally has limited its real estate loan originations to properties within its market area. At December 31, 1997, the Company had $204.2 million, or 66.0%, of its net loan portfolio including loans held for sale, invested in mortgage loans secured by one- to four-family residences. At December 31, 1997, the Company had $48.7 million, or 15.8%, of its net loan portfolio, including loans held for sale, invested in mortgage loans secured by multi-family and commercial real estate. The Company originates both adjustable rate mortgage loans and fixed rate mortgage loans.

      o Commercial and Consumer Lending. The Company originates commercial business loans to supplement its origination of commercial real estate loans. For this purpose, the Company employs an experienced senior commercial lending officer. The Company currently is limiting its commercial business lending to small- and medium-sized businesses in its market area. The Company believes that the addition of such loans to its loan portfolio helps diversify its interest- earning assets. Commercial real estate and commercial business lending typically involve larger average loan balances, higher interest rates, and greater credit risk as compared to residential real estate lending. At December 31, 1997, the Company had $12.4 million, or 4.0%, of its net loan portfolio invested in commercial business loans. The Company has also increased its automobile loan originations through its entry into the indirect dealer loan market. Such loans typically have an average life of less than three years with higher interest rates, smaller average loan balances and greater credit risk as compared to residential real estate loans. At December 31, 1997, the Company had $33.8 million, or 10.8%, of its total loan portfolio invested in such loans.

      o Deposit Base. The Company has had a relatively stable deposit base that is drawn from its fourteen offices in its market area. The Bank does not solicit or obtain brokered deposits. At December 31, 1997, 31.2% of its deposit base of $320.0 million consisted of core deposits, which included non- interest-bearing demand deposits, passbook accounts, NOW accounts and money market accounts. The Company will continue to emphasize its retail deposit base as a source of funds and will seek to attract commercial deposits by maintaining its network of offices and providing depositors a full range of services and accounts. On January 3, 1997, the Bank acquired $145.5 million in deposits from another financial institution. At December 31, 1997, the Company had outstanding borrowings of $12.5 million from the FHLB of Chicago.

      o Interest Rate Risk Management. The Company has attempted to reduce its interest rate risk exposure by originating for portfolio adjustable-rate and shorter-term fixed rate residential and commercial loans, originating for sale longer-term fixed rate loans, originating commercial and consumer loans which typically have shorter maturities than residential mortgage loans, and investing in short-term securities. However, the ability of the Company to originate adjustable rate mortgage ("ARM") loans is substantially dependent on borrower preferences. In relatively lower market interest rate environments, borrowers typically prefer fixed rate mortgage loans. In addition, depending on market conditions, the Company may consider the purchase of ARM loans in the secondary market, if attractive purchase opportunities arise. The Company's current practice is to originate for sale virtually all fixed rate mortgage loans with terms of more than 15 years. In addition, adjustable rate loans are retained in the Bank's loan portfolio. Fixed rate mortgage loans with terms of 15 years or less are alternately retained in portfolio or sold based on the Company's interest rate risk policies and other interest rate risk considerations. At December 31, 1997, $154.3 million, or 61.0%, of the Company's mortgage loan portfolio consisted of ARM loans, and $98.6 million, or 39.0%, of the Company's mortgage loan portfolio consisted of fixed rate mortgage loans. The Company has focused its investments primarily on short- and medium-term securities consisting primarily of United States Government and agency securities, and interest-bearing deposits in other financial institutions. With respect to liabilities, the Company has attempted to maintain and increase its transaction and passbook deposit accounts, which are considered to be somewhat more resistant to changes in interest rates than certificate accounts. As the Company's deposit liabilities generally reprice more rapidly than its interest-earning assets, the Company's earnings would likely be adversely affected during periods of rising market interest rates.

      o Increasing Non-Interest Income. Management has sought to increase the Company's level of non-interest income, primarily through the activities of First Mutual Corporation, the Company's full service brokerage and insurance subsidiary, by increasing deposit service fee income, and by the sale of mortgage loans. For the years ended December 31, 1997, 1996 and 1995, investment sales commissions were $157,000, $123,000 and $88,000, respectively. For 1997, the Company recorded a gain on the sale of mortgage loans of $243,000, compared with a gain of $179,000 and $86,000 for 1996 and 1995, respectively. For the years ended December 31, 1997, 1996 and 1995, deposit service fee income was $780,000, $357,000 and $292,000, respectively. However, the Company's earnings currently are largely dependent on the Company's net interest income.

      o Asset Quality. The Company has maintained asset quality by using conservative underwriting standards and comprehensive collection efforts, aggressively liquidating real estate owned ("REO"), and originating primarily one- to four-family residential mortgage loans. The Company's ratio of non-performing assets to total assets at December 31, 1997, 1996 and 1995 was 0.41%, 0.17% and 0.28%,
            respectively. The Company's ratio of the allowance for loan losses to non-performing loans was 93.77%, 248.80% and 163.69% at December 31, 1997, 1996 and 1995, respectively.

Financial Condition

      At December 31, 1997

      Total assets increased $59.6 million, or 18.0%, to $391.4 million at December 31, 1997, from $331.8 million at December 31, 1996. The increase was primarily the result of the acquisition of three branch offices in Lincoln, Taylorville, and Pontiac, Illinois (the "Branch Acquisitions") from First of America Bank-Illinois, N.A. on January 3, 1997.

      The following summarizes the assets purchased and liabilities assumed as a result of the Branch Acquisitions.

Assets purchased                                      (In thousands)

      Cash due from banks                                              $121,230
      Loan receivable                                  $ 9,901
      Less: Allowance for loan losses                      (68)           9,833
                                                       -------
      Premises & equipment                                                2,706
      Goodwill and core deposit intangibles                              13,362
      Other assets                                                           83
                                                                       --------
      Total assets purchased                                           $147,214
                                                                       ========

Liabilities assumed

      Deposits                                                         $145,520
      Other liabilities                                                   1,694
                                                                       --------
      Total liabilities assumed                                        $147,214
                                                                       ========

      Loans receivable (excluding loans held for sale) increased $25.1 million, or 8.9%, to $307.2 million at December 31, 1997 from $282.1 million at December 31, 1996. Commercial and multifamily real estate loans increased $14.4 million, or 42.0%, to $48.7 million at December 31, 1997, from $34.3 million at December 31, 1996. Automobile loans increased $10.5 million, or 36.1%, to $39.6 million at December 31, 1997, from $29.1 million at December 31, 1996. Commercial business loans increased $4.6 million, or 59.0%, to $12.4 million at December 31, 1997, from $7.8 million at December 31, 1996. These increases were partially offset by the decrease in residential one- to four-family mortgage loans (including loans held for sale) to $204.2 million at December 31, 1997 from $213.1 million at December 31, 1996, representing a $8.9 million decrease, or 4.2%. Loan growth was primarily attributable to aggressive marketing and pricing of the Bank's loan products, particularly commercial real estate and business loans and auto loans and, to a lesser degree, to the Branch Acquisitions.

      Loans held for sale increased $1.0 million, or 90.9%, to $2.1 million at December 31, 1997, from $1.1 million at December 31, 1996. During 1997, the Bank originated $18.4 million of loans held for sale compared to $12.4 million in 1996. Proceeds from sales of loans increased to $17.7 million in 1997 from $13.0 million in the prior year.

      Securities available for sale decreased $4.0 million to $17,000 from $4.0 million at December 31, 1996. The decrease was a result of sales and maturity of securities available for sale of $31.0 million, which exceeded purchases of $27.0 million in 1997.

      Securities held to maturity increased $15.0 million, or 78.9%, to $34.0 million at December 31, 1997 from $19.0 million at December 31, 1996 as a result of purchases of $25.4 million exceeding maturities of $10.2 million.

      Deposits increased $117.1 million, or 57.7%, to $320.0 million at December 31, 1997, from $202.9 million at December 31, 1996. The increase was primarily due to the Branch Acquisitions on January 3, 1997.

      Advances from the Federal home Loan Bank decreased $50.3 million to $12.5 million at December 31, 1997, from $62.8 million at December 31, 1996. This decrease was primarily as a result of the use of the proceeds from the Branch Acquisitions to repay outstanding advances.

      Total equity decreased $8.0 million, or 12.9%, to $54.2 million at December 31, 1997, from $62.2 million at December 31, 1996. The decrease was primarily due to the repurchase by the Company of Company common stock at a cost of $9.2 million during 1997. These shares are now held as treasury stock.

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

      Total equity decreased $9.3 million, or 13.0%, to $62.2 million at December 31, 1996 from $71.5 million at December 31, 1995. The decrease was primarily attributable to the repurchase by the Company of Company common stock at a cost of $10.3 million during 1996; such shares are now held by the Company as treasury stock or have been awarded through the Management Recognition and Retention Plan.

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

      The Company had net income of $1.0 million, $1.2 million, and $2.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in net income in 1997 as compared to 1996 was primarily due to the increase in non-interest expense of $1.7 million due primarily to the increased expenses resulting from the Branch Acquisitions and the opening of two new branch offices in 1997. The decrease in net income in 1996 as compared to 1995 was primarily attributable to a one-time special assessment of $1.3 million on SAIF-insured deposits as of March 31, 1995 resulting in an after-tax charge of approximately $805,000.

      Interest Income. Interest income totaled $28.6 million for 1997 as compared to $21.7 million for 1996, representing an increase of $6.9 million, or 31.8%. The increase in interest income was primarily due to an increase in average interest-earning assets of $87.0 million and to a lesser extent to the increase in the average yield on earning assets in 1997 to 7.55% from 7.44% in 1996. The increase in the average balance of interest-earning assets was primarily a result of the use of the proceeds from the Branch Acquisitions. The increase in the average yield resulted from the increase in balances of loans at higher yielding rates primarily as a result of a change in the mix of the interest-earning assets.

      Interest income totaled $21.7 million for 1996 as compared to $18.3 million for 1995, representing an increase of $3.4 million, or 18.6% The increase in interest income was primarily due to an increase in average interest-earning assets of $44.2 million combined with an increase in the average yield on earning assets in 1996 to 7.44% from 7.37% in 1995. The increase in the average balance of interest-earning assets was primarily a result of the continued investment of proceeds from the initial stock offering and the increase in loan originations during 1996. The increase in the average yield resulted primarily from the increase in balances of loans at higher yielding rates primarily as a result of a change in the mix of the interest-earning assets.

      Interest Expense. Interest expense totaled $17.2 million for 1997 compared to $11.4 million for 1996, an increase of $5.8 million, or 50.9%. The increase in interest expense was primarily due to an increase in the average balance of interest-bearing liabilities of $119.5 million from $231.6 million in 1996 to $351.1 million in 1997. The increase in the average balance of interest-bearing liabilities was primarily attributable to an increase in deposits resulting from the Branch Acquisitions. $145.5 million of deposits were acquired in the transaction. The average balance of deposits increased to $330.5 million in 1997 from $200.2 million in 1996.

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

      Net Interest Income. Net interest income totaled $11.4 million for 1997, as compared to $10.4 million in 1996, representing an increase of $1.0 million, or 9.6%. The increase was primarily due to the $87.0 million increase in average interest-earning assets in 1997 due primarily to the use of the proceeds from the Branch Acquisitions. The Company's ratio of average interest-earning assets to average interest-bearing liabilities decreased to 107.97% for 1997 as compared to 126.15% for 1996.

      Net interest income totaled $10.4 million for 1996, an increase of $1.6 million, or 18.2%, compared to $8.8 million in 1995. The increase was primarily due to the $44.2 million increase in average earning assets reflecting primarily the continued investment of proceeds from the initial stock offering and the increase in loan originations from the earlier period.

      Provision for Loan Losses. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Company's past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, estimated value of underlying loan collateral, and current and, to a lesser extent, expected future economic conditions. The Company's allowance for loan losses was $1.4 million, or .46% of total loans outstanding at December 31, 1997 compared with $1.2 million, or .43% of total loans outstanding at December 31, 1996. The Company's ratio of the allowance for loan losses to non-performing loans was 93.8%, 248.8% and 163.7% at December 31, 1997, 1996 and 1995, respectively. The ratio of non-performing loans to total loans was .49%, .17% and .32% at December 31, 1997, 1996 and 1995, respectively. During 1997, the Company added $187,000 to the allowance for loan losses due to the increased loan volume and the change in the portfolio mix. The provision is indicative of management's assessment of the adequacy of the allowance for loan losses, given the trends in historical loss experience of the portfolio and current economic conditions as well as the continued recovery of loans previously charged off. Although the Company maintains its allowance for losses on loans at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts or that the Company will not be required to make additions to allowance for losses on loans in the future. Future additions to the Company's allowance for loan losses and any changes in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the economy, changes in real estate values and interest rates, changes in the mix of the loan portfolio, increases or decreases to the loan portfolio the amount of non-performing loans, the view of the regulatory authorities toward adequate reserve levels, and inflation.

      Non-Interest Income. Non-interest income totaled $1.7 million for 1997 compared to $1.1 million for 1996, an increase of $600,000 million or 54.5%. The increase was primarily due to an increase in deposit service fee income of $423,000, an increase of 118.5%. To a lesser extent, the increase was due to the increase in the gain on the sales of loans of $64,000 and the increase in other non-interest income of $129,000. The increase in deposit service fee income was primarily due to the increase in deposits as a result of the Branch Acquisitions and to the Bank's aggressive pricing of deposit service fees.

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

      Non-Interest Expense. Non-interest expense totaled $11.2 million for 1997 as compared to $9.5 million in 1996, an increase of $1.7 million, or 17.9%. The increase was primarily a result of the increased costs resulting from the Branch Acquisitions and the opening of two new branch offices. The amortization of goodwill and core deposit intangibles resulting from the Branch Acquisitions increased to $719,000 in 1997 from zero in 1996. Compensation and benefits increased $1.1 million, or 23.9%. Occupancy and equipment expense increased $497,000 or 56.7%. Data processing expense increased $368,000, or 86.0%. These increases, which were due in large part to the Branch Acquisitions, were partially offset by the decrease in the FDIC special assessment to zero from $1.3 million in 1996 and the decrease in the FDIC deposit insurance premium to $135,000 from $339,000, a $204,000 decrease.

      Non-interest expense totaled $9.5 million for 1996 as compared to $5.9 million in 1995, an increase of $3.6 million, or 61.0%. The increase was primarily a result of the one-time special assessment of $1.3 million on all SAIF-insured deposits as of March 31, 1995, as well as an increase in compensation and benefits of $1.4 million, or 44.7%. The increase in compensation and benefits was primarily a result of the increase in the total number of employees and the adoption of the Company's 1996 Recognition and Retention Plan.

      Income Taxes. Income taxes totaled $404,000 for the year ended December 31, 1997, compared to $709,000 for the year ended December 31, 1996. The decrease was due to a decrease in income before income taxes of $.5 million, or 26.3%.

      Income taxes totaled $709,000 for the year ended December 31, 1996, compared to $1.3 million for the year ended December 31, 1995. The decrease was due to a decrease in income before income taxes of $1.9 million, or 51.2%.

Average Balance Sheet

      The following tables set forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, and annualizing the result for the periods presented. Average balances are monthly averages. The average balances of loans receivable include loans on which the Company has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields.

                                                                             Years Ended December 31,
                                           ----------------------------------------------------------------------------------------
                                                         1997                          1996                         1995
                                           ----------------------------- ----------------------------- ----------------------------
                                                                Average                        Average                      Average
                                           Average               Yield/   Average              Yield/   Average              Yield/
                                           Balance   Interest    Cost     Balance   Interest    Cost    Balance   Interest    Cost
                                           -------   --------   --------  -------   --------   -------  -------   --------  -------
                                                                             (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans.......................... $249,177  $ 19,130    7.68%   $224,277   $16,952     7.56%  $201,897   $15,399    7.63%
  Commercial loans........................   10,045       911    9.07       5,493       497     9.05      1,442       122    8.46
  Consumer and other loans................   45,067     4,135    9.18      21,989     1,930     8.78      5,246       486    9.26
  Securities .............................   49,366     2,996    6.07      28,166     1,663     5.90     25,353     1,481    5.84
  Interest-bearing deposits with
    financial institutions................   22,902     1,276    5.57       9,951       551     5.54     12,116       667    5.51
  FHLB stock and other....................    2,561       181    7.07       2,262       149     6.59      1,913       127    6.64
                                           --------  --------            --------   -------            --------   -------
    Total interest-earning assets.........  379,118    28,629    7.55     292,138    21,742     7.44    247,967    18,282    7.37
Non-interest-earning assets...............   32,376                        12,157                         9,188
                                           --------                      --------                      --------
      Total assets........................ $411,494                      $304,295                      $257,155
                                           ========                      ========                      ========
Interest-bearing liabilities:
  Deposits ............................... $330,451    15,913    4.82    $200,226     9,671     4.83   $194,774     9,233    4.74
  Borrowed funds..........................   20,667     1,294    6.26      31,350     1,683     5.37      4,383       257    5.86
                                           --------  --------            --------   -------            --------   -------
      Total interest-bearing liabilities..  351,118    17,207    4.90     231,576    11,354     4.90    199,157     9,490    4.77
                                                     --------                       -------                       -------
Non-interest-bearing liabilities..........    5,401                         4,376                         4,728
                                           --------                      --------                      --------
       Total liabilities..................  356,519                       235,952                       203,885
Stockholders' equity......................   54,975                        68,343                        53,270
                                           --------                      --------                      --------
      Total liabilities and
        stockholders' equity.............. $411,494                      $304,295                      $257,155
                                           ========                      ========                      ========
Net interest income.......................           $ 11,422                       $10,388                       $ 8,792
                                                     ========                       =======                       =======
Net interest rate spread(1)...............                       2.65%                          2.54%                        2.60%
                                                               ======                         ======                       ======
Interest earning assets and
 net interest margin(2)...................           $379,118    3.01%   $292,138               3.56%  $247,967              3.55%
                                                     ========  ======    ========             ======   ========            ======
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.............................                     107.97%                        126.15%                      124.51%
                                                               ======                         ======                       ======

-----------------------------------------
(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                                                            At December 31, 1997
                                                          ----------------------
                                                            Balance   Yield/Cost
                                                            -------   ----------
                                                          (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans (1) .....................................  $248,966      7.80%
  Commercial loans (1) ...................................    12,248      9.01
  Consumer and other loans (1) ...........................    48,080      8.94
  Securities .............................................    33,993      6.08
  Interest-bearing deposits with financial institutions ..    13,993      5.46
  FHLB stock and other ...................................     2,349      7.00
                                                            --------
     Total interest-earning assets .......................   359,629      7.73
Non-interest-earning assets ..............................    31,810
                                                            --------
      Total assets .......................................  $391,439
                                                            ========
Interest-bearing liabilities:
  Deposits ...............................................  $320,031      4.83
  Borrowed funds .........................................    12,500      6.56
                                                            --------
    Total interest-bearing liabilities ...................   332,531      4.90
Non-interest-bearing liabilities .........................     4,719
                                                            --------
      Total liabilities ..................................   337,250
Stockholders' equity .....................................    54,189
                                                            --------
      Total liabilities and stockholders' equity .........  $391,439
                                                            ========
Net interest rate spread (2) .............................                2.83%
                                                                        ======
Ratio of interest-earning assets to
      interest-bearing liabilities .......................              108.15%
                                                                        ======

------------------------
(1) Net of allowance for loan losses, deferred loan fees/costs, and unearned discounts.
(2) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

Rate/Volume Analysis

      The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate), and (ii) changes in rates (change in rate multiplied by old volume). For purposes of these tables, changes attributable to both rate and volume have been allocated proportionately to the change due to volume and change due to rate.

                                                               Year Ended December 31,
                                           ------------------------------------------------------------------
                                                    1997 vs. 1996                      1996 vs. 1995
                                           -------------------------------    -------------------------------
                                           Increase/(Decrease)                Increase/(Decrease)
                                                 Due to           Total             Due to           Total
                                           -----------------     Increase     ------------------    Increase
                                            Volume     Rate     (Decrease)     Volume      Rate    (Decrease)
                                           --------   ------    ---------     -------     ------   ----------
                                                                     (In Thousands)
Interest income:
  Mortgage loans.......................... $ 1,908    $  270      $ 2,178     $ 1,693     $ (140)    $ 1,553
  Commercial loans........................     413         1          414         366          9         375
  Consumer and other loans................   2,114        91        2,205       1,471        (27)      1,444
  Securities..............................   1,285        48        1,333         166         16         182
  Interest-bearing deposits with
    financial institutions................     722         3          725        (120)         4        (116)
  FHLB stock..............................      21        11           32          23         (1)         22
                                           -------    ------      -------     -------     ------     -------
    Total interest-earning assets.........   6,463       424        6,887       3,599       (139)      3,460
                                           -------    ------      -------     -------     ------     -------

Interest expense:
  Deposits................................   6,271       (29)       6,242         261        177         438
  Other borrowings........................    (638)      249         (389)      1,450        (24)      1,426
                                           -------    ------      -------     -------     -------    -------
    Total interest-bearing liabilities....   5,633       220        5,853       1,711        153       1,864
                                           -------    ------      -------     -------     ------     -------
Net change in interest income............. $   830    $  204      $ 1,034     $ 1,888     $ (292)    $ 1,596
                                           =======    ======      =======     =======     ======     =======

Asset and Liability Management

      The Company's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of the Company's transactions are denominated in U.S. dollars with no specific foreign exchange exposures.

      Interest-rate risk ("IRR") is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value. However, excessive levels of IRR can pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company's safety and soundness.

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

      The Company's Finance Committee, which also functions as the Company's Asset-Liability Management Committee, is responsible for reviewing the Company's asset and liability policies. The Committee, which consists of the President and the Vice President/Treasurer of the Company and three members of the Board of Directors, meets monthly and reports to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratios and requirements.

      In managing its asset/liability mix, the Company, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, places emphasis on improving its net interest margin and on matching the interest rate sensitivity of its assets and liabilities, in an effort to improve its net interest income.

      To the extent consistent with its interest rate spread objectives, the Company has attempted to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. First, the Company's residential lending program focuses on the origination and the purchase of ARM loans for retention in the Company's loan portfolio and the origination for resale in the secondary mortgage market of fixed rate loans with maturities of more than 15 years. At December 31, 1997, approximately $154.3 million, or 61.0%, of the Company's mortgage loan portfolio consisted or ARM loans. Second, the Company has focused its investments primarily on short- and medium-term securities. Third, the Company has attempted to maintain and increase its transaction and passbook accounts, which are considered to be somewhat more resistant to changes in interest rates than certificate accounts. Fourth, fixed rate mortgage loans with terms of 15 years or less are alternately retained in portfolio or sold based on the Company's interest rate risk policies and other interest rate risk considerations evaluated by the Finance Committee from time to time. Residential fixed rate mortgage loans with terms in excess of 15 years may be retained in portfolio only on a limited basis and in amounts approved from time to time by the Company's Finance Committee. Fifth, from time to time, the Company has utilized deposit marketing programs to lengthen the term of repricing of its liabilities. Finally, the Company has increased its portfolio of commercial loans and consumer loans which typically have shorter maturities and which, therefore, contribute to the interest rate sensitivity of the Company's overall loan portfolio.

Liquidity

      The Company's primary sources of funds are deposits, funds received from the sale, amortization and prepayment of loans, advances from the FHLB and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Company invests excess funds in overnight funds with the FHLB, short-term deposits with other financial institutions, and other short-term interest-earning assets that provide liquidity to meet lending requirements. Overnight funds with the FHLB and other assets qualifying for regulatory liquidity outstanding at December 31, 1997 totalled $52.9 million.

      At December 31, 1997, the Company had outstanding mortgage loan origination commitments of $3.3 million and commercial loan commitments of $423,000. This amount does not include the unfunded portion of loans in process or unused lines of credit on commercial and consumer loans. Time deposits scheduled to mature in less than one year at December 31, 1997 totalled $130.3 million. Management believes that a significant portion of such deposits will remain with the Company.

      A major portion of the Company's liquidity consists of cash and cash equivalents which are a product of its operating, investing, and financing activities. The primary sources of cash are net income and cash derived from investing activities.

Cash Flows

      Cash Flows from Operating Activities. Net cash provided by (used in) operating activities was $2.5 million, $(2.5) million and $5.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. The primary sources of cash flows from operating activities were net income from operations of $986,000, $1.2 million and $2.4 million and proceeds from the sales of loans of $17.7 million, $13.0 million and $11.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. The primary use of cash flows from operating activities was the origination of loans held for sale of $18.4 million, $12.4 million and $12.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

      Cash Flows from Investing Activities. Net cash provided by (used in) investing activities was $86.8 million, $(53.8) million and $(22.9) million for the years ended December 31, 1997, 1996 and 1995, respectively. Primary sources
(uses) of cash flows from investing activities were proceeds from the sale and maturity of securities of $41.2 million, $23.5 million and $18.0 million and the net (increase) decrease in interest-bearing deposits at other financial institutions of $(7.3) million, $7.0 million and $1.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. Other primary (sources) uses of cash flows from investing activities were net increases in loans receivable of $12.3 million, $46.8 million and $5.5 million and investments in securities of $52.4 million, $17.6 million and $22.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. An additional use of cash flows from investing activities was the purchase of loans of $3.9 million, $17.1 million and $14.3 million for the years ended December 31, 1997, 1996 and 1995, respectively, and cash from the acquisition of three branches of $121.2 million for the year ended December 31, 1997.

      Cash Flows from Financing Activities. Net cash provided by (used in) financing activities was $(89.0) million, $57.6 million and $17.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. The primary sources (uses) of cash flows from financing activities were an (increase) decrease in deposits of $28.4 million, $(10.5) million and $7.8 million for the years ended December 31, 1997, 1996 and 1995, respectively and the proceeds from stock issuance of $41.6 million for the year ended December 31, 1995. In addition, sources included the increase in advances from the FHLB of $68.7 million for the year ended December 31, 1996. The primary use of cash flows from financing activities was the repayment of $50.9 million and $10.0 million of FHLB advances for the years ended December 31, 1997 and 1996, respectively, and purchases of treasury stock of $9.2 million and $10.3 million for the years ended December 31, 1997 and 1996, respectively.

      For additional information about cash flows from the Company's operating, financing and investing activities, see Consolidated Statements of Cash Flows included in the Consolidated Financial Statements included elsewhere herein.

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

Impact of New Accounting Standards

      Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued by the Financial Accounting Standards Board in 1996. This Statement revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. Statement 125 is effective for some transactions in 1997 and others in 1998. The effect of Statement 125 on the Company's financial statements is not material.

      Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," was issued by the Financial Accounting Standards Board in 1997. This Statement established standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It does not address issues of recognition or measurement for comprehensive income and its components. Statement 130 is effective for fiscal years beginning after December 15, 1997. Since the provisions of this Statement are disclosure oriented, it will have no impact on the operations of the Company.

      Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in 1997 by the Financial Accounting Standards Board. This Statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Statement 131 is effective for periods beginning after December 15, 1997. Management does not believe that the provisions of this Statement are applicable to the Company, since substantially all of the Company's operations are banking activities.

Year 2000

      The Company has conducted a review of its computer systems to review the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. For example, programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with modifications to existing software and by converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company.

Safe Harbor Statement

      This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory situation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                           FIRST MUTUAL BANCORP, INC.

                                     NOTES

                               [GRAPHIC OMITTED]


FIRST MUTUAL BANCORP, INC.
--------------------------------------------------------------------------------

                           FIRST MUTUAL BANCORP, INC.
                                 AND SUBSIDIARY
                                Decatur, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995

                           FIRST MUTUAL BANCORP, INC.
                                 AND SUBSIDIARY
                                Decatur, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995

                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS ............................................  1

FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION .........................  2

   CONSOLIDATED STATEMENTS OF INCOME ......................................  3

   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY .............  5

   CONSOLIDATED STATEMENTS OF CASH FLOWS ..................................  6

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .............................  9

                          [Letterhead of Crowe Chizek]

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
First Mutual Bancorp, Inc.
Decatur, Illinois

We have audited the accompanying consolidated statements of financial condition of First Mutual Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Mutual Bancorp, Inc. and Subsidiary at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                          /s/ Crowe, Chizek and Company LLP

                                          Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 16, 1998


                                                                              1.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1997 and 1996
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                  1997         1996
                                                                  ----         ----
ASSETS
Cash and cash equivalents                                      $   4,612    $   4,350
Interest-bearing deposits with financial institutions             13,993        6,730
Securities available-for-sale (Note 2)                                17        4,000
Securities held-to-maturity
  (fair value:  December 31, 1997 - $34,167;
  December 31, 1996 - $19,063) (Note 2)                           33,976       19,007
Loans held for sale (Note 4)                                       2,057        1,103
Loans receivable, net (Note 3)                                   307,237      282,066
Federal Home Loan Bank stock                                       2,349        3,200
Accrued interest receivable                                        2,194        1,969
Foreclosed real estate, net of allowance for losses (Note 5)          29           77
Premises and equipment (Note 6)                                    6,896        4,119
Cash surrender value of life insurance (Note 14)                   3,496        3,215
Goodwill and core deposit intangibles (Note 16)                   12,643           --
Other assets                                                       1,940        1,940
                                                               ---------    ---------

                                                               $ 391,439    $ 331,776
                                                               =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 7)                                              $ 320,031    $ 202,923
Advances from borrowers for taxes
  and insurance                                                    1,344        1,420
Advances from Federal Home Loan
  Bank (Note 8)                                                   12,500       62,800
Accrued expenses and other liabilities                             3,375        2,416
                                                               ---------    ---------
                                                                 337,250      269,559
Commitments and contingencies (Note 13)

Stockholders' equity (Note 12)
   Preferred stock - authorized 2,000,000 shares;
     none issued
   Common stock - par value $.10 per share;
     authorized 8,000,000 shares, issued 4,700,000 shares            470          470
   Additional paid-in capital                                     45,420       45,104
   Unearned ESOP shares (Note 11)                                 (2,820)      (3,196)
   Unearned stock awards (Note 11)                                (1,027)      (1,504)
   Retained earnings, substantially restricted (Note 9)           29,523       29,578
   Treasury stock, at cost, 1,192,930 shares in 1997 and
     611,400 shares in 1996                                      (17,377)      (8,231)
   Unrealized depreciation on securities
     available-for-sale, net of tax                                   --           (4)
                                                               ---------    ---------
                                                                  54,189       62,217
                                                               ---------    ---------

                                                               $ 391,439    $ 331,776
                                                               =========    =========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                              2.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1997, 1996, and 1995
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                       1997      1996      1995
                                                       ----      ----      ----
Interest income
   Loans receivable
      First mortgage loans                           $19,130   $16,952   $15,399
      Consumer and other loans                         4,135     1,930       486
      Commercial loans                                   911       497       122
   Securities                                          2,996     1,663     1,481
   Other interest-earning assets                       1,457       700       794
                                                     -------   -------   -------
      Total interest income                           28,629    21,742    18,282

Interest expense
   Deposits                                           15,913     9,671     9,233
   Federal Home Loan Bank advances and
     other interest charges (Note 8)                   1,294     1,683       257
                                                     -------   -------   -------
      Total interest expense                          17,207    11,354     9,490
                                                     -------   -------   -------

Net interest income                                   11,422    10,388     8,792

Provision for loan losses (Note 3)                       560       113        --
                                                     -------   -------   -------

Net interest income after provision for loan losses   10,862    10,275     8,792

Noninterest income
   Gain on sales and calls of securities                  12         1        --
   Gain on sales of loans (Note 4)                       243       179        86
   Deposit service fees                                  780       357       292
   Loan servicing fees (Note 4)                          116       123       115
   Investment sales commissions                          157       123        88
   Other                                                 411       282       267
                                                     -------   -------   -------
      Total noninterest income                         1,719     1,065       848

Noninterest expense
   Compensation and benefits                           5,705     4,562     3,153
   Occupancy and equipment                             1,373       876       682
   FDIC deposit insurance premium                        135       339       465
   SAIF special assessment                                --     1,314        --
   Advertising and promotion                             482       425       239
   Data processing                                       796       428       350
   Printing, postage, stationery, and supplies           458       363       238
   Net expense on foreclosed real estate operations       11         8        11
   Net loss on sale of real estate owned,
     including provisions for losses                       6         1        13
   Goodwill and core deposit intangible
     amortization (Note 16)                              719        --        --
   Other                                               1,506     1,144       751
                                                     -------   -------   -------
      Total noninterest expense                       11,191     9,460     5,902
                                                     -------   -------   -------

--------------------------------------------------------------------------------

                                 (Continued)


                                                                              3.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1997, 1996, and 1995
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                  1997       1996     1995
                                                  ----       ----     ----

Income before income taxes                       $ 1,390   $ 1,880   $3,738

Income taxes (Note 9)                                404       709    1,340
                                                 -------   -------   ------

Net income                                       $   986   $ 1,171   $2,398
                                                 =======   =======   ======

Earnings per share
   Basic                                           $  .31   $  .29    $  .32
                                                   ======   ======    ======
   Diluted                                         $  .30   $  .29    $  .32
                                                   ======   ======    ======

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                              4.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years ended December 31, 1997, 1996, and 1995
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                                                            Unrealized
                                                                                                           Appreciation
                                                                                      Retained            (Depreciation)
                                                   Additional  Unearned    Unearned   Earnings -           on Securities
                                           Common   Paid-In      ESOP        Stock  Substantially  Treasury  Available-
                                            Stock   Capital     Shares      Awards   Restricted     Stock    for-Sale     Total
                                            -----   -------     ------      ------   ----------     -----    --------     -----
Balance at January 1, 1995                  $  --   $     --   $     --    $     --    $ 27,811    $     --    $  --    $ 27,811
Issuance of common stock                      470     44,930     (3,760)         --          --          --       --      41,640
ESOP shares earned                             --         50        188          --          --          --       --         238
Cash dividends ($.07 per share)                --         --         --          --        (605)         --       --        (605)
Reclassification of securities from
  held-to-maturity to available-for-sale,
  net of tax of $ 28                           --         --         --          --          --          --       43          43
Change in unrealized gain on securities
  available-for-sale, net of tax of $ 1        --         --         --          --          --          --        3           3
Net income                                     --         --         --          --       2,398          --       --       2,398
                                            -----   --------   --------    --------    --------    --------    -----    --------

Balance at December 31, 1995                  470     44,980     (3,572)         --      29,604          --       46      71,528
Net income                                     --         --         --          --       1,171          --       --       1,171
Purchase of treasury shares                    --         --         --          --          --     (10,330)      --     (10,330)
Unearned stock awards                          --         --         --      (2,099)         --       2,099       --          --
ESOP shares earned                             --        116        376          --          --          --       --         492
Stock awards earned                            --         --         --         595          --          --       --         595
Tax benefit of stock awards                    --          8         --          --          --          --       --           8
Change in unrealized appreciation
  (depreciation) on securities
  available-for-sale, net of tax of $ 32       --         --         --          --          --          --      (50)        (50)
Cash dividends ($.30 per share)                --         --         --          --      (1,197)         --       --      (1,197)
                                            -----   --------   --------    --------    --------    --------    -----    --------

Balance at December 31, 1996                  470     45,104     (3,196)     (1,504)     29,578      (8,231)      (4)     62,217
Net income                                     --         --         --          --         986          --       --         986
Purchase of treasury shares                    --         --         --          --          --      (9,151)      --      (9,151)
ESOP shares earned                             --        247        376          --          --          --       --         623
Stock awards earned                            --         --         --         477          --          --       --         477
Tax benefit of stock awards                    --         69         --          --          --          --       --          69
Exercise of stock options                      --         --         --          --          --           5       --           5
Change in unrealized appreciation
  (depreciation) on securities
  available-for-sale, net of tax of $ 3        --         --         --          --          --          --        4           4
Cash dividends ($.32 per share)                --         --         --          --      (1,041)         --       --      (1,041)
                                            -----   --------   --------    --------    --------    --------    -----    --------

Balance at December 31, 1997                $ 470   $ 45,420   $ (2,820)   $ (1,027)   $ 29,523    $(17,377)   $  --    $ 54,189
                                            =====   ========   ========    ========    ========    ========    =====    ========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                              5.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        December 31, 1997, 1996, and 1995
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                     1997        1996        1995
                                                     ----        ----        ----
Cash flows from operating activities
   Net income                                      $    986    $  1,171    $  2,398
   Adjustments to reconcile net income to
     net cash from operating activities
      Depreciation and amortization                     656         395         295
      Amortization of premiums and discounts
        on securities and intangibles, net              922          73         102
      Origination of loans held for sale            (18,368)    (12,447)    (12,624)
      Proceeds from sale of loans                    17,656      12,970      11,678
      Change in net deferred loan
        origination costs                                34        (188)        (53)
      Change in deferred income taxes                    61         151         (25)
      Provision for loan losses                         560         113          --
      Provision for losses on foreclosed
        real estate                                       5          --           8
      Net gain on the sale of available-for-sale
         securities                                     (12)         (1)         --
      Net gain on sales of loans                       (243)       (179)        (86)
      Federal Home Loan Bank stock dividends             --          --         (29)
      Net loss on sale of foreclosed real estate          1           1           5
      ESOP compensation expense                         623         492         238
      Stock awards expense                              477         595          --
      Change in
         Accrued interest receivable                   (225)        (25)       (745)
         Cash surrender value of
           life insurance                                --        (145)       (145)
         Other assets                                    24      (1,715)        144
         Accrued expenses and other liabilities        (686)     (3,741)      4,650
                                                   --------    --------    --------
            Net cash provided by (used in)
              operating activities                    2,471      (2,480)      5,811

Cash flows from investing activities
   Net increase in loans receivable                 (12,290)    (46,753)     (5,530)
   Proceeds from maturity of securities
     held-to-maturity                                10,215      15,465      18,000

--------------------------------------------------------------------------------

                                   (Continued)


                                                                              6.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        December 31, 1997, 1996, and 1995
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                         1997         1996         1995
                                                         ----         ----         ----
Cash flows from investing activities (Continued)
   Purchase of securities held-to-maturity             $ (25,365)   $ (14,598)   $ (19,397)
   Purchase of securities available-for-sale             (27,042)      (3,022)      (3,041)
   Proceeds of sales and calls of available-for-sale
     securities                                           31,022        7,985           --
   Investments in
      Loans purchased                                     (3,879)     (17,147)     (14,254)
      Federal Home Loan Bank stock                           851       (1,280)          --
      Premises and equipment                                (671)      (1,523)        (276)
      Foreclosed real estate                                 (45)         (12)         (15)
      Cash surrender value of insurance                     (281)          --           --
   Net cash from acquisition of branches                 121,230           --           --
   Net change in interest-bearing deposits
     with financial institutions                          (7,263)       7,005        1,439
   Proceeds from sales of foreclosed real estate             325           72          147
                                                       ---------    ---------    ---------
      Net cash provided by (used in) investing
        activities                                        86,807      (53,808)     (22,927)

Cash flows from financing activities
   Net increase (decrease) in deposits                   (28,412)      10,455       (7,777)
   Net change in open line advances from
     Federal Home Loan Bank                              (38,800)      34,700      (15,500)
   Proceeds from term advances from
     Federal Home Loan Bank                                  600       34,000           --
   Repayments on term advances from
     Federal Home Loan Bank                              (12,100)     (10,000)          --
   Net increase (decrease) in advances from
     borrowers for taxes and insurance                       (76)           9         (119)
   Proceeds from stock issuance                               --           --       41,640
   Purchase of treasury stock                             (9,151)     (10,330)          --
   Proceeds from exercise of stock options                     5           --           --
   Dividends paid                                         (1,082)      (1,201)        (303)
                                                       ---------    ---------    ---------
      Net cash (used in) provided by
        financing activities                             (89,016)      57,633       17,941
                                                       ---------    ---------    ---------

Net increase in cash and cash equivalents                    262        1,345          825

Cash and cash equivalents at beginning of year             4,350        3,005        2,180
                                                       ---------    ---------    ---------

Cash and cash equivalents at end of year               $   4,612    $   4,350    $   3,005
                                                       =========    =========    =========

--------------------------------------------------------------------------------

                                   (Continued)


                                                                              7.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        December 31, 1997, 1996, and 1995
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                      1997       1996       1995
                                                      ----       ----       ----
Supplemental disclosures of cash flow information
   Cash paid for
      Interest                                      $ 16,355   $ 11,090   $  9,161
      Income taxes                                        51        998      1,266

   Transfers from loans to real estate
     acquired through foreclosure                        260         87        144
   Real estate owned sales financed
     through loan origination                             22         --         15
   Transfer of debt securities to available-
     for-sale from held-to-maturity                       --         --      5,937

   Purchase of branches
      Fair value of assets acquired                 $ 25,984
      Cash received                                  121,230
                                                    --------

         Liabilities assumed                        $147,214
                                                    ========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                              8.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of First Mutual Bancorp, Inc. (the "Company"), its wholly-owned subsidiary, First Mutual Bank, S.B. (the "Bank"), and the Bank's wholly-owned subsidiary, First Mutual Company, which provides investment and insurance services. All significant intercompany transactions and balances are eliminated in consolidation.

Business: The only business of the Company is the ownership of the Bank. The Bank is engaged in the business of commercial and retail banking and investment services, with operations conducted through its main office and thirteen branches located in central Illinois. The Bank's revenues primarily arise from interest income from commercial and retail lending activities and investments and revenue derived from mortgage banking through origination and sales of mortgage loans to the secondary market with servicing retained and related servicing income. The premiums generated from the insurance and investment operations are not significant to the overall operations of the Company.

Statements of Cash Flows: For purposes of the consolidated statements of cash flows, the Company considers cash on hand and on deposit in non-interest-bearing accounts with banks to be cash equivalents. The Company reports net cash flows for interest-bearing deposits in financial institutions with maturities of less than 90 days and for customer loans and deposit transactions.

Securities: The Company classifies debt securities as either held-to-maturity or available-for-sale. Securities are classified as held-to-maturity when management has the intent and the Company has the ability to hold those securities to maturity. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at fair value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of stockholders' equity. Premiums and discounts are recognized in interest income using methods that approximate the level-yield method. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. All sales are made without recourse.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                              9.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing Rights: Servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

In June 1996, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Extinguishments of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes liabilities when extinguished. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. The adoption of SFAS No. 125 did not have a material impact on the financial position or results of operations of the Bank.

Loans Receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan origination fees and discounts.

Allowance for Loan Losses: Because some loans may not be repaid in full, the Company has established an allowance for loan losses. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             10.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company measures impaired loans based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to be increased, such increase is reported as a provision for loan losses.

Smaller balance homogenous loans are defined as residential first mortgage loans secured by one-to-four family residences, residential construction loans, and consumer loans and are evaluated collectively for impairment. Commercial real estate loans and commercial business loans are evaluated individually for impairment. Normal loan evaluation procedures, as described in the second preceding paragraph, are used to identify loans which must be evaluated for impairment. In general, loans classified as "doubtful" or "loss" are considered impaired while loans classified as "substandard" are individually evaluated for impairment. Depending on the relative size of the credit relationship, late or insufficient payments of 30 to 90 days will cause management to reevaluate the credit under its normal loan evaluation procedures. While the factors which identify a credit for consideration for measurement of impairment, or nonaccrual, are similar, the measurement considerations differ. A loan is impaired when the economic value estimated to be received is less than the value implied in the original credit agreement. A loan is placed in nonaccrual when payments are more than 90 days past due unless the loan is adequately collateralized and in the process of collection.

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

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             11.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Goodwill and Core Deposit Base: Goodwill and the core deposit base intangibles, included in other assets, result from the application of purchase accounting principles to the acquisition of three branches. Goodwill represents the excess of acquisition cost over the fair value of net assets of the branches and is amortized over 25 years using the straight-line method. The premium paid to acquire core deposits is being amortized over the estimated benefit life using an accelerated method.

Income Taxes: The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities, using enacted tax rates.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

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

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             12.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share: Earnings per common share is computed under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which was adopted retroactively by the Company at the beginning of the fourth quarter of 1997. Amounts reported as Earnings per Common Share for each of the three years ended December 31, 1997 reflect the earnings available to common stockholders for the year divided by the weighted average number of common shares outstanding during the year.

Future Accounting Changes: New accounting standards have been issued which will require future reporting of comprehensive income (net income plus changes in holding gains and losses on securities available-for-sale) and may require redetermination of industry segment financial information.

NOTE 2 - SECURITIES

The amortized cost and fair values of both available-for-sale and held-to-maturity investments in debt and equity securities are summarized below.

                                     ------------December 31, 1997-----------
                                                  Gross      Gross
                                     Amortized Unrealized Unrealized    Fair
Available-for-Sale                     Cost       Gains     Losses      Value

Equity securities                    $    17     $  --      $  --     $    17
                                     =======     =====      =====     =======

Held-to-Maturity

U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies          $33,976     $ 191      $  --     $34,167
                                     =======     =====      =====     =======

                                     ------------December 31, 1996-----------
                                                  Gross      Gross
                                     Amortized Unrealized Unrealized    Fair
Available-for-Sale                     Cost       Gains     Losses      Value

U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies          $ 3,990     $   3      $ (10)    $ 3,983
Equity securities                         17        --         --          17
                                     -------     -----      -----     -------

                                     $ 4,007     $   3      $ (10)    $ 4,000
                                     =======     =====      =====     =======
Held-to-Maturity

U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies          $19,007     $  64      $  (8)    $19,063
                                     =======     =====      =====     =======

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             13.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

On December 29, 1995, the Company reclassified a portion of its securities held-to-maturity to available-for-sale in accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" in order to improve the Company's flexibility in meeting liquidity needs. The amortized cost and unrealized gain on securities transferred to available-for-sale were $5,937,000 and $71,000, respectively.

The amortized cost and fair value of debt securities by contractual maturity are shown below.

                                                     --December 31, 1997--
                                                      Amortized     Fair
                                                        Cost        Value
                                                        ----        -----
            Available-for-Sale

               Equity securities                       $    17     $    17
                                                       =======     =======

            Held-to-Maturity

               Due in one year or less                 $15,761     $15,798
               Due after one year through five years    18,215      18,369
                                                       -------     -------

                                                       $33,976     $34,167
                                                       =======     =======

For the years ended December 31, 1997 and 1996, the Company received proceeds totaling approximately $31,022,000 and $7,985,000, respectively, on the sales and calls of securities available-for-sale. Gross realized gains were approximately $22,000 and $5,000 and gross realized losses were approximately $10,000 and $4,000, respectively.

There were no sales of securities during the year ended December 31, 1995.

Securities with a total carrying value of $450,000 and $475,000 and fair values of $453,000 and $474,000, respectively, were pledged at December 31, 1997 and 1996 to secure certain savings deposits in excess of $100,000.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             14.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                                        ---- December 31, ----
                                                                           1997         1996
                                                                           ----         ----
      First mortgage loan principal balances
         Secured by one-to-four-family residences                       $ 194,055    $ 207,648
         Secured by other properties                                       48,026       30,266
         Construction loans secured by one-to-four- family residences       8,067        4,334
         Construction loans secured by other properties                       670        4,040
                                                                        ---------    ---------
                                                                          250,818      246,288

         Undisbursed portion of loans                                      (3,116)      (4,656)
         Net deferred loan origination costs                                  148          225
                                                                        ---------    ---------
           Total first mortgage loans                                     247,850      241,857

      Commercial loan principal balances                                   12,373        7,775

      Consumer and other loan principal balances
         Automobile                                                        39,598       29,111
         Home equity                                                        2,678        1,149
         Other                                                              6,049        3,340
                                                                        ---------    ---------
                                                                           48,325       33,600

         Undisbursed portion of loans                                          (2)          --
         Net deferred loan origination costs                                  122           78
                                                                        ---------    ---------
           Total consumer and other loans                                  48,445       33,678
                                                                        ---------    ---------

             Total loans receivable                                       308,668      283,310
         Less allowance for loan losses                                     1,431        1,244
                                                                        ---------    ---------

                                                                        $ 307,237    $ 282,066
                                                                        =========    =========

Activity in the allowance for loan losses is summarized as follows:

                                              --Year Ended December 31,-
                                                1997      1996     1995
                                                ----      ----     ----

      Balance at beginning of year            $ 1,244   $ 1,172   $1,148
      Provision charged to income                 560       113       --
      Charge-offs                                (447)      (85)      (6)
      Recoveries                                    6        44       30
      Allowance for purchased loans                68        --       --
                                              -------   -------   ------

         Balance at end of year               $ 1,431   $ 1,244   $1,172
                                              =======   =======   ======

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             15.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE (Continued)

Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $474,000, $108,000, and $179,000 at December 31, 1997, 1996, and
1995, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below:

                                                -Year Ended December 31,-
                                                 1997     1996      1995
                                                 ----     ----      ----

      Interest income that would
        have been recorded                      $  41     $   8     $ 15
      Interest income recognized                   18         3        6
                                                -----     -----     ----

         Interest income foregone               $  23     $   5     $  9
                                                =====     =====     ====

The Company is not committed to lend additional funds to debtors whose loans have been modified. The Company did not have any impaired loans during the years ended December 31, 1997, 1996, and 1995.

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

Activity in the loan accounts of officers, directors, and their related interests follows:

                                                            Year Ended
                                                          -December 31,-
                                                           1997     1996
                                                           ----     ----

      Balance at beginning of year                        $ 729    $ 675
      Loans disbursed                                        --      125
      Principal repayments                                  (82)     (71)
      Change in status                                     (110)      --
                                                          -----    -----

         Balance at end of year                           $ 537    $ 729
                                                          =====    =====

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             16.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES AND LOAN SERVICING

Mortgage loans originated by the Company and serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                                    --------December 31,--------
                                                      1997      1996       1995
                                                      ----      ----       ----
      Mortgage loan portfolios serviced for
         FHLMC                                      $49,474   $ 43,812   $40,722
         Other investors                              3,309      3,536     3,546
                                                    -------   --------   -------

                                                    $52,783   $ 47,348   $44,268
                                                    =======   ========   =======

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $439,000, $405,000, and $396,000 at December 31, 1997, 1996, and 1995, respectively.

The following summarizes the Company's secondary mortgage market activities, which consist solely of fixed rate one-to-four-family real estate loans:

                                             ----Year Ended December 31,--
                                               1997       1996     1995
                                               ----       ----     ----
      Activity during the year
         Loans originated for resale         $18,368   $ 12,447   $12,624
         Proceeds from sale of loans
           originated for resale              17,656     12,970   11,678
         Gain on sale of loans originated
           for resale                            243        179       86

      Loan servicing fees                        116        123      115

      Balance at end of year
         Loans held for sale (secured by
           one-to-four-family residences)      2,057      1,103    1,447

--------------------------------------------------------------------------------

                                   (Continued)


                                      17.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES AND LOAN SERVICING
  (Continued)

The following summarizes the Company's activity in mortgage servicing rights for the year ended December 31:

                                                          1997     1996
                                                          ----     ----

      Balance at beginning of year                       $   97   $   --
      Additions                                             137       99
      Amortization                                          (14)      (2)
      Provision for impairment                               --       --
                                                         ------   ------

         Balance at end of year                          $  220   $   97
                                                         ======   ======

NOTE 5 - ALLOWANCE FOR LOSSES ON FORECLOSED REAL ESTATE

A summary of the activity in the allowance for losses on foreclosed real estate is as follows:

                                                    Year Ended December 31,
                                                    -----------------------
                                                     1997    1996   1995
                                                     ----    ----   ----

      Balance at beginning of year                   $ --   $  --   $  3
      Provision charged to income                       5      --      8
      Charge-offs                                      (4)     --    (11)
                                                     ----   -----   ----

         Balance at end of year                      $  1   $  --   $ --
                                                     ====   =====   ====

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                        ---December 31,--
                                                           ------------
                                                          1997     1996
                                                          ----     ----
      Cost
         Land and buildings                             $ 8,843   $6,017
         Furniture, fixtures, and equipment               2,539    2,158
                                                        -------   ------
                                                         11,382    8,175
      Less accumulated depreciation                       4,486    4,056
                                                        -------   ------

                                                        $ 6,896   $4,119
                                                        =======   ======

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             18.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled $17,859,000 and $12,093,000 at December 31, 1997 and 1996, respectively.

At December 31, 1997, scheduled maturities of certificates of deposit are as follows:

                  1998                                $ 130,278
                  1999                                   58,992
                  2000                                   19,985
                  2001                                    6,248
                  2002 and thereafter                     4,613
                                                      ---------

                                                      $ 220,116
                                                      =========

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

At December 31, 1997 and 1996, secured advances from the Federal Home Loan Bank were as follows:

       Interest           Maturity
         Rate               Date              1997              1996
         ----               ----              ----              ----

         6.03%             5/2/97           $    --           $ 2,500
         5.97             8/12/97                --             5,000
         6.09             9/25/97                --             2,000
         6.48            12/19/97                --             2,000
         6.33             3/25/98             3,000             3,000
         6.47              5/2/98             2,500             2,500
         6.59             6/19/98             2,000             2,000
         6.43             9/25/98             3,000             3,000
         6.62             9/25/99             2,000             2,000
         Floating       Open line                --            38,800
                                             ------            ------

                                            $12,500           $62,800
                                            =======           =======

The interest rate on floating advances was 6.95% as of December 31, 1996. The maximum amount of credit available, secured by a blanket lien on first mortgages, is the lesser of 60% of qualifying collateral or 35% of total assets of the Bank.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             19.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

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

NOTE 9 - INCOME TAXES

Income tax expense is summarized as follows:

                                                -Year Ended December 31,-
                                                 -----------------------
                                                 1997      1996     1995
                                                 ----      ----     ----

      Current                                   $  343   $   558  $1,365
      Deferred                                      61       151     (25)
                                                ------   -------  ------

                                                $  404   $   709  $1,340
                                                ======   =======  ======

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% in 1997, 1996, and 1995 to income before income taxes as a result of the following:

                                                      -- Year Ended December 31, --
                                                         -----------------------
                                                        1997       1996      1995
                                                        ----       ----      ----
      Expected income tax expense at
        federal tax rate                              $   473    $   639   $ 1,271
      State income tax (credit), net of federal tax      (100)        55        88
      Other items, net                                     31         15       (19)
                                                      -------    -------   -------

                                                      $   404    $   709   $ 1,340
                                                      =======    =======   =======

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             20.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

Deferred tax assets and liabilities are comprised of the following at December
31:

                                                          -- December 31,--
                                                             ------------
                                                            1997    1996
                                                            ----    ----

   Loans, principally due to allowance for losses          $ 209   $ 136
   Accrual for employee benefits                             118     131
   Unrealized loss on securities available-for-sale           --       3
   Other                                                      20      10
                                                           -----   -----
      Total deferred tax assets                              347     280

   FHLB stock dividends                                      142     142
   Premises and equipment, principally due to
     differences in depreciation                              59      33
   Originated mortgage servicing rights                       85      38
   Basis difference on acquired intangibles                   66       -
   Deferred loan fees                                        126     133
   Other                                                      --       1
                                                           -----   -----
      Total deferred tax liabilities                         478     347
                                                           -----   -----

         Net deferred tax liabilities                      $(131)  $ (67)
                                                           =====   =====

Management has not recorded a valuation allowance based on the amount of recoverable taxes paid in prior years.

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income on the financial statements. Retained earnings at December 31, 1997 and 1996 include approximately $10,583,000 (representing bad debt deductions accumulated through 1986) for which no deferred federal income tax liability has been recorded.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             21.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators for earnings per common share computations for the years ended December 31, 1997, 1996, and 1995 is presented below.

                                                         Year Ended December 31,
                                                         -----------------------
                                                         1997     1996     1995
                                                         ----     ----     ----
Basic Earnings Per Share
   Net income                                           $  986   $1,171   $2,398
   Less:  net income of Bank prior to conversion            --       --    1,378
                                                        ------   ------   ------

      Net income available to commons shareholders      $  986   $1,171   $1,020
                                                        ======   ======   ======

   Weighted average common shares outstanding            3,195    4,079    4,329
                                                        ======   ======   ======

      Basic Earnings Per Share                          $  .31   $  .29   $  .32
                                                        ======   ======   ======

Earnings Per Share Assuming Dilution
   Net income available to common shareholders          $  986   $1,171   $1,020
                                                        ======   ======   ======

   Weighted average common shares outstanding            3,195    4,079    4,329
   Add:  dilutive effect of assumed exercises:
      Incentive stock options                              103       16       --
                                                        ------   ------   ------

   Weighted average common and dilutive
     potential common shares outstanding                 3,298    4,095    4,329
                                                        ======   ======   ======

      Diluted Earnings Per Share                        $ 0.30   $ 0.29   $  .32
                                                        ======   ======   ======

NOTE 11 - STOCK BASED COMPENSATION PLANS

As part of the conversion transaction, the Company established an employee stock ownership plan ("ESOP") for the benefit of substantially all employees. The ESOP borrowed $3,760,000 from the Company and used those funds to acquire 376,000 shares of the Company's stock at $10 per share.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             22.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 11 - STOCK BASED COMPENSATION PLANS (Continued)

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

During 1997, 37,600 shares of stock with an average fair value of $16.57 per share were committed to be released, resulting in ESOP compensation expense of $623,000. Shares held by the ESOP at December 31 are as follows:

                                                             1997
                                                             ----

            Allocated shares                                    92
            Unallocated shares                                 282
                                                            ------

               Total ESOP shares                               374
                                                            ------

               Fair value of unallocated shares             $7,050
                                                            ======

The Company has a stock option plan under the terms of which 470,000 shares of the Company's common stock were reserved for issuance. The options become exercisable on a cumulative basis in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant.

A summary of the status of the Company's stock option plan and changes during the year are presented below:

                                                                     Weighted-
                                        December 31,   December 31,   Average
                                            1997           1996       Exercise
                                           Shares         Shares       Price
                                           ------         ------       -----

      Outstanding at beginning of year     407,600             --     $11.75
      Granted                                   --        407,600     $11.75
      Exercised                               (400)            --     $11.75
      Forfeited                                 --             --         --
                                          --------       --------
        Outstanding at end of year         407,200        407,600         --
                                          ========       ========

      Options exercisable at end of year   176,740         81,520
      Weighted-average fair value of
        options granted during year       $     --       $   3.85

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             23.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 11 - STOCK BASED COMPENSATION PLANS (Continued)

All of the outstanding options at December 31, 1997 relate to options granted in 1996 at an exercise price of $11.75 and have a remaining life of 8.5 years before expiration. These options are not fully vested. The exercise price equaled the market value on the date the options were granted.

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized at the date of grant. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan in 1997 and 1996 consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the pro forma amounts in the table below. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                 1997       1996
                                                 ----       ----

            Pro forma net income                $  823     $ 786
            Pro forma earnings per share
               Basic                               .26       .19
               Diluted                             .25       .19

The fair value of options granted in 1996 was estimated at the date of grant using a Black-Scholes option pricing model using the following assumptions: dividend yield of 2.0%, expected volatility factor of the expected market price of the Company's common stock of 15.0%, risk-free interest rate of 6.6%, and expected option term of 10 years.

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

In connection with the conversion to stock ownership, the Company adopted a Management Recognition and Retention Plan (MRP). In 1996, the Company contributed $2.1 million allowing the MRP to acquire 178,600 shares of common stock of the Company, at an average cost of $11.75 per share, to be awarded to directors and key employees. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders' equity. MRP compensation expense totaled $477,000 and $595,000 for the years ended December 31, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             24.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY MATTERS

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

At year-end, actual capital levels of the Bank and minimum required levels were:

                                                                                                    Minimum Required
                                                                                                        to Be Well
                                                                            Minimum Required        Capitalized Under
                                                                                for Capital         Prompt Corrective
                                                           Actual           Adequacy Purposes       Action Regulations
                                                           ------           -----------------       ------------------
1997                                                 Amount      Ratio       Amount      Ratio       Amount      Ratio
----                                                 ------      -----       ------      -----       ------      -----
Total capital (to risk-weighted assets)             $39,862       18.2%     $17,556        8.0%     $21,945       10.0%
Tier 1 (core) capital (to risk-weighted assets)      38,430       17.5        8,778        4.0       13,167        6.0
Tier 1 (core) capital (to average assets)            38,430       10.0       11,499        3.0       19,165        5.0

1996
----

Total capital (to risk-weighted assets)             $52,070       27.8%     $14,970        8.0%     $18,712       10.0%
Tier 1 (core) capital (to risk-weighted assets)      50,826       27.2        7,485        4.0       11,227        6.0
Tier 1 (core) capital (to average assets)            50,826       16.0        9,510        3.0       15,850        5.0

As of December 31, 1997, the most recent notification from the office of the Commissioner of Savings and Residential Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             25.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY MATTERS (Continued)

On June 30, 1995, the date of the Bank's conversion to a stock institution, the Bank established a liquidation account totaling $27,811,000. The liquidation account is maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

NOTE 13 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and unused lines of credit on consumer loans. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

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

These financial instruments are summarized as follows:

                                                        Approximate Contract or
                                                            Notional Amount
                                                            ---------------
                                                          ---December 31,---
                                                             ------------
                                                             1997     1996
                                                             ----     ----
Financial instruments, the contract amounts of which represent credit risk

   Commitments to extend credit (fixed and
   variable rate commitments of $2,173 and $1,567 at
   December 31, 1997; $4,391 and $1,739 at
   December 31, 1996)
      Commercial                                           $   423   $  920
      Mortgage                                               3,317    5,210
   Unused lines of credit on consumer loans                  4,381    4,117
   Undisbursed portion of construction loans                 3,116    4,572
   Unused lines of credit on commercial loans                8,070    3,005

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             26.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 13 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS (Continued)

Fixed rate mortgage loan commitments at December 31, 1997 have terms ranging from 60 to 212 days and rates ranging from 7.125% to 9.00%. Fixed rate mortgage loan commitments at December 31, 1996 have terms ranging from 60 to 302 days and rates ranging from 7.50% to 9.00%.

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

The Company and its subsidiary are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, results of operations, cash flows, and capital position of the Company and its subsidiary.

At December 31, 1997, the Company and its subsidiary were obligated under noncancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based primarily on increases in the average consumer price index. Net rent expenses under operating leases were approximately $99,000, $47,000, and $28,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

The projected minimum rental payments under the terms of the leases at December 31, 1997, net of projected sublease rentals, are as follows:

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             27.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 13 - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS (Continued)

                Year Ended
                December 31
                -----------

                  1998                                 $  95
                  1999                                    93
                  2000                                    84
                  2001                                    41
                  2002 and thereafter                      9
                                                       -----

                                                       $ 322
                                                       =====

There was one new lease entered into during the year ended December 31, 1997.

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Company maintains a noncontributory profit sharing plan for the benefit of eligible employees. The annual contribution to the plan is discretionary as determined by the Board of Directors; however, the amount is limited to fifteen percent of salaries of eligible employees. The Company contributed $134,000 to the profit sharing plan for the year ended December 31 1995. No contributions were made during 1996 or 1997.

In August 1994, the Bank entered into various deferred compensation agreements with directors and certain officers. These agreements provide for guaranteed payments for a specified period (ranging from 36 to 180 months) after a specified age is attained (ranging from age 65 to age 79). The liability for each covered director and officer is being accrued over the service period in which the benefit has been earned. The liability totaled approximately $275,000 and $299,000 at December 31, 1997 and 1996, respectively. Expense (income) of approximately $(43,497), $125,000, and $105,000 has been included in compensation and benefits in the accompanying statements of income for the years ended December 31, 1997, 1996, and 1995, respectively. The Bank is the beneficiary of life insurance policies on the directors and officers with an aggregate cash surrender value of $3,496,000 and $3,215,000 as of December 31, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             28.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables show the estimated fair value and the related carrying value of the Company's financial instruments. Items which are not financial instruments are not included.

                                                        --December 31, 1997--    --December 31, 1996--
                                                          -----------------        -----------------
                                                         Carrying   Estimated    Carrying    Estimated
                                                          Value     Fair Value     Value     Fair Value
                                                          -----     ----------     -----     ----------
ASSETS
Cash and cash equivalents                               $   4,612   $   4,612    $   4,350   $   4,350
Interest-bearing deposits with financial institutions      13,993      13,993        6,730       6,730
Securities available-for-sale                                  17          17        4,000       4,000
Securities held-to-maturity                                33,976      34,167       19,007      19,063
Loans held for sale                                         2,057       2,083        1,103       1,119
Loans receivable, net                                     307,237     309,508      282,066     280,913
Federal Home Loan Bank stock                                2,349       2,349        3,200       3,200
Cash surrender value of life insurance                      3,496       3,496        3,215       3,215
Accrued interest receivable                                 2,194       2,194        1,969       1,969
Mortgage servicing rights                                     220         220           97          97

LIABILITIES
Demand, NOW, money market, and savings deposits         $ (99,915)  $ (99,915)   $ (58,584)  $ (58,584)
Certificates of deposit                                  (220,116)   (220,596)    (144,339)   (145,189)
Advances from borrowers for taxes and insurance            (1,344)     (1,344)      (1,420)     (1,420)
Advances from Federal Home Loan Bank                      (12,500)    (12,547)     (62,800)    (62,640)
Accrued interest payable                                   (2,323)     (2,323)      (1,471)     (1,471)

For purposes of the above, the following assumptions were used. The estimated fair value for cash and cash equivalents; interest-bearing deposits with financial institutions; Federal Home Loan Bank stock; cash surrender value of life insurance; accrued interest receivable; mortgage servicing rights; demand, NOW, money market, and savings deposits; advances from borrowers for taxes and insurance; and accrued interest payable are considered to approximate their carrying values. The estimated fair value for investments is based on quoted market values for the individual securities or for equivalent securities. The loans held for sale estimated fair value is determined based upon FHLMC or other commitment rates for similar loans. The estimated fair value for loans is based on estimates of the rates the Company and the local market would charge for similar loans at December 31, 1997 and 1996, respectively, applied for the time period until estimated payment. The estimated fair value of certificates of deposit is based on estimates of the rates the Company and the local market pays on such deposits at December 31, 1997 and 1996, respectively, applied for the time period until maturity. The estimated fair value of term advances is based on calculating the present value of future cash flows using the current rate for an advance with a similar length of maturity. The estimated fair value of the open line of credit advance is considered to approximate its carrying value. Loan commitments are not included in the table above as their estimated fair value is immaterial.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             29.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

NOTE 16 - ACQUISITION

On January 3, 1997, the Bank purchased selected assets and assumed certain deposits of three branches from another financial institution. The following summarizes the assets purchased and liabilities assumed:

            Assets purchased
               Cash and due from banks                    $121,230
               Commercial real estate loans                  3,739
               Commercial loans                                550
               Consumer loans                                5,612
               Allowance on purchased loans                    (68)
               Premises and equipment                        2,706
               Intangible assets                            13,362
               Other assets                                     83
                                                          --------

                  Total assets purchased                  $147,214
                                                          ========

            Liabilities assumed
               Deposits                                   $145,520
               Other liabilities                             1,694
                                                          --------

                  Total liabilities assumed               $147,214
                                                          ========

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             30.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 16 - ACQUISITION (Continued)

Intangible assets, which arose from the acquisition of the branches consisted of the following at December 31:

                                                             1997
                                                             ----

            Excess of purchase price over fair value       $11,052
            Core deposit intangible                          2,310
                                                           -------
               Total                                        13,362
            Less accumulated amortization                     (719)
                                                           -------

            Intangible assets net                          $12,643
                                                           =======

The excess of purchase price over the fair value is being amortized over twenty five years. Amortization charged to expense was $442,000 for the year ended December 31, 1997.

The core deposit intangible assets were determined in consideration of the value of non-interest-bearing demand, NOW, savings, and money market deposit accounts assumed. The valuation method estimated annual cash flow differentials of the core deposit interest and handling costs of alternative funds sources, such as certificates of deposit, and then discounted such cash flow differentials to their present value. The core deposit intangible asset is being amortized to match the estimated run-off of core deposits acquired. Amortization charged to expense for the year ended December 31, 1997 was $277,000.

NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First Mutual Bancorp, Inc.

                            Condensed Balance Sheets
                           December 31, 1997 and 1996

                                                    1997          1996
                                                    ----          ----
ASSETS
Cash and cash equivalents                         $    38       $    79
Securities available-for-sale                          --         3,983
ESOP debt receivable                                2,820         3,196
Investment in bank subsidiary                      51,095        50,864
Accrued interest receivable and other assets           28           206
Interest-bearing certificates of deposit at
  other financial institutions                        501         4,200
                                                  -------       -------

                                                  $54,482       $62,528
                                                  =======       =======

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             31.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                                                        1997          1996
                                                        ----          ----
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities                $    293      $    311

Stockholders' equity
   Common stock                                            470           470
   Additional paid-in capital                           45,420        45,104
   Unearned ESOP shares                                 (2,820)       (3,196)
   Unearned stock awards                                (1,027)       (1,504)
   Retained earnings                                    29,523        29,578
   Treasury stock                                      (17,377)       (8,231)
   Unrealized loss on AFS securities, net of tax            --            (4)
                                                      --------      --------

                                                      $ 54,482      $ 62,528
                                                      ========      ========

                         Condensed Statements of Income
                     Years ended December 31, 1997 and 1996
                and period July 1, 1995 through December 31, 1995

                                                  1997         1996        1995
                                                  ----         ----        ----
Income
   Securities                                   $    15      $   462     $   227
   ESOP interest income                             244          275          --
   Net gain (loss) on sale of securities             (6)           1          --
   Other interest earning assets                     80          372         468
   Dividends from subsidiary                      2,000           --          --
                                                -------      -------     -------
      Total income                                2,333        1,110         695

Expenses
   Compensation and benefits                         27           26          14
   Other expenses                                   288          262         112
                                                -------      -------     -------
      Total expenses                                315          288         126
                                                -------      -------     -------

Income before income taxes                        2,018          822         569

Income taxes                                          4          282         199
                                                -------      -------     -------
Income before equity in undistributed
  earnings of bank subsidiary                     2,014          540         370

(Over-distributed) undistributed earnings
  in bank subsidiary                             (1,028)         631       1,020
                                                -------      -------     -------

Net income                                      $   986      $ 1,171     $ 1,390
                                                =======      =======     =======

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             32.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                       Condensed Statements of Cash Flows
                     Years ended December 31, 1997 and 1996
                and period July 1, 1995 through December 31, 1995

                                                                     1997          1996          1995
                                                                     ----          ----          ----
Cash flows from operating activities
   Net income                                                      $    986      $  1,171      $  1,390
   Adjustments to reconcile net income to
     net cash provided by operating activities
      Equity in over-distributed (undistributed)
        earnings of subsidiary                                        1,028          (631)       (1,020)
      Amortization of premiums and discounts
        on securities                                                   (50)           (6)            9
      Loss (gain) on the sale of securities available-for-sale            6            (1)           --
      Change in
         Other assets                                                   175           252          (425)
         Other liabilities                                               22           (54)           45
                                                                   --------      --------      --------
            Net cash provided by operating activities                 2,167           731            (1)

Cash flows from investing activities
   Purchase of stock of First Mutual                                     --            --       (22,700)
   Purchase of securities held-to-maturity                               --            --        (5,930)
   Purchase of securities available-for-sale                             --        (3,015)       (3,032)
   Proceeds from the sale/maturities of securities available-
     for-sale                                                         4,034         7,986            --
   Change in interest-bearing deposits                                3,699         5,620        (9,820)
   Capital contribution to subsidiary                                   (89)         (104)          (26)
                                                                   --------      --------      --------
      Net cash provided by (used in) investing activities             7,644        10,487       (41,508)

Cash flows from financing activities
   Proceeds from stock issuance                                          --            --        41,640
   Payment received on loan to ESOP                                     376           376           188
   Purchase of treasury stock                                        (9,151)      (10,330)           --
   Exercise of stock options                                              5            --            --
   Dividends paid                                                    (1,082)       (1,201)         (303)
                                                                   --------      --------      --------
      Net cash provided by (used in) financing activities            (9,852)      (11,155)       41,525
                                                                   --------      --------      --------

Net change in cash and cash equivalents                                 (41)           63            16

Cash and cash equivalents at beginning of period                         79            16            --
                                                                   --------      --------      --------

Cash and cash equivalents at end of period                         $     38      $     79      $     16
                                                                   ========      ========      ========

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             33.

                    FIRST MUTUAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996, and 1995
                     (Table amounts in thousands of dollars)
                              except per share data

--------------------------------------------------------------------------------

NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

                                     ----------------Three Months Ended----------------
                                                     ------------------
                                     March 31      June 30    September 30  December 31
                                     --------      -------    ------------  -----------
1997
----

Interest income                       $ 7,235      $ 7,238     $ 7,163        $ 6,993
Interest expense                        4,392        4,359       4,294          4,162
                                      -------      -------     -------        -------

Net interest income                     2,843        2,879       2,869          2,831

Provision for loan losses                 160           93         143            164
Other income                              353          413         459            494
Other expense                           2,996        2,557       2,787          2,851
                                      -------      -------     -------        -------

Income before income taxes                 40          642         398            310

Income tax expense (benefit)              (41)         206         127            112
                                      -------      -------     -------        -------

Net income                            $    81      $   436     $   271        $   198
                                      =======      =======     =======        =======

Earnings per common share
   Basic                              $   .02      $   .14     $   .09        $   .06
   Diluted                            $   .02      $   .14     $   .08        $   .06


                                     ----------------Three Months Ended----------------
                                                     ------------------
                                     March 31      June 30    September 30  December 31
                                     --------      -------    ------------  -----------
1996
----

Interest income                       $ 5,016      $ 5,277     $ 5,543        $ 5,906
Interest expense                        2,456        2,627       2,961          3,310
                                      -------      -------     -------        -------

Net interest income                     2,560        2,650       2,582          2,596

Provision for loan losses                  25           25          25             38
Other income                              269          265         256            275
Other expense                           1,611        1,889       3,834          2,126
                                      -------      -------     -------        -------

Income (loss) before income taxes       1,193        1,001      (1,021)           707

Income tax expense (benefit)              435          430        (416)           260
                                      -------      -------     -------        -------

Net income (loss)                     $   758      $   571     $  (605)       $   447
                                      =======      =======     =======        =======

Earnings (loss) per common share
   Basic                              $   .18      $   .14     $  (.15)       $   .12
   Diluted                            $   .18      $   .14     $  (.15)       $   .12

--------------------------------------------------------------------------------


                                                                             34.